The information in this prospectus supplement and the accompanying prospectus is not complete and may be amended. We may not sell these securities until we deliver a final prospectus supplement and accompanying prospectus. This prospectus supplement and the accompanying prospectus are not an offer to sell nor are they seeking an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)

Registration Nos. 333-60756 and 333-60756-01

SUBJECT TO COMPLETION — DATED JUNE 3, 2005

Prospectus Supplement to Prospectus dated July 22, 2004

$            ●

Series 2005-1 Floating Rate Asset Backed Notes
Ford Credit Floorplan Master Owner Trust A
Issuer

Ford Credit Floorplan Corporation Ford Credit Floorplan LLC	Ford Motor Credit Company
Transferors	Seller and Servicer

Before you purchase any note, you should carefully consider the risk factors beginning on page S-10 of this prospectus supplement and on page 11 of the accompanying prospectus.

The sole source of payments on the notes is the trust assets. The notes are obligations of the trust only and are not interests only and are not interests in or obligations of Ford Motor Company, Ford Motor Credit Company, Ford Credit Floorplan Corporation, Ford Credit Floorplan LLC or any other person.

This prospectus supplement may be used to offer and sell the notes only if it is accompanied by the prospectus.

The notes:

	Class A notes	Class B notes

Principal amount	$ ●	$ ●
Interest rate	One-month LIBOR plus ● % per year	One-month LIBOR plus ● % per year
Interest payment dates	Monthly on the 15th, beginning July 15, 2005	Monthly on the 15th, beginning July 15, 2005
Expected final payment date	May 15, 2008	May 15, 2008
Final maturity date	May 17, 2010	May 17, 2010
Price to public per note	100.00%	100.00%
Underwriting discount per note	● %	● %
Proceeds to issuer per note	● %	● %

The total price to public is $      ●      , the total underwriting discount is $      ●      and the total amount of proceeds to the issuer is $      ●      .

Trust assets:

•	Consisting primarily of a revolving pool of receivables arising from time to time in connection with the purchase and financing by motor vehicle dealers located in the U.S. of their new and used automobile and light-duty truck inventory.

Credit enhancement:

•	The transferor interest in the trust is subordinated to the Series 2005-1 notes to the extent of the available subordinated amount. The available subordinated amount will initially equal approximately $ ● .

•	The Class B notes are subordinated to the Class A notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the attached prospectus. Any representation to the contrary is a criminal offense.

We expect to issue your series of notes on or about June ●, 2005 in book-entry form only.

ABN AMRO Incorporated

Barclays Capital
Credit Suisse First Boston

The date of this prospectus supplement is June        ●       , 2005

S-i

WHERE TO FIND INFORMATION IN THIS PROSPECTUS SUPPLEMENT

AND THE PROSPECTUS

We provide information to you about your series of notes in an offering document made up of two parts:

•	this prospectus supplement, which specifies the terms of your series including information about the receivables owned and to be owned by the trust issuing your series, and

•	the prospectus, which provides general information, some of which may not apply to a particular trust or to a particular series of notes, including your series, issued by that trust.

If the terms of your series of notes vary between the prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

You should rely only on the information provided in the prospectus and this prospectus supplement. We have not authorized anyone to provide you with other or different information. You should not assume that the information in the prospectus and this prospectus supplement is accurate on any date other than the dates stated on their covers.

This prospectus supplement uses defined terms. Definitions can be found in the “Glossary” beginning on page S-42 of this prospectus supplement and beginning on page 79 of the accompanying prospectus.

We include cross references in this prospectus supplement and the prospectus to captions in these materials where you can find further related discussions. The Table of Contents on the previous page and the Table of Contents in the prospectus provide the pages on which these captions are located.

LIMITATIONS ON OFFERS OR SOLICITATIONS

We do not intend this offering document to be an offer or solicitation under any of the following circumstances:

•	when it is used in a jurisdiction in which such offer or solicitation is not authorized;

•	when the person making the offer or solicitation is not qualified to do so; or

•	when the offer or solicitation is made to anyone to whom it is unlawful to make the offer or solicitation.

TRANSACTIONS THAT MAY AFFECT THE PRICE OF YOUR NOTES

The underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of your notes. Such transactions may include stabilizing and the purchase of the notes to cover syndicate short positions. For a description of these activities, see “Underwriting” in this prospectus supplement.

PROSPECTUS SUPPLEMENT SUMMARY

       This summary highlights information about the Series 2005-1 notes and the trust issuing the Series 2005-1 notes. This summary does not contain all of the information that you need to consider in making your investment decision. You should carefully read this prospectus supplement and the accompanying prospectus, each in its entirety, before you purchase any Series 2005-1 note.

The Parties

Trust/ Issuer

Ford Credit Floorplan Master Owner Trust A, a Delaware statutory trust formed by the transferors, the owner trustee and the Delaware trustee on June 29, 2001. The trust’s principal place of business is located at 101 Barclay Street, Floor 8 West, New York, New York 10286, and its telephone number is (212) 495-1784.

Transferors

Ford Credit Floorplan Corporation, a Delaware corporation, and Ford Credit Floorplan LLC, a Delaware limited liability company, are the transferors of the receivables to the trust. The principal executive offices of both transferors are located at One American Road, Dearborn, Michigan 48126, and their telephone number is (313) 594-3495.

In this prospectus supplement, we refer to Ford Credit Floorplan Corporation as “FCF Corp” and to Ford Credit Floorplan LLC as “FCF LLC” and to both as the “transferors.”

Seller, Servicer and Administrator

Ford Motor Credit Company, a Delaware corporation and a wholly-owned indirect subsidiary of Ford Motor Company. Its principal executive offices are located at One American Road, Dearborn, Michigan 48126, and its telephone number is (313) 322-3000.

In this prospectus supplement, we refer to Ford Motor Company as “Ford” and refer to Ford Motor Credit Company as “Ford Credit.”

Indenture Trustee

JPMorgan Chase Bank, N.A., a national banking association. Its address is 4 New York Plaza, 6th Floor, New York, New York 10004-2477, and its telephone number is (212) 623-5600.

Owner Trustee and Delaware Trustee

The Bank of New York, a New York banking corporation, is the owner trustee of the trust. Its address is 101 Barclay Street, Floor 8 West, New York, New York 10286, and its telephone number is (212) 495-1784.

The Bank of New York (Delaware), a Delaware banking corporation, is the Delaware trustee of the trust. Its address is 502 White Clay Center, Route 273, P.O. Box 6973, Newark, Delaware 19714, and its telephone number is (302) 283-8079.

The Trust Assets

The Receivables

The primary assets of the trust will consist of a revolving pool of receivables arising from time to time in connection with the purchase and financing by motor vehicle dealers located in the U.S. of their new and used automobile and light-duty truck inventory. The receivables arise in designated accounts and are comprised of principal receivables and interest receivables. Accounts may be designated for the trust either directly or indirectly through participation interests held by the trust as described under “— Interests in Other Floorplan Assets” in this prospectus supplement. Unless otherwise indicated, references to receivables and accounts in this prospectus supplement include the receivables and accounts held by the trust both directly and indirectly through any participation interests.

As of March 31, 2005, the “statistical calculation date” for the Series 2005-1 notes, the aggregate outstanding principal balance of the receivables was approximately $19.2 billion. The number of designated accounts giving rise to these receivables is

3,831. See “The Trust Portfolio” in this prospectus supplement for more information about these receivables and the related designated accounts.

The designated accounts constitute a significant portion, but not all, of Ford Credit’s entire U.S. portfolio of dealer floorplan accounts. See “Ford Credit’s U.S. Dealer Floorplan Portfolio” in this prospectus supplement and “Ford Credit’s Dealer Floorplan Financing Business” in the accompanying prospectus for information about all the accounts and related receivables in Ford Credit’s entire U.S. dealer floorplan portfolio.

Interests in Other Floorplan Assets

The trust assets may include interests in other floorplan assets, such as:

•	participation interests, called “affiliated participation interests”, in pools of assets existing outside the trust and consisting primarily of receivables arising in connection with dealer floorplan financing arrangements originated by Ford Credit or one of its affiliates;

•	participation interests in receivables arising under dealer floorplan financing arrangements originated by a third party and participated to Ford Credit;

•	receivables originated by Ford Credit under syndicated floorplan financing arrangements between a motor vehicle dealer and a group of lenders, one of which is Ford Credit;

•	receivables, called “third-party financed in-transit receivables”, representing dealer payment obligations in respect of the in-transit period and arising from purchases of Ford-manufactured or - distributed vehicles, but for which Ford Credit will not be the dealer’s finance source and which are payable generally upon delivery of the vehicles to the dealers; or

•	receivables arising under dealer floorplan financing arrangements originated by a third party and purchased by Ford Credit.

On the closing date, the trust will own an affiliated participation interest and third-party financed in-transit receivables, but will not own interests in any of the other types of other floorplan assets.

The transferors may transfer additional affiliated participation interests or other types of other floorplan assets to the trust without your prior review or consent so long as each rating agency has confirmed that adding these interests will not cause it to reduce or withdraw its ratings of the Series 2005-1 notes or any other notes issued by the trust.

Excess Funding Account

In certain circumstances, the trust assets will also include cash collateral held in an account called the “excess funding account”. If funds are on deposit in the excess funding account, a portion of such funds, called the “Series 2005-1 excess funding amount”, together with any other amounts on deposit in the excess funding account that are allocated to the Series 2005-1 notes, will be treated as available investor principal collections and will be available to make payments on the Series 2005-1 notes in certain circumstances described under “Series Provisions — Distributions from the Excess Funding Account” in this prospectus supplement.

The Series 2005-1 Notes

Closing Date

We expect to issue the Series 2005-1 notes on or about June ●, 2005.

Interest

The Class A notes will bear interest at one-month LIBOR as determined before the start of each interest period plus        ●       % per annum.

The Class B notes will bear interest at one-month LIBOR as determined before the start of each interest period plus        ●       % per annum.

For each class of Series 2005-1 notes, interest will be calculated as follows:

Principal balance at end of prior interest period	×	Actual number of days in interest period 360	×	Note interest rate

Each interest period begins on and includes a distribution date and ends on but excludes the following distribution date. The first interest period, however, will begin on and include the closing date.

We will pay interest on the Series 2005-1 notes on each distribution date, which will be the 15th day of each month or, if such day is not a business day, the following business day. The first distribution date for the Series 2005-1 notes will be July 15, 2005. However, we will not pay any interest on the Class B notes on any distribution date unless the interest payable on the Class A notes has been paid.

You may obtain the note interest rates for the current interest period by contacting the indenture trustee.

See “Series Provisions — Interest Payments” in this prospectus supplement for a description of how and when the indenture trustee will determine LIBOR.

Principal

We expect to pay the principal of each class of Series 2005-1 notes in full on the May 15, 2008 distribution date, which is the expected final payment date for the Series 2005-1 notes. However, we will not pay any principal on the Class B notes unless the Class A notes have been paid in full.

We are scheduled to begin accumulating available investor principal collections starting on the first day of the November 2007 collection period for payment to the Series 2005-1 noteholders on the expected final payment date. Depending on the performance of the trust assets and the amount of any other outstanding series in principal sharing group one, we may begin accumulating at a later date.

Principal on the Series 2005-1 notes may be paid earlier or later than the expected final payment date or in reduced amounts. You will not be entitled to any premium for early or late payment of principal. If an event of default or an amortization event occurs, principal on your Series 2005-1 notes may be paid earlier than expected. If the Series 2005-1 notes are not paid in full on the expected final payment date, we will use (i) available investor principal collections and (ii) available transferor collections (in an amount not to exceed the available subordinated amount) to pay principal on the Series 2005-1 notes until they are paid in full or until the May 17, 2010 distribution date, whichever is earlier. The May 17, 2010 distribution date is the final maturity date for the Series 2005-1 notes.

For more information about principal payments, see “Series Provisions — Principal Payments” in this prospectus supplement.

Credit Enhancement

The credit enhancement described below is available for your series’ benefit only and, in the case of the subordination of the Class B notes, benefits the Class A notes only. You are not entitled to the benefits of any credit enhancement available to any other series that the trust has issued or may issue from time to time.

Subordination of the Transferor Interest

A portion of the transferor interest in the trust is subordinated to the Series 2005-1 notes to the extent of the available subordinated amount as described in this prospectus supplement. The available subordinated amount will initially be approximately $       ●       , but is subject to reductions and increases from time to time. See “Series Provisions — Credit Enhancement — Available Subordinated Amount” in this prospectus supplement.

Subordination of Class B Notes

The Class B notes are subordinated to the Class A notes in the payment of interest and principal to the extent described in this prospectus supplement. See “Series Provisions — Credit Enhancement — Subordination of Class B Notes” in this prospectus supplement.

Accumulation Period Reserve Account

An accumulation period reserve account will be established to assist with the payment of interest on the Series 2005-1 notes during the controlled accumulation period. The accumulation period reserve account will be funded from available investor interest collections and other amounts, after certain required distributions and deposits. The amount required to be on deposit in the accumulation period reserve account will equal 0.25% of the initial principal balance of the Series 2005-1 notes.

Events of Default

The Series 2005-1 notes are subject to specified events of default described under “Series Provisions — Events of Default” in this prospectus supplement and “Description of the Indenture — Events of Default; Rights upon Event of Default” in the accompanying prospectus. Among these events is the failure to pay interest on either class of Series 2005-1 notes for 35 days after it is due or the failure to pay principal on the final maturity date for the Series 2005-1 notes.

If an event of default that applies to the Series 2005-1 notes occurs and continues, the indenture trustee or the holders of at least a majority of the outstanding principal balance of the Series 2005-1 notes may declare the Series 2005-1 notes to be immediately due and payable. That declaration may, under limited circumstances, be rescinded by the holders of at least a majority of the outstanding principal balance of the Series 2005-1 notes.

After an event of default and the acceleration of the Series 2005-1 notes, funds from trust assets allocated to the Series 2005-1 notes will be applied to pay interest and principal on the Series 2005-1 notes to the extent permitted by law. Interest collections and principal collections will be applied to make monthly interest and principal payments on the Series 2005-1 notes until the date those notes are paid in full or until the final maturity date, whichever occurs first.

If the Series 2005-1 notes are accelerated, the indenture trustee may or, in limited cases, will at the direction of the holders of a specified percentage of the outstanding principal balance of each class of Series 2005-1 notes:

•	institute proceedings in its own name for the collection of all amounts then payable on the Series 2005-1 notes;

•	take any other appropriate action to protect and enforce the rights and remedies of the indenture trustee and the Series 2005-1 noteholders; or

•	foreclose on a portion of the trust assets by causing the trust to sell a portion of those assets to permitted purchasers under the indenture.

See “Description of the Indenture — Events of Default; Rights upon Event of Default” in the accompanying prospectus.

Amortization Events

Payment of the principal of the Series 2005-1 notes will begin earlier than expected upon the occurrence of adverse events, called “amortization events”. If an amortization event that applies to the Series 2005-1 notes or to all series issued by the trust occurs, the trust will use (i) available investor principal collections and (ii) available transferor collections (in an amount not to exceed the available subordinated amount) each month to pay principal on the Series 2005-1 notes.

Amortization events may occur if either transferor fails to make required distributions or deposits, violates other covenants and agreements or has made representations and warranties that are materially incorrect.

Other amortization events consist of:

•	the occurrence of a servicer default that has a significant adverse effect on the Series 2005-1 noteholders;

•	the Class A or Class B notes are not paid in full on the expected final payment date;

•	the average monthly principal payment rate for three consecutive collection periods is less than 21%;

•	the available subordinated amount falls below the required subordinated amount for a period of five business days;

•	the amounts on deposit in the excess funding account exceed 30% of the sum of the adjusted invested amounts of all outstanding series issued by the trust for three consecutive collection periods;

•	either transferor fails to transfer to the trust receivables arising in connection with additional designated accounts or, if applicable, interests in other floorplan assets within ten business days after the date it is required to do so under the related transfer and servicing agreement;

•	the occurrence of a bankruptcy, insolvency or similar event relating to the transferors, Ford Credit or Ford;

•	the trust becomes subject to regulation as an “investment company” under the Investment Company Act of 1940; and

•	the Series 2005-1 notes are accelerated following an event of default under the indenture.

For a more detailed discussion of amortization events, see “Series Provisions — Amortization Events” in this prospectus supplement and “Description of the Notes — Amortization Events” in the accompanying prospectus.

Other Interests in the Trust

Other Series

The trust has issued other series of notes, each of which is also secured by the assets of the trust. Annex I to this prospectus supplement summarizes certain characteristics of each outstanding series of notes which was previously issued by the trust.

From time to time, the trust may issue additional series of notes secured by the trust assets. The trust may issue an additional series without your prior review or consent so long as the issuance of that additional series meets the conditions described under “Description of the Notes — New Issuances” in the accompanying prospectus.

Transferor Interest

The interest in the trust assets not securing your series or any other series is the transferor interest. The transferors or their affiliates will initially own the transferor interest. They may, however, subsequently sell all or a portion of their interests in the transferor interest to another party through the issuance of a supplemental interest. A portion of the transferor interest is subordinated to the interests of the Series 2005-1 notes in the trust to the extent of the available subordinated amount. In addition, other portions of the transferor interest may be subordinated to the interests of other series of notes issued by the trust.

Allocation of Collections

The servicer will collect payments on the receivables and on interests in other floorplan assets. The servicer will deposit these collections, up to specified amounts, into a collection account. The servicer will keep track of those collections that are interest collections and those collections that are principal collections. The servicer will also keep track of the “defaulted amount”, which is those principal receivables and the principal portion of any interests in other floorplan assets that are written off as uncollectible.

Each month, the servicer will allocate interest collections and principal collections received and the defaulted amount among:

•	your series;

•	other outstanding series of notes that the trust has issued; and

•	the transferor interest.

The amounts allocated to your series will be determined based generally on the size of your series’ invested amount compared with the pool balance, which is the total amount of the principal receivables and, if applicable, the principal portion of any interests in other floorplan assets. The invested amount of the

Series 2005-1 notes on the closing date will be $       ●       . If the invested amount of your series declines, amounts allocated and available to make required distributions and deposits for your series and to make required payments to you may be reduced. For a description of the allocation calculations and the events that may lead to these reductions, see “Series Provisions — Investor Percentages” and “— Investor Default Amount and Reallocated Principal Collections” in this prospectus supplement.

Groups

Your series will not be a shared enhancement series or part of an interest reallocation group.

Excess Interest Sharing Group One

Your series will be included in a group of series referred to as excess interest sharing group one. To the extent that available investor interest collections are not needed to make required distributions or deposits for your series, we will apply these excess funds to cover any shortfalls of required distributions and deposits for other series in excess interest sharing group one. In addition, you may receive the benefits of excess interest collections allocated from other series in excess interest sharing group one. See “Series Provisions — Excess Interest Sharing Group One” in this prospectus supplement.

Principal Sharing Group One

Your series will also be included in a group of series referred to as principal sharing group one. To the extent that available investor principal collections are not needed to make any required distributions or deposits for your series, we will apply these funds to cover any shortfalls of required principal distributions and deposits for other series in principal sharing group one. Any reallocation for this purpose will not reduce the invested amount of your series. In addition, you may receive the benefits of shared principal collections allocated from other series in principal sharing group one. See “Series Provisions — Principal Sharing Group One” in this prospectus supplement.

Application of Collections

Interest Collections

On each distribution date, available investor interest collections will be applied in the following order of priority:

•	to pay interest due on the Class A notes;

•	to pay interest due on the Class B notes;

•	to pay the monthly servicing fee for your series if Ford Credit or one of its affiliates is no longer the servicer;

•	to cover your series’ investor default amount;

•	to reimburse reductions in your series’ invested amount resulting from investor charge-offs that have not been previously reimbursed;

•	to reimburse reductions in your series’ invested amount due to reallocated principal collections;

•	beginning on the accumulation period reserve account funding date, to fund the accumulation period reserve account up to the accumulation period reserve account required amount;

•	to pay the monthly servicing fee for your series if Ford Credit or one of its affiliates is the servicer;

•	to increase the available subordinated amount up to the required subordinated amount;

•	to cover any shortfalls for other series in excess interest sharing group one; and

•	to the holders of the transferor interest.

For a more detailed description of these applications, see “Series Provisions Application of Collections — Payment of Interest, Fees and Other Items” in this prospectus supplement.

Principal Collections

The order of priority for the application of available investor principal collections on each distribution date will depend on whether your series is in the revolving period, the controlled accumulation period or the early amortization period.

•	Revolving Period. The revolving period for your series begins on the closing date and ends on the close of business on the day immediately preceding the date on which the controlled accumulation period or the early amortization period begins. During the revolving period, no principal will be paid to you or accumulated in the principal funding account for your series. Instead, available investor principal collections will be treated as shared principal collections and made available to make required principal distributions and deposits for other series in principal sharing group one, and then paid to the holders of the transferor interest to the extent not required to be deposited into the excess funding account.

•	Controlled Accumulation Period. The controlled accumulation period for your series is scheduled to begin on the first day of the November 2007 collection period, but may begin at a later date. During the controlled accumulation period, available investor principal collections will be deposited into the principal funding account up to a controlled deposit amount. Any remaining available investor principal collections will be treated as shared principal collections and made available to make required principal distributions and deposits for other series in principal sharing group one, and then paid to the holders of the transferor interest, to the extent not required to be deposited into the excess funding account. On the expected final payment date, the amounts on deposit in the principal funding account will be paid first to the Class A noteholders and then to the Class B noteholders.

•	Early Amortization Period. If an amortization event occurs, the early amortization period will begin. During the early amortization period, (i) available investor principal collections and (ii) available transferor collections (in an amount not to exceed the available subordinated amount) will be paid first to the Class A noteholders and then to the Class B noteholders.

For a more detailed description of these applications, see “Series Provisions Application of Collections — Payment of Principal” in this prospectus supplement.

Servicing Fee Rate

The trust will pay the servicer a monthly fee equal to 1% per annum or such lesser percentage as may be specified by the servicer.

Optional Redemption

The trust has the option to redeem your notes when the outstanding principal balance of the Series 2005-1 notes has been reduced to 10% or less of their initial principal balance. See “Description of the Notes — Final Payment of Principal; Termination” in the accompanying prospectus.

Note Ratings

At least one nationally recognized rating agency will initially rate the Class A notes in the highest rating category for long-term debt obligations.

At least one nationally recognized rating agency will initially rate the Class B notes no lower than in the “A” rating category or its equivalent for long-term debt obligations.

Denominations

Beneficial interests in the Series 2005-1 notes may be purchased in $1,000 increments only.

Registration, Clearance and Settlement

The Series 2005-1 notes will be in book-entry form and will be registered in the name of

Cede & Co., as the nominee of The Depository Trust Company. Except in limited circumstances, you will not receive a definitive instrument representing your notes. See “Description of the Notes — Definitive Notes” in the accompanying prospectus.

You may elect to hold your notes through The Depository Trust Company, in the United States, or Clearstream Banking, socíété anonyme or the Euroclear System, in Europe.

Transfers will be made in accordance with the rules and operating procedures of those clearing systems. See “Description of the Notes — Book-Entry Registration” in the accompanying prospectus.

Tax Status

Dewey Ballantine LLP, as tax counsel, is of the opinion that, for U.S. federal income tax purposes, the Series 2005-1 notes will be characterized as debt and the trust will not be classified as an association or publicly traded partnership taxable as a corporation.

By your acceptance of a Series 2005-1 note, you agree to treat your note as debt for U.S. federal, state and local income and franchise tax purposes.

See “Material Federal Income Tax Consequences” in this prospectus supplement and “Material Federal Income Tax Consequences” and “State and Local Tax Consequences” in the accompanying prospectus for additional information concerning the application of U.S. federal, state and local tax laws.

ERISA Considerations

Subject to important considerations described under “ERISA Considerations” in this prospectus supplement and in the accompanying prospectus, the Series 2005-1 notes are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts. A fiduciary or other person contemplating purchasing Series 2005-1 notes on behalf of or with the plan assets of any plan or account should consult with its counsel regarding whether the purchase or holding of Series 2005-1 notes could give rise to a transaction that is prohibited or is not otherwise permitted under ERISA or Section 4975 of the Internal Revenue Code.

Risk Factors

Investment in the Series 2005-1 notes involves risks. You should consider carefully the risk factors beginning on the following page of this prospectus supplement and on page 11 of the accompanying prospectus.

RISK FACTORS

       In addition to the risk factors on page 11 of the accompanying prospectus, you should consider the following risk factors in deciding whether to purchase any Series 2005-1 notes.

Credit enhancement is limited and if exhausted could result in a loss on your notes	Credit enhancement for your notes will be provided by the subordination of a portion of the transferor interest to the extent of the available subordinated amount as described in this prospectus supplement. In addition, the Class B notes are subordinated to the Class A notes to the extent described in this prospectus supplement. The amount of this credit enhancement is limited and may be reduced from time to time. If the credit enhancement for your notes is exhausted, you are much more likely to incur a loss on your notes. See “Series Provisions — Credit Enhancement” in this prospectus supplement for more information about credit enhancement for the Series 2005-1 notes.

The Class B notes are subject to greater credit risk because they are subordinated to the Class A notes, which could result in reduced or delayed payments on the Class B notes	The Class B notes bear greater credit risk than the Class A notes because the payment of interest on the Class B notes is subordinated in priority to the payment of interest due on the Class A notes and the payment of principal on the Class B notes will not be made until the principal of the Class A notes has been paid in full. In addition, the Class B notes bear the risk of charge-offs before the Class A notes due to unfunded investor default amounts. The Class B notes will also incur reductions in the Class B invested amount due to reallocated principal collections used to fund shortfalls in interest payments on the Class A notes not otherwise covered from available investor interest collections, excess interest collections from excess interest sharing group one or the available subordinated amount. This subordination could result in reduced or delayed payments of principal and interest on the Class B notes.

A decrease in the dealer repayment rate could result in reduced or delayed payments on your notes	The payment of principal on your notes will depend primarily on dealer repayments of receivables. Pursuant to the terms of the designated account financing agreements, dealers are generally required to repay a receivable upon the retail sale or lease of the underlying vehicle. The timing of these sales and leases is uncertain, and we cannot assure you that any particular pattern of dealer repayments will occur. Ford Credit’s ability to compete in the current industry environment will affect its ability to generate new receivables and could also affect payment patterns on the receivables. The actual rate of accumulation of principal in the principal funding account and the amount of available investor principal collections will depend on such factors as the rate of repayment and the rate of default by dealers. Any significant decline in the dealer repayment rate during the controlled accumulation period or the early amortization period for your notes could result in reduced or delayed payments on your notes.

An increase in the dealer repayment rate and/or a decrease in the generation of new receivables could result in accelerated payments on your notes	If the dealer repayment rate during the revolving period significantly exceeds the rate at which new receivables are generated — which could occur as a result of an increase in the rate of sale or lease of the underlying vehicles or a decrease in the generation of new receivables, or both — principal collections otherwise payable to the holders of the transferor interest will be accumulated in the excess funding account in order to maintain the net adjusted pool balance at a specified level. However, if the amounts on deposit in the excess funding account exceed 30% of the sum of the adjusted invested amounts of all outstanding series issued by the trust for three consecutive collection periods, an amortization event will occur and your notes will be paid from (i) available investor principal collections and (ii) available transferor collections (in an amount not to exceed the available subordinated amount), which could result in accelerated payments on your notes.

Economic and social factors could lead to slower retail sales and leases of the vehicles, which could result in accelerated, reduced or delayed payments on your notes	Payment of the receivables depends primarily on the retail sale or lease of the underlying vehicles by the dealers. The level of retail sales and leases of vehicles may change because of a variety of economic and social factors. Economic factors include interest rates, unemployment levels, the rate of inflation and consumer perception of general economic conditions. The use of incentive programs (e.g., manufacturers’ rebate programs and low-interest-rate financing) may also affect retail sales and leases. Social factors include consumer perception of Ford-branded products in the marketplace and consumer demand for vehicles generally. We cannot determine or predict whether or to what extent economic or social factors will affect the level of retail sales and leases. Any significant decline in the level of retail sales or leases could result in accelerated, reduced or delayed payments on your notes.

Increased losses could result in accelerated, reduced or delayed payments on your notes	We cannot assure you that the historical level of losses experienced by Ford Credit on its U.S. dealer floorplan portfolio is predictive of future performance of the trust’s receivables. Losses could increase significantly for various reasons, including changes in the local, regional or national economies or due to the other events. Any significant increase in losses on the receivables could result in accelerated, reduced or delayed payments on your notes.

Payment on the notes is dependent upon Ford’s and Ford Credit’s business prospects	The receivables owned by the trust primarily arise out of the financing provided by Ford Credit to Ford-franchised dealers. The level of principal collections therefore depends upon Ford’s continuing ability to manufacture vehicles and to maintain franchise dealer relationships, and upon Ford Credit’s ability to provide such financing. Investors should consider the ongoing business prospects of Ford and Ford Credit in deciding whether to purchase Series 2005-1 notes. See “Where You Can Find More Information” in the accompanying prospectus for additional sources of information about Ford and Ford Credit.

Geographic concentration may increase risk of reduced or delayed payments on your notes	As of the statistical calculation date, Ford Credit’s records indicate that approximately 33.1% of the outstanding receivables in the trust portfolio relate to dealer showrooms located in Texas, California, Florida and New York. For additional details, see “Ford Credit’s U.S. Dealer Floorplan Portfolio — Distribution of Trust Portfolio by Geographic Location” in this prospectus supplement. Any significant economic downturn in any of these states could result in reductions and delays in payments on the receivables relating to dealer showrooms located in these states. Any such reductions or delays in payments on the receivables could, in turn, cause reduced or delayed payments on your notes.

You may not receive your principal on the expected payment date because of other series being in or entering into an accumulation or amortization period	If your series were to enter the controlled accumulation period or the early amortization period while another series in the same principal sharing group as your series was either in an accumulation or amortization period or were to enter an accumulation or amortization period before the principal amount of your notes is reduced to zero, available investor principal collections from that series may not be available to make payments on your notes. As a result, the payments on your notes may be reduced and final payment of the principal of your notes may be delayed. Also, the shorter the controlled accumulation period for the notes of your series, the greater the likelihood that payment in full of the notes of your series on the expected final payment date will depend on available investor principal collections from other series in the same principal sharing group as your series to make principal payments on your notes.

Ratings are not recommendations and may be lowered or withdrawn	The ratings assigned to the Series 2005-1 notes by a rating agency reflect the rating agency’s assessment of the likelihood that the noteholders will receive interest payments when due and repayment of principal in full by the final maturity date. The ratings are based primarily on the quality of the receivables and the credit enhancement. The ratings, however, do not address the likelihood that principal on the Series 2005-1 notes will be paid on the expected final payment date. The ratings also do not address the possibility of an amortization event occurring. The ratings are not recommendations to purchase, hold or sell the notes, and do not comment on their marketability, any market price or suitability for a particular investor. We cannot assure you that the ratings will remain for any given period of time or that they will not be lowered or withdrawn by a rating agency if, in its judgment, circumstances so warrant.

Absence of a secondary market for the notes could limit your ability to resell your notes	There may be no secondary market for your notes. Although the underwriters participating in the offering of your notes may assist in making a secondary market in the Series 2005-1 notes, they will be under no obligation to do so. We cannot assure you that a secondary market will develop or that, if it were to develop, it will continue or that you will be able to resell your notes.

USE OF PROCEEDS

       The transferors will pay the net proceeds from the sale of the Series 2005-1 notes to Ford Credit as a distribution in respect of its ownership interests in the transferors. Ford Credit will use the net proceeds that it receives from the transferors for its general corporate purposes.

THE TRUST/ ISSUER

       Ford Credit Floorplan Master Owner Trust A is a statutory trust formed under the laws of the State of Delaware. The trust was formed on June 29, 2001 under a trust agreement among the transferors, the owner trustee and the Delaware trustee. The trust’s principal place of business is located at 101 Barclay Street, Floor 8 West, New York, New York 10286, and its telephone number is (212) 495-1784.

       The trust is a master owner trust and will issue its notes in series. On the closing date, the trust will issue the Series 2005-1 notes. The trust has issued other series of notes, each of which is also secured by the assets of the trust. Annex I to this prospectus supplement summarizes certain characteristics of each series of notes which has been previously issued by the trust.

Owner Trustee and Delaware Trustee

       The Bank of New York is the owner trustee of the trust. The Bank of New York is a New York banking corporation, and its principal offices are located at 101 Barclay Street, Floor 8 West, New York, New York 10286. The Bank of New York (Delaware) is the Delaware trustee of the trust. The Bank of New York (Delaware) is a Delaware banking corporation, and its principal offices are located at 502 White Clay Center, Route 273, P.O. Box 6973, Newark, Delaware 19714 and its telephone number is (302) 283-8079. The owner trustee and the Delaware trustee will perform limited administrative functions on behalf of the trust under the trust agreement. The servicer will pay, from its servicing compensation, the fees of the owner trustee and the Delaware trustee and will reimburse the owner trustee and the Delaware trustee for specified liabilities and expenses.

Administrator

       Ford Credit will act as administrator of the trust under an administration agreement between the administrator and the trust. The administrator will provide the notices and perform on behalf of the trust day-to-day administrative obligations required by the administration agreement, the transfer and servicing agreements, the indenture and the indenture supplement for your series. The servicer will pay, from its servicing compensation, the administrator’s fees and will reimburse the administrator for any of its liabilities and extra out-of-pocket expenses related to its performance under the administration agreement and any other document relating to the issuance of notes by the trust.

Indenture Trustee

       JPMorgan Chase Bank, N.A. is the indenture trustee under the indenture under which the trust’s notes will be issued. JPMorgan Chase Bank, N.A. is a national banking association, and its corporate trust office is located at 4 New York Plaza, 6th Floor, New York, New York 10004-2477 and its telephone number is (212) 623-5600. The indenture trustee will act for the benefit of the holders of the Series 2005-1 notes and the notes of all other series that the trust may issue. The servicer will pay, from its servicing compensation, the fees and disbursements of the indenture trustee.

FORD CREDIT’S U.S. DEALER FLOORPLAN PORTFOLIO

       The revolving pool of receivables owned by the trust on the closing date and from time to time thereafter will arise in connection with the purchase and financing by various motor vehicle dealers of their new and used automobile and light-duty truck inventory. For additional information regarding Ford Credit’s dealer floorplan business in the United States, see “Ford Credit’s Dealer Floorplan Business” in the accompanying prospectus.

       The tables below set forth Ford Credit’s loss, age distribution and principal payment rate experience relating to its entire U.S. dealer floorplan portfolio (other than receivables originated by Ford Credit’s Volvo Car Finance North America division and its predecessors). Loss, age distribution and principal payment rate experience may be influenced by a variety of economic, social and geographic conditions and other factors beyond the control of Ford Credit. Because the eligible accounts designated from time to time for the trust will represent only a portion of Ford Credit’s entire U.S. dealer floorplan portfolio, the actual loss, age distribution and principal payment rate experience of the trust’s receivables may differ. Accordingly, there can be no assurance that the loss, age distribution and principal payment rate experience for the trust’s receivables will be similar to the historical experience set forth below with respect to Ford Credit’s entire U.S. dealer floorplan portfolio.

Loss Experience

       The table below sets forth Ford Credit’s average principal receivables balance and loss experience relating to its entire U.S. dealer floorplan portfolio. The loss experience in the table below reflects financial assistance provided by Ford to dealers in limited instances. See “Ford Credit’s Dealer Floorplan Financing Business — Relationship with Ford and Other Manufacturers” in the accompanying prospectus. If Ford does not provide this assistance in the future, the loss experience of the U.S. dealer floorplan portfolio may be adversely affected. The loss experience in the table also takes into account recoveries from any non-vehicle related security granted by dealers to Ford Credit for capital loans, real estate loans and other advances not related to floorplan financing. However, because the interest of the trust in any non-vehicle related security will be subordinated to Ford Credit’s interest in such security, the net losses experienced by Ford Credit as shown below may be lower than the net losses experienced by the trust. See “Ford Credit’s Dealer Floorplan Financing Business — Security Interests in Vehicles and Non-Vehicle Related Security” in the accompanying prospectus.

Loss Experience of Ford Credit’s U.S. Dealer Floorplan Portfolio

	Three Months
	Ended		Year Ended
	March 31,		December 31,

	2005	2004	2004	2003	2002	2001	2000

	(Dollars in millions)
Average principal receivables balance (1)	$25,981	$26,897	$26,479	$25,416	$22,787	$22,158	$21,909
Net losses (recoveries)(2)	(0.1)	(0.4)	$21.7	$11.2	$19.2	$18.6	$4.6
Liquidations(3)	$25,824	$27,860	$110,849	$114,249	$113,221	$121,868	$119,876
Net losses/ liquidations	(0.000)%	(0.001)%	0.020%	0.010%	0.017%	0.015%	0.004%
Net losses/ average principal receivables balance(4)	(0.002)%	(0.006)%	0.082%	0.044%	0.084%	0.084%	0.021%

(1)	Beginning in 2002, average principal receivables balance is the average of the monthly average principal balances (based on daily balances) for the period indicated. Prior to 2002, average principal receivables balance is the average of the monthly average principal balances (based on beginning and ending balances) for the period indicated.

(2)	Net Losses in any period are gross losses less any recoveries for such period. Recoveries include amounts received from any related security in addition to the underlying vehicles.

(3)	Liquidations represent monthly cash payments and charge-offs that reduce the outstanding principal balance of a receivable.

(4)	For the non-annual periods, the percentages are annualized.

Age Distribution Experience

       The table below sets forth Ford Credit’s age distribution experience for its entire U.S. dealer floorplan portfolio, expressed as a percentage of total principal receivables outstanding as of the dates indicated. The age distribution set forth below does not take into account the “in-transit” period, which is the period from the date of vehicle shipment to the date of delivery to the dealer (or, if later, the date when the invoice price is finalized). The age distribution measures, in the case of those receivables relating to Ford-manufactured or Ford-distributed new vehicles, the age of such receivables from the date the related vehicles were actually delivered to the dealer. As of December 31, 2004, the average in-transit period was approximately 15 days. See “Ford Credit’s Dealer Floorplan Financing Business — Origination of Receivables” in the accompanying prospectus.

Age Distribution of Ford Credit’s U.S. Dealer Floorplan Portfolio

	Three Months
	Ended		Year Ended
	March 31,		December 31,

Days Outstanding	2005	2004	2004	2003	2002	2001	2000

1-120	66.1%	70.8%	71.5%	71.9%	81.2%	81.5%	76.8%
121-180	14.6	16.5	13.2	15.7	10.2	8.8	13.9
181-270	15.6	9.9	9.8	9.6	5.3	4.8	5.0
Over 270	3.7	2.8	5.5	2.8	3.3	4.9	4.3

Principal Payment Rate Experience

       The table below sets forth Ford Credit’s highest, lowest and average monthly principal payment rate experience relating to its entire U.S. dealer floorplan portfolio. In each case, the monthly principal payment rate was calculated as the percentage equivalent of a fraction, the numerator of which is the change in the principal receivables balance from the beginning of the period to the end of the period (net of new principal receivables), and the denominator of which is the average principal receivables balance (calculated as described under “— Loss Experience” in this prospectus supplement) for the period.

Monthly Principal Payment Rates of Ford Credit’s U.S. Dealer Floorplan Portfolio(1)

	Three Months
	Ended		Year Ended
	March 31,		December 31,

	2005	2004	2004	2003	2002	2001	2000(2)

Highest month	37.1%	37.5%	38.9%	44.0%	53.5%	73.0%	57.0%
Lowest month	29.9	31.1	31.1	30.1	31.5	34.7	30.1
Average of the months in the period	33.1	34.5	34.9	37.6	41.6	47.1	48.1

(1)	Monthly principal payment rate is calculated as the percentage equivalent of a fraction, the numerator of which is the change in the principal receivables balance from the beginning of the period to the end of the period (without giving effect to new principal receivables), and the denominator of which is the average principle receivables balance (calculated as described above in the U.S. Dealer Floorplan Portfolio Loss Experience table) for the period.

(2)	The monthly principal payment rates for the year ended December 31, 2000 do not reflect payments for the month of November 2000 due to computer system modifications relating to the implementation of in-transit period changes.

THE TRUST PORTFOLIO

       The revolving pool of receivables in the trust portfolio on the statistical calculation date and from time to time thereafter will consist of receivables arising in connection with accounts designated for the trust from Ford Credit’s U.S. dealer floorplan portfolio. The accounts designated to the trust include floorplan financing accounts established by Ford or Ford Credit with motor vehicle dealers pursuant to sales and service agreements or floorplan financing agreements, respectively. As of the statistical calculation date, the pool of receivables is comprised of:

•	receivables, called “classic floorplan receivables”, representing dealer payment obligations, including dealer payment obligations in respect of the in-transit period, arising from the dealer’s financing of its purchases of Ford-manufactured or -distributed vehicles, and for which Ford Credit will be the dealer’s finance source, and

•	receivables, called “third-party financed in-transit receivables”, representing dealer payment obligations in respect of the in-transit period and arising from purchases of Ford-manufactured or - distributed vehicles, but for which Ford Credit will not be the dealer’s finance source.

The third-party financed in-transit receivables have been assigned by Ford to Ford Credit pursuant to a sale and assignment agreement and are payable generally upon delivery of the vehicles to the dealers.

       Accounts may be designated for the trust either directly or indirectly through participation interests held by the trust. Unless otherwise indicated, references to receivables and accounts in this prospectus supplement include the receivables and accounts held by the trust both directly and indirectly through any participation interests.

       As of the statistical calculation date, the trust portfolio includes an affiliated participation interest in a pool of classic floorplan receivables and third-party financed in-transit receivables existing outside the trust. This participation interest was transferred to the trust by FCF Corp and represents a one-hundred percent beneficial ownership interest in a specified pool of receivables and will not terminate until such time as (i) no series of notes issued by the trust remains outstanding, (ii) all of the receivables underlying the participation interest have been redesignated, reassigned, paid in full or otherwise liquidated or (iii) in certain limited circumstances, the entire pool of receivables underlying the participation interest has been transferred and assigned directly to the trust.

       Both the affiliated participation interest and the third-party financed in-transit receivables are known as interests in other floorplan assets. The trust portfolio may in the future include additional affiliated participation interests or different types of interests in other floorplan assets, such as:

•	participation interests in receivables arising under dealer floorplan financing arrangements originated by a third party and participated to Ford Credit;

•	receivables originated by Ford Credit under syndicated floorplan financing arrangements between a motor vehicle dealer and a group of lenders, one of which is Ford Credit; or

•	receivables arising under dealer floorplan financing arrangements originated by a third party and purchased by Ford Credit.

If any additional interests in other floorplan assets are added to the trust, the agreements governing the issuance of your notes may be amended to provide for the addition of these interests. These amendments will set forth any requirements and conditions that will apply to these interests in other floorplan assets. Under the transfer and servicing agreements, the transferors may transfer any additional interests in other floorplan assets to the trust, without your prior review or consent so long as each rating agency has confirmed that adding these interests will not adversely affect the ratings assigned to your notes. See “The Trust Portfolio — Interests in Other Floorplan Assets” in the accompanying prospectus.

       Each designated account is required to meet specified eligibility criteria. The eligibility criteria applicable to such designated accounts for all trusts are more fully described under “Description of the Transfer and Servicing Agreement — Eligible Accounts” in the accompanying prospectus. Any dealer may have one or more accounts, depending on how many dealership locations the dealer has, the number of credit lines (e.g., new, used, automobile, light-duty truck, commercial, and fleet credit lines), or both. The transferors may choose to designate all or only a portion of the accounts relating to any dealer to the trust.

       The eligible accounts that FCF Corp, as transferor, may designate for this trust will be limited to those relating to dealer showrooms located in the following states in the western half of the U.S.

Alaska	Arizona	California	Colorado	Hawaii
Idaho	Illinois	Kansas	Minnesota	Montana
Nebraska	Nevada	New Mexico	North Dakota	Oklahoma
Oregon	South Dakota	Texas	Utah	Washington
Wisconsin	Wyoming

       The accounts currently designated by FCF Corp for the trust relate to dealer showrooms located in all of the above listed states. A majority of those accounts are subject to the affiliated participation interest. The composition of permitted states may be revised without the prior review or consent of any noteholders or series enhancers, but only if, among other things, each rating agency has confirmed that such revision will not cause it to reduce or withdraw its ratings of the Series 2005-1 notes or any other notes issued by the trust.

       The eligible accounts that FCF LLC, as transferor, may designate for the trust will be limited to those relating to dealer showrooms located only in the District of Columbia and in the following states in the eastern half of the U.S.

Alabama	Arkansas	Connecticut	Delaware	Florida
Georgia	Indiana	Iowa	Kentucky	Louisiana
Maine	Maryland	Massachusetts	Michigan	Mississippi
Missouri	New Hampshire	New Jersey	New York	North Carolina
Ohio	Pennsylvania	Rhode Island	South Carolina	Tennessee
Vermont	Virginia	West Virginia

       The accounts currently designated by FCF LLC for the trust relate to dealer showrooms located in all of the above listed states and the District of Columbia. The composition of permitted states may be revised without the prior review or consent of any noteholders or series enhancers, but only if, among other things, each rating agency has confirmed that such revision will not cause it to reduce or withdraw its ratings of the Series 2005-1 notes or any other notes issued by the trust.

       After the closing date, the transferors have the right to designate additional eligible accounts for the trust. In this case, the existing and future receivables of these additional accounts will be sold to the transferors and then transferred to the trust, so long as the conditions described under “Description of the Transfer and Servicing Agreement — Additional Designated Accounts” in the accompanying prospectus are satisfied. In addition, for so long as any notes issued by the trust remain outstanding, the transferors will be required to designate additional eligible accounts, to the extent available, to maintain the net adjusted pool balance in an amount equal to or greater than the required pool balance. The transferors also have the right to redesignate eligible accounts from the trust, all of the receivables of which will be removed from the trust and transferred back to the related transferor. In addition, the transferors will be required to redesignate ineligible accounts. The redesignation of accounts by the transferors, whether elective or mandatory, is subject to the satisfaction of the conditions described under “Description of the Transfer and Servicing Agreement — Redesignation of Accounts” in the accompanying prospectus. Throughout the term of the trust, the accounts giving rise to the trust’s receivables will be those designated for the trust at the time of its formation, plus any additional accounts, minus any redesignated accounts. As a result, the composition of the trust assets will change over time. For a general description of the receivables and interests in other floorplan assets in the trust, see “The Trust Portfolio” in the accompanying prospectus.

Statistical Information Relating to the Trust Portfolio

       The statistical information set forth in this section relates to the trust’s combined portfolio of receivables arising in the accounts designated to the trust directly and receivables arising in the accounts designated to the trust indirectly through the affiliated participation interest and, in each case, the principal receivables related thereto. References to receivables, designated accounts and principal receivables in this sub-heading should be construed accordingly.

      Key Statistics for the Trust Portfolio

       As of the close of business on March 31, 2005, the statistical calculation date, the receivables and the related accounts designated for the trust, directly or indirectly through the participation interest, had the following characteristics:

•	There were 3,831 designated accounts and the total outstanding balance of principal receivables arising in connection with these accounts was $19,209,792,000.78. 2,542 of the designated accounts, with a total outstanding balance of principal receivables arising in connection with those accounts of $13,407,574,024.89, related to receivables and accounts designated directly to the trust, and 1,289 of the designated accounts, with a total outstanding balance of principal receivables arising in connection with those accounts of $5,802,217,975.89, related to receivables and accounts designated indirectly to the trust through the participation interest.

•	The average outstanding balance of principal receivables per designated account was $5,014,302.27.

•	The weighted average spread over the prime rate charged on the principal receivables was 0.97% per annum. This percentage was calculated for dealers on the basis of the new vehicle base rate of prime plus 1.00% per annum and the used vehicle base rate of prime plus 1.75% per annum and for Ford on the basis of the adjustment fee rate of prime plus 0.30% per annum.

•	The dealer overconcentration amount was zero.

•	The total outstanding balance of ineligible principal receivables was approximately $80,000,000.00.

       The tables set forth below in this section provide additional information on the receivables in the trust portfolio and their related designated accounts as of the statistical calculation date. Because the composition of the receivables in the trust portfolio and their related designated accounts will change over time, the information in these tables is not necessarily indicative of the composition of the trust portfolio as of any subsequent date.

      Distribution of Trust Portfolio by Geographic Location

       The table below shows the distribution of the designated accounts sorted according to the geographic locations of the related dealer showrooms as of the statistical calculation date.

Geographic Distribution of Trust Portfolio

as of the Statistical Calculation Date

		Percentage		Percentage
		of Total		of Total
	Principal	Principal	Number of	Number of
	Receivables	Receivables	Designated	Designated
State	Outstanding	Outstanding	Accounts	Accounts

Texas	$2,293,034,547.00	11.9%	338	8.8%
California	$1,674,344,692.90	8.7%	257	6.7%
Florida	$1,257,286,582.02	6.5%	156	4.1%
New York	$1,131,989,723.99	5.9%	234	6.1%
Other(1)	$12,853,136,454.87	66.9%	2,846	74.3%

Total	$19,209,792,000.78	100.0%	3,831	100.0%

(1)	No other state included represents more than 5.0% of the outstanding principal receivables owned by the trust.

      Distribution of Trust Portfolio by Account Balance

       The table below shows the distribution of the designated accounts sorted according to the principal receivables outstanding in these accounts as of the statistical calculation date.

Account Balance Distribution of Trust Portfolio

as of the Statistical Calculation Date

		Percentage of		Percentage of
	Principal	Total Principal	Number of	Total Number
Range of	Receivables	Receivables	Designated	of Designated
Account Balances	Outstanding	Outstanding	Accounts	Accounts

$999,999.99 or lower	$261,719,247.69	1.4%	706	18.4%
From $1,000,000.00 to $2,499,999.99	$1,335,473,737.54	7.0%	790	20.6%
From $2,500,000.00 to $4,999,999.99	$3,462,188,816.08	18.0%	952	24.8%
From $5,000,000.00 to $7,499,999.99	$3,716,694,695.59	19.3%	609	15.9%
From $7,500,000.00 to $9,999,999.99	$2,721,562,806.69	14.2%	312	8.1%
$10,000,000.00 or higher	$7,712,152,697.19	40.1%	462	12.1%

Total	$19,209,792,000.78	100.0%	3,831	100.0%

SERIES PROVISIONS

       The following is a summary of the material provisions of the terms of the Series 2005-1 notes and the related indenture supplement. You also should refer to the accompanying prospectus for a further discussion of material provisions common to the notes of all series issued by the trust under the indenture. We have filed with the Securities and Exchange Commission forms of the indenture, the indenture supplement, the transfer and servicing agreement, the receivables purchase agreement and the trust agreement as exhibits to the registration statement relating to the notes.

General

       The Class A notes and Class B notes comprise the Series 2005-1 notes and will be issued under the indenture, as supplemented by the indenture supplement relating to the Series 2005-1 notes. The indenture and indenture supplement will each be executed by the trust and the indenture trustee. As described under “Description of the Notes — New Issuances” in the accompanying prospectus, the transferors may cause the owner trustee, on behalf of the trust, and the indenture trustee to execute further indenture supplements in order to issue additional series of notes.

       The closing date for Series 2005-1 will be on or about June ●, 2005. The Series 2005-1 notes will be issued in denominations of $1,000 increments and will be available only in book-entry form, registered in the name of Cede & Co., as nominee of DTC. As described under “Description of the Notes — General,” “— Book-Entry Registration” and “— Definitive Notes” in the accompanying prospectus, unless and until definitive notes are issued, you will be able to transfer your notes only through the facilities of DTC, Euroclear or Clearstream. You will receive payments and notices through DTC and its participants. Payments of interest and principal will be made on each distribution date on which those amounts are due to the noteholders in whose names the Series 2005-1 notes were registered on the record date.

Interest Payments

       The Class A notes will accrue interest from and including the closing date to but excluding July 15, 2005, and for each following interest period, at a rate of        ●       % per annum above LIBOR for the related LIBOR determination date with respect to each interest period.

       The Class B notes will accrue interest from and including the closing date to but excluding July 15, 2005, and for each following interest period, at a rate of        ●       % per annum above LIBOR for the related LIBOR determination date with respect to each interest period.

       The indenture trustee will determine LIBOR for each interest period on the LIBOR determination date.

       You can obtain the interest rates applicable to Class A and Class B notes for the current and immediately preceding interest period by contacting the indenture trustee at its corporate trust office at 4 New York Plaza, 6th Floor, New York, New York 10004-2477 and its telephone number is (212) 623-5600.

       Interest on each class of the Series 2005-1 notes will be calculated on the basis of the actual number of days in the related interest period and a 360-day year.

       Interest will be paid on each distribution date, which will be the 15th day of each month or, if any of these dates is not a business day, the following business day. The first distribution date for the Series 2005-1 notes will be July 15, 2005.

       Interest payments on the Class A and Class B notes on any distribution date will be calculated on the aggregate principal balance of the Class A notes and the Class B notes, as applicable, as of the related record date, except that interest for the first distribution date will accrue at the applicable note interest rate on the initial aggregate principal balance of the Class A notes and the Class B notes, as applicable, from the closing date.

       Interest due on the Class A and Class B notes but not paid on any distribution date will be payable on the following distribution date, together with additional interest on that unpaid amount at the applicable note interest rate. Additional interest will accrue on the same basis as current interest on the Series 2005-1 notes, and will accrue from the distribution date on which the overdue interest became due, to but excluding the distribution date on which the additional interest is paid.

       Interest payments on the Series 2005-1 notes on any distribution date will be paid from available investor interest collections for that date. However, if the amount of available investor interest collections for any distribution date is insufficient to pay the interest due on the Series 2005-1 notes, we will pay such shortfalls using funds from other sources in the following order of priority:

(1)	excess interest collections available for your series from other series in excess interest sharing group one;

(2)	available transferor collections retained in the collection account, but only to the extent of the available subordinated amount; and

(3)	reallocated principal collections, but only to pay any remaining Class A interest shortfalls and Class B interest shortfalls.

       See “— Application of Collections — Payment of Interest, Fees and Other Items” in this prospectus supplement.

Principal Payments

       You are expected to receive payment of principal in full on the May 15, 2008 distribution date. This date is called the expected final payment date. You may, however, receive payments of principal earlier than the expected final payment date if an amortization event occurs and the early amortization period begins or if an event of default occurs and the Series 2005-1 notes are accelerated. The holders of the Class B notes will not begin to receive payments of principal until the Class A notes have been paid in full.

Revolving Period

       The revolving period for the Series 2005-1 notes begins on the closing date and ends on the close of business on the day immediately preceding the date on which the controlled accumulation period or the early amortization period begins. On each distribution date with respect to the revolving period, available investor principal collections for that distribution date will be treated as shared principal collections and made available to make principal payments for other series in principal sharing group one. Any available investor principal collections not used for this purpose will be paid to the holders of the transferor interest, to the extent not required to be deposited into the excess funding account. See “— Application of Collections — Payment of Principal” and “— Excess Funding Account” in this prospectus supplement.

Controlled Accumulation Period

       The controlled accumulation period for the Series 2005-1 notes is scheduled to begin on the first day of the November 2007 collection period, but may be postponed as described under “— Principal Payments — Postponement of Controlled Accumulation Period” in this prospectus supplement. The controlled accumulation period will end on the earlier of:

(1)	the end of the collection period preceding the distribution date on which the aggregate principal balance of the Series 2005-1 notes will be paid in full; and

(2)	the close of business on the day immediately preceding the date on which the early amortization period begins.

       If an amortization event occurs before the controlled accumulation period begins, there will be no controlled accumulation period and the early amortization period will begin.

       On the first business day of the controlled accumulation period, the Series 2005-1 excess funding amount as of the end of the revolving period will be deposited into the principal funding account, but only to the extent of the controlled deposit amount. On each distribution date with respect to the controlled accumulation period, the indenture trustee will deposit available investor principal collections for that distribution date into the principal funding account in an amount equal to the lesser of:

(1)	the applicable controlled deposit amount for that distribution date (after giving effect to any deposits made from the Series 2005-1 excess funding amount. See “— Application of Collections — Payment of Principal” in this prospectus supplement); and

(2)	the adjusted invested amount before any deposits on that date.

       If the amount of available investor principal collections (excluding any shared principal collections) for any distribution date is insufficient to deposit the full amount needed to be deposited into the principal funding account, we will use shared principal collections available for your series from other series in principal sharing group one to cover the shortfall. However, if the amount of available investor principal collections (excluding any shared principal collections) exceeds the amount needed to be deposited into the principal funding account, the excess will be treated as shared principal collections and made available for other series in principal sharing group one. Any available investor principal collections not used for this purpose will be paid to the holders of the transferor interest to the extent not deposited into the excess funding account. See “— Application of Collections — Payment of Principal” and “— Excess Funding Account” in this prospectus supplement.

       On the expected final payment date (unless paid earlier due to the commencement of the early amortization period), all amounts in the principal funding account will be paid to the Class A noteholders up to the principal balance of the Class A notes and, after the Class A notes have been paid in full, any remaining amount will be paid to the Class B noteholders up to the principal balance of the Class B notes.

       We expect, but cannot assure you, that the amounts available in the principal funding account on the expected final payment date will be sufficient to pay in full the aggregate principal balance of the Class A and Class B notes. If these amounts are not available on the expected final payment date, an amortization event will occur.

Postponement of Controlled Accumulation Period

       The controlled accumulation period is scheduled to last six months. However, the servicer may elect to extend the revolving period and postpone the controlled accumulation period by providing a notice to the indenture trustee. The servicer can make this election only if the number of months needed to fund the principal funding account based on expected principal collections needed to pay the principal of the Series 2005-1 notes in full is less than six months.

       On or before each determination date beginning in the October 2007 collection period and ending when the controlled accumulation period begins, the servicer will review the amount of expected principal collections and determine the number of months expected to be required to fully fund the principal funding account by the expected final payment date. Based on this review and determination, the servicer may elect to postpone the controlled accumulation period. In making its decision, the servicer is required to assume that the monthly principal payment rate will be no greater than the lowest monthly principal payment rate for the prior twelve months and will consider the amount of principal expected to be allocable to the noteholders of all other outstanding series issued by the trust in principal sharing group one that are expected to be amortizing or accumulating principal during the controlled accumulation period for Series 2005-1. In no case will the controlled accumulation period be reduced to less than one month.

       The method for determining the number of months required to fully fund the principal funding account may be changed upon receipt by the indenture trustee of written confirmation from the servicer that the change will not result in a significant adverse effect.

Early Amortization Period

       The early amortization period for the Series 2005-1 notes will begin on the first day of the collection period in which an amortization event with respect to Series 2005-1 occurs or, if the servicer is required to make daily deposits into the collection account, on the day an amortization event occurs and will end on the earlier of:

(1)	the end of the collection period preceding the distribution date on which the aggregate principal balance of the Series 2005-1 notes will be paid in full; and

(2)	the final maturity date.

       On the first business day of an early amortization period that terminates the revolving period, the Series 2005-1 excess funding amount as of the end of the revolving period will be deposited into the principal funding account. On the first distribution date following the date on which the early amortization period begins, available investor principal collections and available transferor collections (in an amount not to exceed the available subordinated amount) for that distribution date, together with any amounts on deposit in the principal funding account, will be paid to the Class A noteholders and, after the principal balance of the Class A notes has been paid in full, any remaining amount will be paid to the Class B noteholders, up to the principal balance of the Class B notes.

       If the principal balance of the Class A notes has not been paid in full on the first distribution date with respect to an early amortization period, available investor principal collections and available transferor collections (in an amount not to exceed the available subordinated amount), for each subsequent distribution date will be paid to the Class A noteholders on each of these dates until the earlier of:

(1)	the date the Class A notes are paid in full; and

(2)	the final maturity date.

       After the Class A notes have been paid in full, available investor principal collections and available transferor collections (in an amount not to exceed the available subordinated amount), for each distribution date will be paid to the Class B noteholders on each of these dates until the earlier of:

(1)	the date the Class B notes are paid in full; and

(2)	the final maturity date.

       On each distribution date with respect to the early amortization period, if available investor principal collections (excluding any shared principal collections) and available transferor collections (in an amount not to exceed the available subordinated amount), together with any amounts on deposit in the principal funding account, are insufficient to pay the Class A and Class B notes in full, we will use shared principal collections available for your series from other series in principal sharing group one first to pay the principal balance of the Class A notes and then to pay the principal balance of the Class B notes. However, if on any distribution date, the amount of available investor principal collections (excluding any shared principal collections) exceeds the amount needed to pay the aggregate principal balance of the Class A and Class B notes, the excess will be treated as shared principal collections and made available to make principal payments for other series in principal sharing group one. Any available investor principal collections not used for this purpose will be paid to the holders of the transferor interest. See “— Application of Collections — Payment of Principal” in this prospectus supplement.

       See “— Amortization Events” in this prospectus supplement for a discussion of the events that might lead to the commencement of the early amortization period.

Credit Enhancement

Available Subordinated Amount

       If on any distribution date, available investor interest collections, together with excess interest collections available for your series from other series in excess interest sharing group one, are insufficient to fund some of the specified amounts required to be distributed or deposited on that date as described under “— Application of Collections — Payment of Interest, Fees and Other Items” in this prospectus supplement, then a portion of the collections allocated to the transferor interest will be available to cover those shortfalls. The amount of available transferor collections that may be used for this purpose on any distribution date is limited by the available subordinated amount for the Series 2005-1 notes and by the amount of available transferor collections for the related collection period. See “— Retention of Available Transferor Collections” in this prospectus supplement. Any such application of available transferor collections will reduce the available subordinated amount. In addition, during an early amortization period, available transferor collections will be used to the extent of the available subordinated amount, along with available investor principal collections and amounts on deposit in the principal funding account, to make principal payments on the Series 2005-1 notes as described in “— Principal Payments — Early Amortization Period”. However, any such applications of available transferor collections will not reduce the available subordinated amount.

       The available subordinated amount is also subject to reallocation to your series’ invested amount in order to avoid a reduction in your series’ invested amount due to an unfunded investor default amount or due to reallocated principal collections. If on any distribution date, there remains any unfunded investor default amount after application of available funds from all available sources as described under “— Application of Collections — Payment of Interest, Fees and Other Items” in this prospectus supplement, or if any reallocated principal collections are used on such distribution date as described under “— Application of Collections — Payment of Interest, Fees and Other Items” in this prospectus supplement, then the available subordinated amount in an amount equal to the lesser of (1) the sum of the unfunded investor default amount and the amount of reallocated principal collections and (2) the available subordinated amount (after giving effect to any reductions described under “— Application of Collections — Payment of Interest, Fees and Other Items” in this prospectus supplement) will be reallocated to your series’ invested amount. Any reallocation of the available subordinated amount for this purpose avoids a reduction in your series’ invested amount. The available subordinated amount, however, will be reduced by the amount reallocated.

       The available subordinated amount will be increased by any incremental subordinated amount. The incremental subordinated amount for any date of determination reflects increases in the available subordinated amount due to ineligible receivables transferred to the trust to facilitate the servicer’s servicing of the receivables and due to receivables transferred to the trust in excess of specified dealer, manufacturer, PRIMUS and used vehicle overconcentration limits. See “— Ineligible Receivables and Overconcentration Amounts” in this prospectus supplement.

       The available subordinated amount for the Series 2005-1 notes as of the first determination date will be approximately $       ●       . As of each subsequent determination date, the “available subordinated amount” will be the lesser of:

(1)	the required subordinated amount for that determination date; and

(2)	an amount equal to:

•	the available subordinated amount for the prior determination date; minus

•	the amount of any available transferor collections used to cover shortfalls of some of the required distributions and deposits to be made on the related distribution date as described under “— Application of Collections — Payment of Interest, Fees and Other Items” in this prospectus supplement; minus

•	the amount of the available subordinated amount reallocated to the invested amount in order to avoid a reduction in the invested amount due to the unfunded investor default amount or due to reallocated principal collections as described under “— Investor Default Amount and Reallocated Principal Collections” in this prospectus supplement; plus

•	the amount of any available investor interest collections available to be paid to the holders of the transferor interest to increase the available subordinated amount as described under “— Application of Collections — Payment of Interest, Fees and Other Items” in this prospectus supplement; minus

•	the incremental subordinated amount for the prior determination date as described under “— Ineligible Receivables and Overconcentration Amounts” in this prospectus supplement; plus

•	the incremental subordinated amount for the current determination date as described under “— Ineligible Receivables and Overconcentration Amounts” in this prospectus supplement; minus

•	the subordinated percentage of the increase in the Series 2005-1 excess funding amount since the prior distribution date to the succeeding distribution date; plus

•	the subordinated percentage of the decrease in the Series 2005-1 excess funding amount since the prior distribution date to the succeeding distribution date; plus

•	any increases made by the transferors as described in the following paragraph.

       The transferors may, in their sole discretion, at any time increase the available subordinated amount so long as the cumulative amount of such increases does not exceed 3.50% of the initial principal balance of the Series 2005-1 notes. The transferors are not under any obligation to increase the available subordinated amount at any time. If the available subordinated amount falls below the required subordinated amount, an amortization event may occur with respect to the Series 2005-1 notes. However, the transferors may elect to increase the available subordinated amount at the time an amortization event would otherwise occur, thus preventing or delaying the occurrence of the amortization event with respect to the Series 2005-1 notes.

       The “required subordinated amount” means, for the Series 2005-1 notes as of any date of determination, the sum of:

(1)	the greater of (a) zero and (b) the product of (i) the subordinated percentage, times (ii) the excess of the adjusted invested amount over the Series 2005-1 excess funding amount (after giving effect to any changes in such amount on such date); plus

(2)	the incremental subordinated amount for such date.

       The subordinated percentage for the Series 2005-1 notes is the percentage equivalent of the subordination factor, divided by the excess of 100% over the subordination factor.

       The “subordination factor” means, for the Series 2005-1 notes, 6.75%.

Subordination of Class B Notes

       The Class B notes are subordinated to the Class A notes. Interest payments will be made on the Class A notes before being made on the Class B notes. Principal payments on the Class B notes will not begin until the Class A notes have been paid in full. In addition, the

Class B notes bear the risk of reduction in their invested amount due to investor charge-offs prior to the Class A notes and will also bear the risk of reduction in their invested amount due to reallocated principal collections.

       If a foreclosure and sale of trust assets after an event of default occurs, the net proceeds of the sale that are available to pay the principal of and interest on the Series 2005-1 notes will be paid first to the Class A notes before any remaining net proceeds are available for payments due to the Class B notes.

       If on any distribution date, available investor interest collections, together with excess interest collections available for your series from other series in excess interest sharing group one and available transferor collections allocable to your series are insufficient to fund all interest owed to the Class A noteholders on that date as described under “— Application of Collections — Payment of Interest, Fees and Other Items” in this prospectus supplement, then reallocated principal collections will be used to cover such shortfalls. Any reallocated principal collections used for this purpose will reduce the Class B invested amount to the extent that the available subordinated amount is not reallocated to the invested amount in an amount equal to such reallocated principal collections. See “— Investor Default Amount and Reallocated Principal Collections” in this prospectus supplement.

Accumulation Period Reserve Account

       The indenture trustee will establish and maintain with an eligible institution a segregated trust account held for the benefit of the Series 2005-1 noteholders to serve as the accumulation period reserve account. The purpose of the accumulation period reserve account is to assist with the payment of interest on the Series 2005-1 notes during the controlled accumulation period.

       Commencing on the distribution date occurring in the second month preceding the scheduled start of the controlled accumulation period (or such earlier or later date as directed by the servicer), the indenture trustee will apply available funds on each distribution date to increase the amount on deposit in the accumulation period reserve account to the accumulation period reserve account required amount. Funds to be applied for this purpose will be available investor interest collections and excess interest collections available for your series from other series in excess interest sharing group one, after other required distributions and deposits have been made from such sources. See “— Application of Collections — Payment of Interest, Fees and Other Items” in this prospectus supplement. The accumulation period reserve account required amount is an amount equal to 0.25% of the initial principal balance of the Series 2005-1 notes.

       If, on any distribution date, after giving effect to all withdrawals from and deposits into the accumulation period reserve account, the amount on deposit in this account (excluding amounts relating to investment earnings) exceeds the accumulation period reserve account required amount, the excess will be distributed to the holders of the transferor interest.

       On or before each distribution date with respect to the controlled accumulation period and on or before the first distribution date with respect to an early amortization period beginning after the start of the controlled accumulation period, the indenture trustee will withdraw from the accumulation period reserve account and deposit into the collection account an amount equal to the lesser of:

(1)	the amount then on deposit in the accumulation period reserve account with respect to that distribution date; and

(2)	the accumulation period reserve draw amount for that distribution date.

       All amounts so withdrawn from the accumulation period reserve account on any distribution date will be included as available investor interest collections for your series for that distribution date.

       The accumulation period reserve account will terminate on the earliest to occur of:

(1)	the first distribution date with respect to the early amortization period;

(2)	the payment in full of the Series 2005-1 notes; and

(3)	the final maturity date.

       After the termination of the accumulation period reserve account, any funds remaining in the accumulation period reserve account will be treated as available investor interest collections and made available to cover shortfalls for other series in excess interest sharing group one. Any excess not used for other series in excess interest sharing group one will be paid to the holders of the transferor interest.

Events of Default

       The events of default for the Series 2005-1 notes, as well as the rights and remedies available to the indenture trustee and the Series 2005-1 noteholders when an event of default occurs, are described under “Description of the Indenture — Events of Default; Rights upon Event of Default” in the accompanying prospectus.

       If an event of default for the Series 2005-1 notes occurs, the indenture trustee or the holders of at least a majority of the outstanding principal balance of the Series 2005-1 notes may declare the Series 2005-1 notes to be immediately due and payable. If the Series 2005-1 notes are accelerated, you may receive principal before the expected final payment date for your notes.

Amortization Events

       As described above, the revolving period will continue through the October 2007 collection period unless that date is postponed as described under “— Principal Payments — Postponement of Controlled Accumulation Period” in this prospectus supplement and unless an amortization event occurs before that date.

       An “amortization event” refers to any of the following events:

(1)	failure by either transferor (a) to make any payment or deposit on the date required under the related transfer and servicing agreement, the indenture or the Series 2005-1 indenture supplement, or within the applicable grace period, not to exceed five business days, or (b) to observe or perform in any material respect any other covenants or agreements of the transferor set forth in the related transfer and servicing agreement, the indenture or the Series 2005-1 indenture supplement that has a significant adverse effect on the Series 2005-1 noteholders and continues unremedied for a period of 60 days after written notice of the failure, requiring the same to be remedied, and continues to materially and adversely affect the interests of the noteholders for the specified period;

(2)	any representation or warranty made by either transferor in the related transfer and servicing agreement, the indenture or the Series 2005-1 indenture supplement, or any information required to be given by such transferor to the indenture trustee to identify the designated accounts proves to have been incorrect in any material respect when made or delivered and which continues to be incorrect in any material respect for a period of 60 days after written notice of the failure, requiring the same to be remedied, and as a result of which the interests of the noteholders are materially and adversely affected and continue to be materially and adversely affected for the specified period, except that an amortization event described in this clause (2) will not occur if such transferor has accepted reassignment of the related receivable or all related receivables, if applicable, during the specified period in accordance with the provisions of the related transfer and servicing agreement;

(3)	any servicer default occurs that would have a significant adverse effect on the Series 2005-1 noteholders;

(4)	insufficient funds are available to pay in full the aggregate principal balance of the Series 2005-1 notes on the expected final payment date;

(5)	the average of the monthly principal payment rates for the three preceding collection periods is less than 21%;

(6)	on any determination date, the available subordinated amount for the next distribution date will be less than the required subordinated amount for that distribution date, after giving effect to any distributions to be made on that distribution date, which shortfall continues unremedied for a period of five business days after that distribution date; provided, that, for the purpose of determining whether an amortization event has occurred pursuant to this clause (6), any reduction of the available subordinated amount resulting from reallocations of the available transferor collections to pay interest on the Series 2005-1 notes in the event LIBOR is equal to or greater than the prime rate upon which interest on the receivables is calculated on the applicable LIBOR determination date will be considered an amortization event only if LIBOR remains equal to or greater than such prime rate for the next 30 consecutive days following such LIBOR determination date;

(7)	the amounts on deposit in the excess funding account exceed 30% of the sum of the adjusted invested amounts of all outstanding series issued by the trust for three consecutive collection periods, after giving effect to any distributions to be made on each related distribution date;

(8)	a failure by either transferor to transfer to the trust receivables arising in connection with additional designated accounts or, if applicable, interests in other floorplan assets within ten business days after the date it is required to do so by the related transfer and servicing agreement;

(9)	the occurrence of bankruptcy, insolvency, liquidation, conservatorship, receivership or similar events relating to either transferor, including any subsequent transferor, Ford Credit or Ford, unless written confirmation is received from each rating agency that, with respect to Ford Credit or Ford, such events will not result in a reduction or withdrawal of its rating of any outstanding series or class;

(10)	the trust becomes subject to regulation as an “investment company” within the meaning of the Investment Company Act of 1940; or

(11)	an event of default and acceleration of the Series 2005-1 notes occurs under the indenture.

       In the case of any event described in clauses (1) through (3) above, an amortization event will be deemed to have occurred with respect to the Series 2005-1 notes only if, after any applicable grace period, either the indenture trustee or the holders of at least a majority of the aggregate principal balance of the Series 2005-1 notes, by written notice to the transferors and the servicer (and to the indenture trustee if given by the Series 2005-1 noteholders), declare that an amortization event has occurred with respect to the Series 2005-1 notes as of the date of the notice.

       In the case of any event described in clauses (8) through (10) above, an amortization event with respect to all series then outstanding, and in the case of any event described in clauses (4) through (7) and clause (11) above, an amortization event with respect to only the Series 2005-1 notes, will occur without any notice or other action on the part of the indenture trustee or the holders of any outstanding series of notes (including the Series 2005-1 notes) immediately upon the occurrence of the event.

       See “Description of the Notes — Amortization Events” in the accompanying prospectus for an additional discussion of the consequences of a bankruptcy, insolvency, liquidation, conservatorship or receivership of the transferors or Ford Credit.

Collection Account

       The indenture trustee has established and will maintain with an eligible institution in the name of the indenture trustee a segregated trust account to serve as the collection account. The collection account is held by the indenture trustee for the benefit of the noteholders of all series issued by the trust, not just for the benefit of the holders of any particular series, including the Series 2005-1 noteholders. The servicer will deposit into the collection account the required portion of amounts collected on the receivables and, if applicable, on interests in any other floorplan assets in the trust portfolio. As described under “Description of the Notes — Application of Collections” in the accompanying prospectus, the indenture permits the deposit of collections into the collection account on a daily, monthly (subject to certain conditions) or other basis that satisfies the rating agency condition. The servicer currently remits collections to the collection account pursuant to a daily schedule that satisfies the rating agency condition. In the event that Ford Credit is the servicer and if it meets certain specified conditions as described under “Description of the Notes — Application of Collections” in the accompanying prospectus it may in the future be permitted to make required deposits into the collection account on a monthly basis.

       At the direction of the servicer, the indenture trustee will invest funds on deposit in the collection account in eligible investments that mature no later than the following distribution date. Net investment earnings on funds in the collection account will be credited to the collection account and included in interest collections for the related collection period. The servicer will have the revocable power to instruct the indenture trustee to make withdrawals and payments from the collection account for the purpose of carrying out its duties under the indenture.

Investor Percentages

       The servicer will allocate all collections and all defaulted amounts for each collection period among:

(1)	the Series 2005-1 notes;

(2)	other outstanding series of notes that the trust has issued; and

(3)	the transferor interest.

       These amounts will be allocated to the Series 2005-1 notes based on the applicable investor percentage for the Series 2005-1 notes. Each investor percentage is calculated by reference to the invested amount or the adjusted invested amount of the Series 2005-1 notes. The investor percentages for the Series 2005-1 notes are:

(1)	the floating investor percentage for allocating interest collections and the defaulted amount at any time and for allocating principal collections during the revolving period; and

(2)	the fixed investor percentage for allocating principal collections during the controlled accumulation or early amortization period.

       All amounts not allocated to the Series 2005-1 notes will be allocated to the notes of other series and to the transferor interest. The investor percentages applicable to any other series will be calculated by reference to its invested amount or its adjusted invested amount as described in the prospectus supplement for that series. The percentage applicable to the transferor interest is the transferor percentage.

Retention of Available Transferor Collections

       On each deposit date, the servicer will allocate and distribute to the holders of the transferor interest, out of the interest collections and principal collections allocated to the transferor interest based on the transferor percentage, an amount equal to:

(1)	the applicable excess transferor percentage of interest collections; and

(2)	the applicable excess transferor percentage of principal collections, but only to the extent that the transferor amount, determined after giving effect to principal receivables and, if applicable, interests in other floorplan assets transferred to the trust, exceeds the required transferor amount for such date.

       The remaining portion of the transferor interest collections not otherwise paid to the holders of the transferor interest pursuant to clause (1) above is the “available transferor interest collections.” The remaining portion of the transferor principal collections not otherwise paid to the holders of the transferor interest pursuant to clause (2) above is the “available transferor principal collections”. The sum of these two remaining amounts, called “available transferor collections”, will be deposited by the servicer into the collection account, but only to the extent that:

•	these funds are needed to cover shortfalls in distributions required to be made from available investor interest collections and excess interest collections available for your series;

•	these funds are needed to fund principal payments on the Series 2005-1 notes during an early amortization period; or

•	these funds are needed to cover similar shortfalls for other series issued by the trust.

       Available transferor collections that may be used to fund shortfalls for your series or for any other series or that may be used to fund principal payments on your series during an early amortization period will be limited to each series’ available subordinated amount. If the available subordinated amount is zero, available transferor collections allocable to your series for these purposes will also be zero. If the amount of available transferor collections for any distribution date is insufficient to cover the aggregate shortfall for all series, then available transferor collections will be allocated to each of such series based on the ratio that its available subordinated amount bears to the aggregate available subordinated amount for all series that have shortfalls. See “— Application of Collections — Payment of Interest, Fees and Other Items” and “— Principal Payments — Early Amortization Period” in this prospectus supplement for additional details on the application of available transferor collections for your series.

       Any remaining available transferor collections not required to be deposited into the collection account will be distributed to the holders of the transferor interest, but only to the extent that the transferor amount, determined after giving effect to principal receivables and, if applicable, interests in other floorplan assets transferred to the trust, exceeds the required transferor amount for such date.

Application of Collections

Payment of Interest, Fees and Other Items

       On each distribution date, the servicer will direct the indenture trustee to apply available investor interest collections on deposit in the collection account in the following order:

(1)	an amount equal to the Class A monthly interest for that distribution date, together with any unpaid Class A monthly interest for prior distribution dates and any Class A additional interest for that distribution date, will be paid to the Class A noteholders;

(2)	an amount equal to the Class B monthly interest for that distribution date, together with any unpaid Class B monthly interest for prior distribution dates and any Class B additional interest for that distribution date, will be paid to the Class B noteholders;

(3)	if Ford Credit or one of its affiliates is no longer the servicer, an amount equal to the monthly servicing fee for that distribution date, together with any unpaid monthly servicing fees for prior distribution dates, will be paid to the servicer;

(4)	an amount equal to the investor default amount, if any, for the related collection period, will be treated as investor principal collections and further applied under “— Payment of Principal” in this prospectus supplement;

(5)	an amount equal to the sum of investor charge-offs that have not been previously reimbursed will be treated as investor principal collections and further applied under “— Payment of Principal” in this prospectus supplement;

(6)	an amount equal to the sum of reallocated principal collections that have not been previously reimbursed will be treated as investor principal collections and further applied under “— Payment of Principal” in this prospectus supplement;

(7)	beginning on the accumulation period reserve account funding date, an amount equal to the excess, if any, of the accumulation period reserve account required amount over the amount then on deposit in the accumulation period reserve account will be deposited into the accumulation period reserve account;

(8)	if Ford Credit or one of its affiliates is the servicer, an amount equal to the monthly servicing fee for that distribution date, together with any unpaid monthly servicing fees for prior distribution dates, will be paid to the servicer;

(9)	an amount equal to the excess of the required subordinated amount over the available subordinated amount will be distributed to the holders of the transferor interest to increase the available subordinated amount by the amount so distributed;

(10)	an amount equal to the shortfalls in interest collections for other outstanding series in excess interest sharing group one will be treated as excess interest collections available from Series 2005-1 and applied to cover these shortfalls; and

(11)	all remaining available investor interest collections will be distributed to the holders of the transferor interest.

       If available investor interest collections for any distribution date are insufficient to make the entire distribution amounts required under certain of the above clauses, the indenture trustee will apply available funds from the following sources on that distribution date in the following order to make up certain shortfalls:

•	First, from excess interest collections available from other outstanding series in excess interest sharing group one, but only to cover shortfalls in the distributions required under clauses (1) through (9) of the preceding paragraph in that order.

•	Second, from available transferor collections deposited into the collection account, but only in an amount not exceeding the available subordinated amount for that distribution date and only to cover shortfalls in the distributions required under clauses (1) through (6) of the preceding paragraph in that order. If the amount of available transferor collections is insufficient to cover in full these shortfalls for your series, as well as similar shortfalls for all other series issued by the trust, then available transferor collections will be allocated to your series based on the ratio that your series’ available subordinated amount bears to the aggregate available subordinated amount for all series that have shortfalls. On the other hand, if the amount of available transferor collections exceeds the aggregate amount of such shortfalls for all series, the excess available transferor collections will be applied to cover any unpaid adjustment payments. The available subordinated amount will be reduced by the amount of available transferor collections so applied for your series to cover shortfalls under clauses (1) through (6) of the preceding paragraph and any unpaid adjustment payments.

•	Third, from the reallocated principal collections for that distribution date, but only to cover shortfalls in the distribution required under clauses (1) and (2) of the preceding paragraph. The invested amount, to the extent of the Class B invested amount, will be reduced by the amount of reallocated principal collections not otherwise reimbursed under clause (6) of the preceding paragraph or not otherwise reallocated from the available subordinated amount as described under “— Investor Default Amount and Reallocated Principal Collections” in this prospectus supplement.

Payment of Principal

       On each distribution date, the servicer will direct the indenture trustee to apply available investor principal collections on deposit in the collection account as follows:

•	On each distribution date with respect to the revolving period, available investor principal collections will be treated as shared principal collections and applied as described under “— Principal Sharing Group One” in this prospectus supplement and “Description of the Notes — Groups — Principal Sharing Groups” in the accompanying prospectus. Any available investor principal collections not used for this purpose will be paid to the holders of the transferor interest to the extent not required to be deposited into the excess funding account as described under “— Excess Funding Account” in this prospectus supplement.

•	On each distribution date with respect to the controlled accumulation period or the early amortization period, available investor principal collections will be distributed or deposited as follows:

(1)	During the controlled accumulation period, an amount equal to the excess of the monthly principal amount over the Series 2005-1 excess funding amount (up to the applicable controlled deposit amount) will be deposited into the principal funding account. The Series 2005-1 excess funding amount (up to the applicable controlled deposit amount) will be withdrawn from the excess funding account and deposited into the principal funding account.

(2)	So long as the early amortization period has not commenced, on the expected final payment date, all available investor principal collections, together with all available amounts then on deposit in the principal funding account (including any Series 2005-1 excess funding amount deposited therein during the related collection period), will be distributed first to the Class A noteholders until the principal balance of the Class A notes is reduced to zero and then to the Class B noteholders until the principal balance of the Class B notes is reduced to zero.

(3)	During the early amortization period, all available investor principal collections, together with all available amounts, if any, then on deposit in the principal funding account (including any Series 2005-1 excess funding amount deposited therein during the related collection period or on such distribution date as described under “— Application of Collections — Distributions from the Excess Funding Account During the Early Amortization Period” and available transferor collections (in an amount not to exceed the available subordinated amount)), will be distributed first to the Class A noteholders until the principal balance of the Class A notes is reduced to zero and then to the Class B noteholders until the principal balance of the Class B notes is reduced to zero.

(4)	On each distribution date with respect to the controlled accumulation period and the early amortization period, the balance of available investor principal collections not applied as described in clauses (1) and (3) above will be treated as shared principal collections with respect to principal sharing group one and applied as described under “— Principal Sharing Group One” in this prospectus supplement and “Description of the Notes — Groups — Principal Sharing Groups” in the accompanying prospectus. Any remaining funds not needed for other series in principal sharing group one will be paid to the holders of the transferor interest.

Distributions from the Excess Funding Account During the Early Amortization Period

       On any distribution date with respect to the early amortization period, the indenture trustee, acting at the direction of the servicer, will withdraw from the excess funding account the Series 2005-1 excess funding amount together with any other amounts on deposit in the excess funding account that are allocated to Series 2005-1 as shared principal collections (up to the outstanding amount of the Series 2005-1 notes) and deposit such amount into the principal funding account.

Investor Default Amount and Reallocated Principal Collections

       The servicer will also allocate to the Series 2005-1 notes amounts owed on principal receivables that become defaulted receivables and, if applicable, the principal portion of any interests in other floorplan assets that default. The servicer will make these allocations to the Series 2005-1 notes based on the floating investor percentage. The portion of the defaulted amount allocated to the Series 2005-1 notes is the investor default amount.

       The investor default amount represents your series’ share of losses on principal receivables and the principal portion of any interests in other floorplan assets in the trust portfolio. The investor default amount for any distribution date will be funded from available investor interest collections, excess interest collections available to your series from other series in excess interest sharing group one and available transferor collections allocable to your series. If the investor default amount for any distribution date exceeds the funds available from those sources, then, if the available subordinated amount is greater than zero (after giving effect to any reductions described under “— Application of Collections — Payment of Interest, Fees and Other Items” in this prospectus supplement), a portion of the available subordinated amount, in an amount not to exceed the lesser of (1) the available subordinated amount and (2) the amount of such unfunded investor default amount, will be reallocated to the Series 2005-1 notes in order to avoid a reduction of the invested amount. Any remaining unfunded investor default amount will reduce the invested amount of your series.

       If on any distribution date, reallocated principal collections are used to fund Class A interest shortfalls and Class B interest shortfalls, and if the available subordinated amount is greater than zero (after giving effect to any reductions described under “— Application of Collections —

Payment of Interest, Fees and Other Items” in this prospectus supplement), the available subordinated amount, in an amount not to exceed the lesser of the available subordinated amount and the amount of such reallocated principal collections, will be reallocated to the Series 2005-1 notes in order to avoid a reduction of the invested amount. Any excess of the amount of such reallocated principal collections over the amount of the available subordinated amount reallocated for this purpose will reduce the invested amount of your series.

       Reductions in the invested amount from unfunded investor default amounts and reallocated principal collections may be reimbursed from subsequent available investor interest collections, excess interest collections available from other series in excess interest sharing group one and available transferor collections allocable to your series. See “— Application of Collections — Payment of Interest, Fees and Other Items” in this prospectus supplement. If the invested amount is reduced to zero, your series will not receive any further allocations of interest collections and principal collections.

Ineligible Receivables and Overconcentration Amounts

       In order to facilitate the servicer’s administration and reporting requirements under the transfer and servicing agreements, the transferors will transfer ineligible receivables to the trust so long as these ineligible receivables arise in an eligible account. However, as a result of the inclusion of these ineligible receivables in the trust, the available subordinated amount will be increased by the incremental subordinated amount, which takes into account the principal amount of those ineligible receivables allocable to the Series 2005-1 notes.

       In addition, the incremental subordinated amount will also reflect the aggregate principal amount of receivables that constitute dealer, manufacturer, PRIMUS and used vehicle overconcentrations allocable to the Series 2005-1 notes on the related determination date.

       In the case of any dealer or group of affiliated dealers (as determined in accordance with the servicer’s standard procedures for identifying and tracking accounts of dealers affiliated with each other), a “dealer overconcentration” for any determination date means any excess of:

•	the aggregate amount of the trust’s principal receivables arising in connection with all the designated accounts of a dealer or a group of affiliated dealers as of the last day of the related collection period; over

•	2% (or 5% in the case of dealers affiliated with AutoNation, Inc. (or its successors)) of the pool balance as of the last day of that collection period (or, in either case, a higher percentage as may be approved in writing by each rating agency and subject to the conditions and limitations that any rating agency may require).

       A “manufacturer overconcentration” for any determination date means either:

•	any excess of:

(1)	the aggregate amount of the trust’s principal receivables financed by Ford Credit through its PRIMUS Financial Services division that relate to a particular vehicle manufacturer (other than Ford or one of its associated manufacturers) with a long-term credit rating of at least “A-” by Standard & Poor’s and Fitch (if rated by Fitch), and “A3” by Moody’s (if rated by Moody’s) as of the last day of the related collection period; over

(2)	10% of the pool balance as of the last day of that collection period (or a higher percentage as may be approved in writing by each rating agency and subject to the conditions and limitations that any rating agency may require); or

•	any excess of:

(1)	the aggregate amount of the trust’s principal receivables financed by Ford Credit through its PRIMUS Financial Services division that relate to a particular vehicle manufacturer (other than Ford or one of its associated manufacturers) with a long-term credit rating of “BBB+” or lower by Standard & Poor’s or unrated by Standard & Poor’s, or “BBB+” or lower by Fitch (if rated by Fitch), or “Baal” or lower by Moody’s (if rated by Moody’s) as of the last day of the related collection period; over

(2)	6% of the pool balance as of the last day of that collection period (or a higher percentage as may be approved in writing by each rating agency and subject to the conditions and limitations that any rating agency may require).

       A “PRIMUS overconcentration” for any determination date means any excess of:

•	the aggregate amount of the trust’s principal receivables financed by Ford Credit through its PRIMUS Financial Services division that relate to all vehicle manufacturers (other than Ford or one of its associated manufacturers) as of the last day of the related collection period; over

•	30% of the pool balance as of the last day of that collection period (or a higher percentage as may be approved in writing by each rating agency and subject to the conditions and limitations that any rating agency may require).

       A “used vehicle overconcentration” for any determination date means any excess of:

•	the aggregate amount of the trust’s principal receivables relating to used vehicles as of the last day of the related collection period; over

•	20% of the pool balance as of the last day of that collection period (or a higher percentage as may be approved in writing by each rating agency and subject to the conditions and limitations that any rating agency may require).

       The above definitions of dealer, manufacturer, PRIMUS and used vehicle overconcentration may be modified without your prior review or consent so long as the rating agency condition is satisfied.

Excess Interest Sharing Group One

       This series will be included in a group of series referred to as excess interest sharing group one. Available investor interest collections in excess of the amount required to make distributions and deposits for your series will be made available to other series included in excess interest sharing group one and whose share of interest collections and other amounts treated like interest collections are not sufficient to make required distributions or deposits for that series. If available investor interest collections for your series are insufficient to make all required distributions and deposits for your series, your series will have access to excess interest collections from other series in excess interest sharing group one. Each series that is part of excess interest sharing group one and has a shortfall will receive a share of the total amount of excess interest collections available for that month based on the amount of shortfall for that series, divided by the total shortfall for all series in excess interest sharing group one for that same month.

Principal Sharing Group One

       This series will be included in a group of series referred to as principal sharing group one. Available investor principal collections for any collection period allocated to the invested amount will first be used to cover, during the controlled accumulation period, deposits of the applicable controlled deposit amount to the principal funding account, and during the early amortization period, payments to the noteholders. The servicer will determine the shared principal collections, which is the amount of collections of principal receivables for any collection period allocated to the invested amount remaining after covering required payments to the Series 2005-1 noteholders and any similar amount remaining for any other series in principal sharing group one. Shared principal collections will be determined and allocated by the servicer to cover principal shortfalls. Shared principal collections will not be used to cover unfunded investor default amounts. If principal shortfalls exceed shared principal collections for any collection period, shared principal collections will be allocated pro rata among the applicable series in principal sharing group one based on the relative amounts of principal shortfalls. To the extent that shared principal collections exceed principal shortfalls, the balance will, subject to limitations described under “— Excess Funding Account” in this prospectus supplement, be paid to the holders of the transferor interest.

Principal Funding Account

       The indenture trustee will establish and maintain with an eligible institution a segregated trust account held for the benefit of the Series 2005-1 noteholders to serve as the principal funding account. During the controlled accumulation period, the indenture trustee, at the direction of the servicer, will transfer available investor principal collections up to an amount equal to the monthly principal amount, for each related distribution date from the collection account to the principal funding account as described under “— Application of Collections — Payment of Principal” in this prospectus supplement. On the first distribution date with respect to the early amortization period, the indenture trustee will apply the amounts on deposit in the principal funding account, together with available investor principal collections for that date, to pay the principal of the Series 2005-1 notes as described under “— Application of Collections — Payment of Principal” in this prospectus supplement.

       At the direction of the servicer, the indenture trustee will invest funds on deposit in the principal funding account in eligible investments that mature no later than the following distribution date. Net investment earnings on funds in the principal funding account will be deposited into the collection account and included in available investor interest collections for that distribution date.

Excess Funding Account

       The indenture trustee has established and will maintain with an eligible institution a segregated trust account held for the benefit of the noteholders of all series issued by the trust to serve as the excess funding account. On the closing date, the amount on deposit in the excess funding account will be zero. The indenture provides that deposits will be made into the excess funding account from available funds, in an amount so that the sum of the net adjusted pool balance and the funds on deposit in the principal funding accounts for all series is not less than the required pool balance. In addition, the holders of the transferor interest may direct the servicer and the indenture trustee to deposit any amounts otherwise distributable to the holders of the transferor interest into the excess funding account. The servicer will determine for each distribution date the amount by which the sum of the net adjusted pool balance and the funds on deposit in the principal funding accounts for all series exceeds the required pool balance (after giving effect to any withdrawals to be made from the excess funding account on that distribution date) and will instruct the indenture trustee to withdraw that amount from the excess funding account to the extent of the principal amount of funds on deposit in the excess funding account, and pay that amount to the holders of the transferor interest.

       At the direction of the servicer, the indenture trustee will invest funds on deposit in the excess funding account in eligible investments that mature no later than the following distribution date. Net investment earnings on funds in the excess funding account will be deposited into the collection account and treated as interest collections for the related collection period. The servicer will have the revocable power to instruct the indenture trustee to make withdrawals and payments from the excess funding account for the purpose of carrying out its duties under the indenture.

Servicing Compensation and Payment of Expenses

       The share of the servicing fee allocable to the Series 2005-1 notes for any distribution date is the monthly servicing fee.

       The servicer will pay from its servicing compensation expenses incurred in connection with servicing the receivables, including payment of the fees and disbursements of the owner trustee, the Delaware trustee, the indenture trustee, the administrator and independent certified public accountants, payment of taxes imposed on the servicer and expenses incurred in connection with making distributions and providing reports to the noteholders and others.

Optional Redemption; Termination

       The transferors have the option to redeem the Series 2005-1 notes at any time after the outstanding principal balance of the Series 2005-1 notes, excluding any notes held by the transferors or one of their affiliates, is 10% or less of the initial principal balance of the Series 2005-1 notes if the conditions set forth in the indenture supplement are met. The redemption price will equal:

(1)	the outstanding principal balance of the Series 2005-1 notes, plus

(2)	any accrued and unpaid interest through the day immediately preceding the distribution date on which the redemption occurs or, if the redemption occurs on any other date, through the day immediately preceding such redemption date.

       The Series 2005-1 notes will be retired on the day following the final maturity date, whether as a result of optional redemption or otherwise.

Reports to Noteholders

       On each distribution date, the paying agent, on behalf of the indenture trustee will forward to each noteholder of record, a statement prepared by the servicer setting forth the items described under “Description of the Notes — Reports to Noteholders” in the accompanying prospectus. Instead of forwarding such statement, the indenture trustee may make such statement available through its website.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

       You should consider the following discussion of certain material federal income tax consequences to investors of the purchase, ownership and disposition of the Series 2005-1 notes only in connection with “Material Federal Income Tax Consequences” and “State and Local Tax Consequences” in the accompanying prospectus. The discussion in this prospectus supplement and in the accompanying prospectus is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. The discussion below does not purport to deal with all federal tax considerations applicable to all categories of investors. Some holders, including insurance companies, tax-exempt organizations, financial institutions or broker dealers, taxpayers subject to the alternative minimum tax, holders that will hold the Series 2005-1 notes as part of a hedge, straddle, appreciated financial position or conversion transaction and holders that will hold the Series 2005-1 notes as other than capital assets, may be subject to special rules that are not discussed below. You should consult with your own tax advisors to determine the particular federal, state, local and any other tax consequences of the purchase, ownership and disposition of the Series 2005-1 notes.

Tax Characterization of the Trust

       In the opinion of Dewey Ballantine LLP, tax counsel to the transferors, assuming the parties will comply with the terms of the governing agreements, the trust will not be characterized as an association, or publicly traded partnership, taxable as a corporation and will be treated for U.S. federal income tax reporting purposes as a division of the transferors for U.S. federal income tax purposes.

Tax Consequences to Holders of the Series 2005-1 Notes

       In the opinion of Dewey Ballantine LLP, tax counsel to the transferors, for U.S. federal income tax purposes, the Series 2005-1 notes will constitute indebtedness. Each noteholder, by the acceptance of a Series 2005-1 note, agrees to treat the series 2005-1 notes as indebtedness for federal state and local income and franchise tax purposes.

       We do not anticipate issuing Series 2005-1 notes with any original issue discount. See “Material Federal Income Tax Consequences — Tax Characterization and Treatment of the Notes — Original Issue Discount” in the accompanying prospectus.

       If a Series 2005-1 note is sold or retired, the seller will recognize gain or loss equal to the difference between the amount realized on the sale and the holder’s adjusted basis in that Series 2005-1 note. See “Material Federal Income Tax Consequences — Tax Characterization and Treatment of the Notes — Disposition of the Notes” in the accompanying prospectus.

ERISA CONSIDERATIONS

       The transferors believe that the Series 2005-1 notes, at the time of issuance, should be treated as indebtedness without substantial equity features for purposes of the U.S. Department of Labor Regulation Section 2510.3-101. The debt treatment of the Series 2005-1 notes could change, subsequent to their issuance, if the trust incurs losses. However, without regard to whether Series 2005-1 notes are treated as an equity interest for such purposes, the acquisition or holding of Series 2005-1 notes by or on behalf of a plan subject to the fiduciary responsibility provisions of the ERISA Section 4975 of the Internal Revenue Code or by a fund containing assets of such a plan could be considered to give rise to a prohibited transaction if the trust or any of its affiliates is or becomes a party in interest or a disqualified person with respect to such plan. Limited exemptions from the prohibited transaction rules could be applicable to the purchase and holding of Series 2005-1 notes by a plan depending on the type and circumstances of the plan fiduciary making the decision of acquire such Series 2005-1 notes. Included among these exemptions are the following DOL Prohibited Transaction Class Exemptions:

•	PTCE 84-14 relating to transactions determined by independent “qualified professional asset managers”;

•	PTCE 90-1 relating to transactions involving insurance company pooled separate accounts;

•	PTCE 91-38 relating to transactions involving bank collective investment funds;

•	PTCE 95-60 relating to transactions involving insurance company general accounts; and

•	PTCE 96-23 relating to transactions determined by “in-house asset managers”.

       Each purchaser and each transferee that is using the assets of a plan subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code to acquire the Series 2005-1 notes will be deemed to have represented that the acquisition and continued holding of the Series 2005-1 notes will be covered by a DOL Prohibited Transaction Class Exemption.

       If any of the transferors, the servicer, the indenture trustee, the owner trustee, the Delaware trustee, the underwriters or any of their affiliates has discretionary authority with respect to the investment of plan assets of any plan or renders investment advice to any plan for a fee, which advice serves as a primary basis for the plan’s investment decisions, consideration should be given as to whether the plan’s investment in Series 2005-1 notes would result in a non-exempt prohibited transaction.

       Any fiduciary or other plan investor considering whether to purchase any Series 2005-1 notes on behalf of or with plan assets of any plan should consult with its counsel and refer to this prospectus supplement for guidance regarding the ERISA considerations applicable to the Series 2005-1 notes offered by this prospectus supplement and the accompanying prospectus. For additional information regarding treatment of the Series 2005-1 notes under ERISA, see “ERISA Considerations” in the accompanying prospectus.

       The sale of Series 2005-1 notes to a plan is in no respect a representation by the transferors or the underwriters that this investment meets all relevant legal requirements for investments by plans generally or any particular plan or that this investment is appropriate for plans generally or any particular plan.

UNDERWRITING

       Subject to the terms and conditions set forth in the underwriting agreement, the transferors have agreed to sell to each of the underwriters named below, and each underwriter has severally agreed to purchase, Series 2005-1 notes in the principal amounts indicated opposite its name:

	Principal	Principal
	Amount of	Amount of
Underwriters	Class A notes	Class B notes

ABN AMRO Incorporated	$ ●	$ ●
Barclays Capital Inc.	●	●
Credit Suisse First Boston LLC	●	●

Total	$ ●	$ ●

       In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth in that agreement, to purchase all of the Series 2005-1 notes offered hereby if any of these notes are purchased.

       The underwriters propose initially to offer the Class A notes to the public at the public offering price shown on the cover page of this prospectus supplement, and to securities dealers at that price less concessions not greater than        ●       % of the principal amount of the Class A notes. The underwriters may allow, and the securities dealers may reallow to other securities dealers, concessions not greater than        ●       % of the principal amount of the Class A notes. After the initial public offering, the public offering price and other selling terms may be changed by the underwriters.

       The underwriters propose initially to offer the Class B notes to the public at the public offering price shown on the cover page of this prospectus supplement, and to securities dealers at that price less concessions not greater than        ●       % of the principal amount of the Class B notes. The underwriters may allow, and the securities dealers may reallow to other securities dealers, concessions not greater than        ●       % of the principal amount of the Class B notes. After the initial public offering, the public offering price and other selling terms may be changed by the underwriters.

       Each transferor will indemnify the underwriters against liabilities, including liabilities under the Securities Act of 1933, or contribute to payments the underwriters may be required to make in respect of those liabilities. Ford Credit will also indemnify the underwriters against liabilities, including liabilities under the Securities Act of 1933, or contribute to payments the underwriters may be required to make in respect of those liabilities.

       Until the distribution of the Series 2005-1 notes is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and certain selling group members to bid for and purchase the notes. As an exception to these rules, the underwriters are permitted to engage in certain transactions that stabilize the price of the Series 2005-1 notes. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Series 2005-1 notes.

       If the underwriters create a short position in the Series 2005-1 notes in connection with this offering (i.e., they sell more notes than are set forth on the cover page of this prospectus supplement), the underwriters may reduce that short position by purchasing notes in the open market.

       The underwriters may also impose a penalty bid on certain underwriters and selling group members. This means that if the underwriters purchase Series 2005-1 notes in the open market to reduce the underwriters’ short position or to stabilize the price of the Series 2005-1 notes, they may reclaim the amount of the selling concession from any underwriter or selling group member who sold those Series 2005-1 notes as part of the offering.

       In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

       The transferors and the underwriters do not make any representation or prediction as to the direction or magnitude of any effect that any of the transactions described above may have on the price of the Series 2005-1 notes. In addition, the transferors and the underwriters do not make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

       In the ordinary course of their businesses, the underwriters and their affiliates have engaged and may engage in investment banking transactions with Ford, Ford Credit and their affiliates.

LEGAL MATTERS

       Legal matters relating to the issuance of the Series 2005-1 notes will be passed upon for the transferors by the Ford Motor Company Office of the General Counsel. The members of the Ford Motor Company Office of the General Counsel are full-time employees of Ford Motor Company, the ultimate parent of the transferors, and may own and hold options to purchase shares of common stock of Ford Motor Company. Legal matters relating to the issuance of the notes and to the federal income tax consequences of the issuance of the Series 2005-1 notes will be passed upon for the transferors by Dewey Ballantine LLP. Legal matters relating to the issuance of the Series 2005-1 notes will be passed upon for the underwriters by McKee Nelson LLP. McKee Nelson LLP has from time to time represented Ford Credit and its affiliates in connection with other transactions.

GLOSSARY

       “accumulation period reserve account funding date” means the distribution date occurring in the second month preceding the expected start of the controlled accumulation period (or such earlier or later date as directed by the servicer).

       “accumulation period reserve account required amount” means, for each distribution date beginning on the accumulation period reserve account funding date and until the accumulation period reserve account is terminated, an amount equal to 0.25% of the initial principal balance of the Series 2005-1 notes.

       “accumulation period reserve draw amount” means, for any distribution date with respect to the controlled accumulation period or the first distribution date with respect to the early amortization period, the excess of:

(1)	one-twelfth of the product of:

•	the amount on deposit in the principal funding account (excluding amounts relating to investment earnings) as of the preceding distribution date, after giving effect to any deposits on that distribution date; times

•	one-month LIBOR plus ● %; over

(2)	the portion of available investor interest collections for that distribution date constituting net investment earnings from the principal funding account and the accumulation period reserve account for that distribution date.

       “adjusted invested amount” means, with respect to the Series 2005-1 notes as of any date of determination, the excess of (a) the invested amount as of such date, over (b) the amount on deposit in the principal funding account (excluding amounts relating to interest and investment earnings) on such date.

       “adjusted pool balance” means, as of any date of determination, the sum of the pool balance as of that date, plus the amount then on deposit in the excess funding account (excluding amounts relating to investment earnings).

       “adjustment payment” means the cash deposit required to be made by the transferors into the excess funding account under the transfer and servicing agreements, as described under “Description of the Notes — General” in the accompanying prospectus, if any reductions of the transferor amount for dealer rebates, billing errors or certain other noncash items would cause the transferor amount to fall below the required transferor amount.

       “amortization event” has the meaning specified under “Series Provisions — Amortization Events” on page S-27 of this prospectus supplement.

       “available investor interest collections” means, for any distribution date, an amount equal to the sum of:

(1)	investor interest collections for that distribution date; plus

(2)	the sum of all interest and net investment earnings from the principal funding account and the accumulation period reserve account for that distribution date; plus

(3)	any accumulation period reserve draw amount for that distribution date withdrawn from the accumulation period reserve account; plus

(4)	upon the earliest of the first distribution date with respect to the early amortization period, the payment in full of the Series 2005-1 notes and the final maturity date, any remaining funds in the accumulation period reserve account.

       “available investor principal collections” means, for any distribution date, an amount equal to the sum of:

(1)	investor principal collections for that distribution date; plus

(2)	any shared principal collections from other series in principal sharing group one (including any amounts on deposit in the excess funding account that are allocated to Series 2005-1 pursuant to the indenture for application as shared principal collections).

       “available subordinated amount” has, for the Series 2005-1 notes, the meaning specified under “Series Provisions — Credit Enhancement — Available Subordinated Amount” on page S-24 of this prospectus supplement.

       “available transferor collections” means, for any date of determination, the sum of the available transferor interest collections for that date and the available transferor principal collections for that date.

       “available transferor interest collections” means, for any date of determination, the portion of the interest collections allocated to the transferor interest that will be available for deposit into the collection account for the purpose of covering shortfalls of required distributions for your series and for all other series issued by the trust as described under “Series Provisions — Retention of Available Transferor Collections” in this prospectus supplement.

       “available transferor principal collections” means, for any date of determination, the portion of the principal collections allocated to the transferor interest that will be available for deposit into the collection account for the purpose of covering shortfalls of required distributions for your series and for all other series issued by the trust as described under “Series Provisions — Retention of Available Transferor Collections” in this prospectus supplement.

       “business day” means, any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in New York City or in Michigan, Delaware or any other state in which the principal executive offices of the servicer or the corporate trust offices of the owner trustee or the indenture trustee are located, are authorized or obligated by law, executive order or governmental decree to be closed.

       “Class A additional interest” means, for any distribution date, the product of:

(1)	any unpaid Class A interest from prior distribution dates; times

(2)	the Class A note interest rate for the related interest period; times

(3)	the actual number of days in that interest period, divided by 360.

       “Class A monthly interest” means, for any distribution date, the product of:

(1)	the Class A note interest rate for the related interest period; times

(2)	the actual number of days in that interest period, divided by 360; times

(3)	the principal balance of the Class A notes as of the close of business on the last day of the prior collection period or, with respect to the first distribution date, the principal balance of the Class A notes as of the closing date.

       “Class A note interest rate” means, for any interest period, a rate of        ●       % per annum above LIBOR for the related LIBOR determination date.

       “Class B additional interest” means, for any distribution date, the product of:

(1)	any unpaid Class B interest from prior distribution dates; times

(2)	the Class B note interest rate for the related interest period; times

(3)	the actual number of days in that interest period, divided by 360.

       “Class B invested amount” means, as of any date of determination, an amount equal to:

(1)	the initial principal balance of the Class B notes; minus

(2)	the amount of principal previously paid to the Class B noteholders; minus

(3)	the cumulative amount of unreimbursed reallocated principal collections immediately before that date, but limited to an amount that would reduce the Class B invested amount to zero; minus

(4)	the cumulative amount of unreimbursed investor charge-offs immediately before that date, but limited to an amount that would reduce the Class B invested amount to zero.

       “Class B monthly interest” means, for any distribution date, the product of:

(1)	the Class B note interest rate for the related interest period; times

(2)	the actual number of days in that interest period, divided by 360; times

(3)	the principal balance of the Class B notes as of the close of business on the last day of the prior collection period or, with respect to the first distribution date, the principal balance of the Class B notes as of the closing date.

       “Class B note interest rate” means, for any interest period, a rate of        ●       % per annum above LIBOR for the related LIBOR determination date.

       “closing date” means, for the Series 2005-1 notes, on or about June ●, 2005.

       “collection period” means, with respect to any distribution date, the period from and including the first day of the immediately preceding calendar month to and including the last day of that calendar month, other than the initial collection period, which will commence on and include June 1, 2005 and end on and include June 30, 2005.

       “controlled accumulation amount” means, for any distribution date with respect to the controlled accumulation period, $       ●       . However, if the commencement of the controlled accumulation period is postponed as described under “Series Provisions — Principal Payments — Postponement of Controlled Accumulation Period” in this prospectus supplement, the controlled accumulation amount may be higher than the amount stated above for each distribution date with respect to the controlled accumulation period and will be determined by the servicer in accordance with the Series 2005-1 indenture supplement based on the monthly principal payment rates for the designated accounts and on the invested amounts of other series and on the amount of principal expected to be allocable to the noteholders of all other outstanding series issued by the trust in principal sharing group one that are expected to be amortizing or accumulating principal during the controlled accumulation period for Series 2005-1.

       “controlled deposit amount” means, for any distribution date during the controlled accumulation period, the sum of:

(1)	the controlled accumulation amount for that distribution date, plus

(2)	the deficit controlled accumulation amount, if any, for the immediately preceding distribution date.

       “dealer overconcentration” has the meaning specified under “Series Provisions — Ineligible Receivables and Overconcentration Amounts” on page S-34 of this prospectus supplement.

       “defaulted amount” has the meaning specified under “Prospectus Supplement Summary — Allocation of Collections” on page S-6 of this prospectus supplement.

       “deficit controlled accumulation amount” means:

(1)	for the first distribution date with respect to the controlled accumulation period, the excess, if any, of the controlled accumulation amount for such first distribution date, over the amount deposited into the principal funding account on such first distribution date; and

(2)	for each subsequent distribution date with respect to the controlled accumulation period, the excess, if any, of the controlled deposit amount for such subsequent distribution date, over the amount deposited into the principal funding account on such subsequent distribution date.

       “deposit date” means the 15th day of each month or, if the 15th day is not a business day, the next business day thereafter.

       “distribution date” means July 15, 2005 and the 15th day of each following month or, if the 15th day is not a business day, the following business day.

       “excess interest collections” means, for the Series 2005-1 notes for any distribution date, the excess of available investor interest collections for that distribution date, over the amount required to make the distributions and deposits required for your series as described under “Series Provisions — Application of Collections — Payment of Interest, Fees and Other Items” in this prospectus supplement.

       “excess transferor percentage” means:

(1)	for allocating interest collections for any collection period, the percentage (not less than 0%) equal to 100%, minus the sum of:

•	the sum of the floating investor percentages for that collection period for all series issued by the trust; plus

•	the percentage equivalent of a fraction (i) the numerator of which is the trust available subordinated amount as of the determination date occurring in the immediately preceding collection period and (ii) the denominator of which is the adjusted pool balance as of the close of business on the last day of the immediately preceding collection period; and

(2)	for allocating principal collections for any collection period, the percentage (not less than 0%) equal to 100%, minus the sum of:

•	the sum of the floating investor percentages for that collection period for all series issued by the trust that are in their revolving periods and the fixed investor percentage for that collection period for all series issued by the trust that are not in their revolving periods; plus

•	the percentage equivalent of a fraction (i) the numerator of which is the trust available subordinated amount as of the determination date occurring in the immediately preceding collection period and (ii) the denominator of which is the adjusted pool balance as of the close of business on the last day of the immediately preceding collection period.

       “expected final payment date” means, for the Series 2005-1 notes, the May 15, 2008 distribution date.

       “final maturity date” means, for the Series 2005-1 notes, the May 17, 2010 distribution date.

       “fixed investor percentage” means, for the Series 2005-1 notes for any collection period, the percentage equivalent of a fraction:

(1)	the numerator of which is the invested amount as of the close of business on the last day of the revolving period; and

(2)	the denominator of which is the greater of (a) the adjusted pool balance as of the close of business on the last day of the immediately preceding collection period and (b) the sum of the numerators used to calculate the applicable investor percentages for allocating principal collections to all outstanding series for such collection period.

       “floating investor percentage” means, for the Series 2005-1 notes for any collection period, the percentage equivalent of a fraction:

(1)	the numerator of which is the adjusted invested amount as of the close of business on the last day of the immediately preceding collection period (or, for the first collection period, the initial principal balance of the Series 2005-1 notes); and

(2)	the denominator of which is the adjusted pool balance as of the close of business on the last day of the immediately preceding collection period (or, for the first collection period, the pool balance as of the series cut-off date).

       “incremental subordinated amount” means, for the Series 2005-1 notes for any determination date, the product of:

(1)	a fraction:

(a)	the numerator of which is the greater of (i) zero and (ii) an amount equal to (I) the adjusted invested amount as of the related distribution date (after giving effect to any changes to be made in such amount on such distribution date), plus (II) the product of the initial invested amount multiplied by the excess of the required pool percentage over 100%, plus (III) the required subordinated amount on that date (without giving effect to the incremental subordinated amount), minus (IV) the Series 2005-1 excess funding amount as of that date (after giving effect to any changes in such amount on such date; and

(b)	the denominator of which is the pool balance as of that determination date (or with respect to the first collection period, the pool balance as of the series cut-off date); times

(2)	the non-conforming receivable amount on that determination date.

       “interest collections” means the sum of:

(1)	all collections of interest receivables owned by the trust and, if applicable, the non-principal portion of the trust’s interests in other floorplan assets; plus

(2)	all net investment earnings on amounts on deposit in the collection account and the excess funding account; plus

(3)	all recoveries.

       “interest period” means the period beginning on and including a distribution date and ending on but excluding the next distribution date, except that the first interest period will begin on and include the closing date.

       “invested amount” means, for the Series 2005-1 notes as of any date of determination, an amount equal to:

(1)	the initial principal balance of the Series 2005-1 notes; minus

(2)	the amount of principal previously paid to the Series 2005-1 noteholders; minus

(3)	the cumulative amount of unreimbursed reallocated principal collections immediately before that date; minus

(4)	the cumulative amount of unreimbursed investor charge-offs immediately before that date.

       “investor charge-offs” means, for the Series 2005-1 notes for any collection period, the excess, if any, of:

(1)	the investor default amount for the collection period; over

(2)	the amount available for reimbursement of the investor default amount from available investor interest collections, excess interest collections available from other outstanding series in excess interest sharing group one and available transferor collections allocable to the Series 2005-1 notes as described under “Series Provisions — Application of Collections — Payment of Interest, Fees and Other Items” in this prospectus supplement.

       “investor default amount” means, for the Series 2005-1 notes as of any distribution date, the product of:

(1)	the floating investor percentage for the related collection period; times

(2)	the defaulted amount for the related collection period.

       “investor interest collections” means, for the Series 2005-1 notes for any distribution date, the product of:

(1)	the floating investor percentage for the related collection period; times

(2)	the interest collections for the related collection period.

       “investor percentage” means, for the Series 2005-1 notes:

(1)	the floating investor percentage for allocating interest collections and the defaulted amount at any time and for allocating principal collections during the revolving period; and

(2)	the fixed investor percentage for allocating principal collections during the controlled accumulation or early amortization period.

       “investor principal collections” means, for the Series 2005-1 notes for any distribution date, the sum of:

(1)	the investor percentage of principal collections for the related collection period; plus

(2)	the aggregate amount of any available investor interest collections, excess interest collections available from other series in excess interest sharing group one and available transferor collections used to cover shortfalls in some of the specified amounts required to be distributed or deposited on that distribution date as described under “Series Provisions — Application of Collections — Payment of Interest, Fees and Other Items” in this prospectus supplement and, thus, treated as part of investor principal collections for that distribution date.

       “LIBOR” means, for any LIBOR determination date, the rate for deposits in United States dollars for a one-month period appearing on Telerate Page 3750 as of 11:00 a.m., London time, on that date. If that rate does not appear on Telerate Page 3750, the rate for that LIBOR determination date will be determined based on the rates at which deposits in United States dollars are offered by four major banks designated by the servicer at approximately 11:00 a.m., London time, on that day to prime banks in the London interbank market for a one-month period. The indenture trustee will request the principal London office of each of those banks to provide a quotation of its rate. If at least two quotations are provided, the rate for that LIBOR determination date will be the arithmetic mean of the quotations. If fewer than two quotations are provided, the rate for that LIBOR determination date will be the arithmetic mean of the rates quoted by major banks in New York City, designated by the servicer, at approximately 11:00 a.m., New York City time, on that day for loans in United States dollars to leading European banks for a one-month period.

       “LIBOR determination date” means, for any interest period, two London business days before that interest period begins, except that the LIBOR determination date for the first interest period will be two London business days before the closing date.

       “London business day” means any business day on which dealings in deposits in United States dollars are transacted in the London interbank market.

       “manufacturer overconcentration” has the meaning specified under “Series Provisions — Ineligible Receivables and Overconcentration Amounts” on page S-34 of this prospectus supplement.

       “miscellaneous payments” means, for any collection period, the sum of the adjustment payment and the transferor deposit amounts to be deposited into the excess funding account on or before the related distribution date.

       “monthly principal amount” means, for any distribution date, the least of:

(1)	available investor principal collections on deposit in the collection account with respect to that distribution date;

(2)	for each distribution date with respect to the controlled accumulation period, the controlled deposit amount for that distribution date; and

(3)	the adjusted invested amount (as adjusted for any unreimbursed investor charge-offs and reallocated principal collections on that distribution date).

       “monthly principal payment rate” means, for any collection period, the percentage obtained by dividing the principal collections for the collection period by the pool balance on the first day of the collection period.

       “monthly servicing fee” means, for the Series 2005-1 notes for any distribution date, an amount equal to one-twelfth of the product of:

(1)	the servicing fee rate; times

(2)	the floating investor percentage for the related collection period; times

(3)	the total amount of principal receivables and, if applicable, the principal portion of the trust’s interests in other floorplan assets as of the close of business on the last day of the immediately preceding collection period, or with respect to the first collection period, the total amount of principal receivables as of the series cut-off date, in either case, excluding the principal portion of any interests in other floorplan assets not serviced by the servicer.

       “net adjusted pool balance” means, as of any date of determination, the adjusted pool balance as of that date, minus the non-conforming receivable amount as of that date.

       “non-conforming receivable amount” means, for any determination date, the excess of:

(1)	the aggregate amount of ineligible principal receivables, dealer overconcentrations, manufacturer overconcentrations, PRIMUS overconcentrations and used vehicle overconcentrations for such determination date; over

(2)	the aggregate amount of ineligible principal receivables and principal receivables contributing to dealer overconcentrations, manufacturer overconcentrations, PRIMUS overconcentrations and used vehicle overconcentrations that, in each case, became defaulted receivables during the period beginning on the prior determination date and ending on the day immediately before the current determination date.

       “pool balance” means, as of any date of determination, the total amount of the principal receivables and, if applicable, the principal portion of the trust’s interests in other floorplan assets on that date.

       “PRIMUS overconcentration” has the meaning specified under “Series Provisions — Ineligible Receivables and Overconcentration Amounts” on page S-35 of this prospectus supplement.

       “principal collections” means the sum of:

(1)	all collections of principal receivables owned by the trust; plus

(2)	if applicable, the principal portion of the trust’s interests in other floorplan assets; plus

(3)	all amounts representing payments by related dealers under cash management agreements entered into by such dealers with Ford Credit as described under “Ford Credit’s Dealer Floorplan Financing Business — Payment Terms” in the accompanying prospectus;

excluding, in all cases, all amounts recovered on defaulted receivables and on the trust’s interests in any other floorplan assets that defaulted. Assignments by a trust to the transferors of the rights to receive payments from dealers upon delivery of purchased Ford-manufactured or -distributed new vehicles in exchange for related advances made by Ford Credit under the related floorplan financing agreements will not be included as a part of principal collections.

       “principal shortfalls” means any scheduled or permitted principal distributions to the noteholders of all series in principal sharing group one and any required deposits into the excess funding account or the principal funding accounts for all series in principal sharing group one that have not been covered out of available investor principal collections allocable to the other series in principal sharing group one and other amounts for those series.

       “rating agency condition” means the notification in writing by each of Moody’s, Standard & Poor’s and Fitch to the transferors, the servicer and the indenture trustee that a proposed action will not result in such rating agency reducing or withdrawing its then existing rating of any note issued in connection with any outstanding series with respect to which it is a rating agency.

       “reallocated principal collections” means, for the Series 2005-1 notes for any distribution date, the amount of investor principal collections for that distribution date reallocated to cover shortfalls in payments of interest on the Class A notes and Class B notes, except that the amount of investor principal collections reallocated for this purpose cannot exceed:

(1)	with respect to the Class A notes, the sum of the available subordinated amount plus the Class B invested amount for that distribution date (in each case after giving effect to any change in that amount on that date); and

(2)	with respect to the Class B notes, the available subordinated amount for that distribution date (after giving effect to any change in that amount on that date).

       “record date” means, for any distribution date, (1) the business day immediately preceding such distribution date in the case of notes in book-entry form and (2) the last day of the calendar month preceding that distribution date in the case of notes in definitive form.

       “recoveries” means all amounts received, including any insurance proceeds, by the transferors or the servicer for application against defaulted receivables or, if applicable, interests in other floorplan assets that have defaulted.

       “required pool balance” means, as of any date of determination, the sum of:

(1)	the sum of the respective products for each series issued by the trust of the required pool percentage for that series, times the initial invested amount of that series; plus

(2)	the sum of the respective required subordinated amounts for each series issued by the trust on the immediately preceding determination date (after giving effect to any changes in these amounts on the related distribution date) or, in the case of a series of extendible commercial paper notes, on the later to occur of the immediately preceding determination date or the immediately preceding date on which the outstanding principal balance of such series was increased.

       “required pool percentage” means, for the Series 2005-1 notes, 104%; except that the transferors may reduce this percentage so long as the rating agencies have confirmed in writing that the reduced percentage will not result in the reduction or withdrawal of the ratings of the Series 2005-1 notes.

       “required subordinated amount” means, for the Series 2005-1 notes as of any date of determination, the sum of:

(1)	the greater of (a) zero and (b) the product of (i) the subordinated percentage, times (ii) the excess of the adjusted invested amount over the Series 2005-1 excess funding amount on such date (after giving effect to any changes in such amount on such date); plus

(2)	the incremental subordinated amount for that date.

       “required transferor amount” means, as of any date of determination, the sum of:

(1)	the sum of the respective products for each series issued by the trust of (a) the excess of the required pool percentage for that series over 100%, times (b) the initial invested amount of that series; plus

(2)	the sum of the respective required subordinated amounts for each series issued by the trust on the immediately preceding determination date (after giving effect to any changes in these amounts on the related distribution date) or, in the case of a series of extendible commercial paper notes, on the later to occur of the immediately preceding determination date or the immediately preceding date on which the outstanding principal balance of such series was increased.

       “Series 2005-1 excess funding amount” means, as of any date of determination, the product of:

(1)	the amount on deposit in the excess funding account (excluding amounts relating to investment earnings) on such date; times

(2)	a fraction:

•	the numerator of which is the adjusted invested amount; and

•	the denominator of which is the sum of the adjusted invested amounts of each series issued by the trust being allocated a portion of the funds in the excess funding account.

       “series cut-off date” means, for the Series 2005-1 notes, the close of business on May 31, 2005.

       “servicing fee rate” means 1% per annum or such lesser percentage as may be specified by the servicer.

       “shared principal collections” means, for the Series 2005-1 notes for any distribution date, the amount of collections of principal receivables for the related collection period allocated to the invested amount remaining after covering required payments to the noteholders and any similar amount remaining for any other series in principal sharing group one.

       “statistical calculation date” means, for the Series 2005-1 notes, the close of business on March 31, 2005.

       “subordinated percentage” means, for the Series 2005-1 notes, the percentage equivalent of the subordination factor, divided by the excess of 100% over the subordination factor.

       “subordination factor” means, for the Series 2005-1 notes, 6.75%.

       “Telerate Page 3750” means the display page currently so designated on the Bridge Telerate Capital Markets Report, or any other page as may replace that page on that service for the purpose of displaying comparable rates or prices.

       “transferor amount” means, as of any date of determination, the excess of the adjusted pool balance on that date, over the sum of the adjusted invested amounts as of that date of all series issued by the trust.

       “transferor deposit amount” means the cash deposit required to be made by the transferors into the excess funding account under the transfer and servicing agreements, as described under “Description of the Transfer and Servicing Agreement — Representations as to Receivables, Related Security and Designated Accounts” in the accompanying prospectus, if any deductions of the principal amount of ineligible receivables from the pool balance would cause the transferor amount to fall below the required transferor amount.

       “transferor percentage” means, as of any date of determination, the percentage (not less than 0%) equal to the excess of 100%, over the sum of the investor percentages as of that date of all series issued by the trust for allocating the asset or amount in question.

       “trust available subordinated amount” means, as of any date of determination, the sum of the available subordinated amounts as of that date for all series issued by the trust.

       “trust termination date” means the earlier of:

(1)	the day after the distribution date on which the principal balance of each series issued by the trust is zero; or

(2)	December 31, 2016.

       “used vehicle overconcentration” has the meaning specified under “Series Provisions — Ineligible Receivables and Overconcentration Amounts” on page S-35 of this prospectus supplement.

Annex A

OTHER SERIES ISSUED AND OUTSTANDING

Series 2001-2 notes

Initial invested amount	$2,000,000,000
Initial Class A principal balance	$1,936,340,000
Class A note interest rate	One-month LIBOR plus 0.14% per annum
Initial Class B principal balance	$63,660,000
Class B note interest rate	One-month LIBOR plus 0.41% per annum
Expected final payment date	July 2006 distribution date
Final maturity date	July 2008 distribution date
Closing date	August 1, 2001
Excess interest sharing group designation	One
Principal sharing group designation	One

Series 2002-1 notes (MotownSM notes program)

The Series 2002-1 notes are a series of continuously offered extendible commercial paper notes known as MotownSM notes.
Current invested amount	$8,500,000,000
Maximum authorized invested amount	$10,000,000,000
Expected final payment date	1 – 99 days from issuance
Final maturity date	390 days from issuance
Closing date	January 29, 2002
Excess interest sharing group designation	One
Principal sharing group designation	One

Series 2004-1 notes

Initial invested amount	$3,000,000,000
Initial Class A principal balance	$2,904,500,000
Class A note interest rate	One-month LIBOR plus 0.04% per annum
Initial Class B principal balance	$95,500,000
Class B note interest rate	One-month LIBOR plus 0.22% per annum
Expected final payment date	July 2007 distribution date
Final maturity date	July 2009 distribution date
Closing date	July 28, 2004
Excess interest sharing group designation	One
Principal sharing group designation	One

A-1

Before you purchase any note, you should carefully consider the risk factors beginning on page 11 of this prospectus and in the attached prospectus supplement.

The notes are obligations of a trust only and are not interests in or obligations of Ford Motor Company, Ford Motor Credit Company, Ford Credit Floorplan Corporation, Ford Credit Floorplan LLC or any other person.

This prospectus may be used to offer and sell the notes only if it is accompanied by the prospectus supplement for that series.

PROSPECTUS

Ford Credit Floorplan Master Owner Trusts

Issuers

Asset Backed Notes

Ford Credit Floorplan Corporation Ford Credit Floorplan LLC	Ford Motor Credit Company
Transferors	Seller and Servicer

Each trust:

•	may periodically issue asset backed notes in one or more series, each having one or more classes;

•	will be formed by an owner trustee and either Ford Credit Floorplan Corporation or Ford Credit Floorplan LLC or both; and

•	will own:

—	a revolving pool of receivables arising from time to time in connection with the purchase and financing by motor vehicle dealers of their new and used automobile and light-duty truck inventory;

—	funds collected on the receivables; and

—	other property described in this prospectus and the prospectus supplement for a series.

The notes:

•	will be rated in one of the four highest rating categories by at least one nationally recognized rating organization;

•	will be paid only from the assets of the issuing trust

•	may have one or more forms of credit enhancement; and

•	will be issued as part of a designated series that may include one or more classes of notes and credit enhancement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or the attached prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 22, 2004

i

ii

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS

PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT

We provide information to you about the notes in an offering document made up of two parts:

•	this prospectus, which provides general information, some of which may not apply to a particular trust or to a particular series of notes, including your series, issued by that trust and

•	the prospectus supplement, which specifies the terms of your series, including:

—	the terms, including interest rates, for each class of notes;

—	the timing of interest and principal payments;

—	information about the receivables owned and to be owned by the trust issuing your series;

—	whether the issuing trust will be newly formed or will have previously issued other series that are still outstanding;

—	information about credit enhancement or other enhancement, if any, for each class;

—	the ratings for each class of notes being offered; and

—	the method for selling the notes.

If the terms of your series of notes vary between this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement.

You should rely only on the information provided in this prospectus and the prospectus supplement. We have not authorized anyone to provide you with other or different information. You should not assume that the information in this prospectus and the prospectus supplement is accurate on any date other than the dates stated on their covers.

This prospectus uses defined terms. Definitions can be found in the “Glossary” beginning on page 79 of this prospectus.

We include cross references in this prospectus and the prospectus supplement to captions in these materials where you can find further related discussions. The Table of Contents on the previous pages and the Table of Contents in the prospectus supplement provide the pages on which these captions are located.

WHERE YOU CAN FIND MORE INFORMATION

Ford Credit Floorplan Corporation and Ford Credit Floorplan LLC, as depositors of the trusts, have filed with the Securities and Exchange Commission a registration statement, Registration No. 333-60756/333-60756-01 under the Securities Act of 1933, with respect to the notes offered by this prospectus. You may read and copy any notices, reports, statements or other information that each trust, the transferor, Ford Motor Credit Company or Ford Motor Company has filed, and obtain copies of the registration statement, at: the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 (telephone 1-800-SEC-0330).

In addition, the SEC maintains a public access site on the internet at http://www.sec.gov where you can view reports, information statements and other information, including all electronic filings.

You may also obtain more information on the internet about Ford Motor Credit Company at http://www.FordCredit.com and about Ford Motor Company at http://www.Ford.com.

INCORPORATION OF DOCUMENTS BY REFERENCE

All documents filed by the trusts under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus and before the termination of the offering of the notes are incorporated by reference in this prospectus.

Any statement contained in this prospectus, or in a document incorporated by reference in this prospectus, will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document also incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

As a recipient of this prospectus, you may request, at no cost, a copy of any document incorporated by reference in this prospectus, except for the document’s exhibits unless the exhibits are specifically incorporated by reference in the document. Requests for copies of these documents should be directed to Ford Motor Credit Company, c/o Ford Motor Company, World Headquarters, One American Road, Dearborn, Michigan 48126, Attention: Corporate Secretary; Telephone: (313) 322-3000.

PROSPECTUS SUMMARY

       This summary highlights information about the notes and does not contain all of the information that you need to consider in making your investment decision. You should carefully read this entire prospectus and the accompanying prospectus supplement before you purchase any notes.

The Parties

The Trusts/ Issuers

Each trust is or will be a Delaware statutory trust formed pursuant to a trust agreement between an owner trustee and either one or two entities as the transferor.

Each trust is or will be a master owner trust issuing its notes in series. Each series of notes will consist of one or more classes. The classes of a series may be issued at the same time or at different times. The notes of each series will be issued under an indenture supplement to an indenture, in each case between the trust and an indenture trustee. Some series or classes may not be offered by this prospectus. They may be retained by the transferor or offered, for example, in a private placement or in a separate issuance registered with the Securities and Exchange Commission.

At the time that a trust issues a series, the trust may be newly or previously formed. If the trust is newly formed, it is possible that your series will be the trust’s only outstanding series at the time of issuance. Alternatively, if the trust was previously formed, it will have issued other series or classes of notes that may or may not be outstanding. The prospectus supplement for your series will specify whether your trust is newly formed or has previously issued other series or classes that remain outstanding.

The Transferor

The transferor for each trust will be:

•	Ford Credit Floorplan Corporation, a Delaware corporation;

•	Ford Credit Floorplan LLC, a Delaware limited liability company; or

•	both entities.

Both entities are special purpose vehicles wholly-owned by Ford Motor Credit Company.

The prospectus supplement will specify which of these two entities is the transferor for your trust or whether both entities are the transferor for your trust. If the prospectus supplement specifies that both entities are the transferor for your trust, all references in this prospectus to the “transferor” will mean each entity, as applicable.

The transferor for a trust may designate one or more of its affiliates as a subsequent transferor. So long as the conditions described under “Description of the Transfer and Servicing Agreement — Subsequent Transferors” in this prospectus are met, the designation of a subsequent transferor for your trust will not be subject to your prior review or consent.

The Seller and Servicer

Ford Motor Credit Company, a Delaware corporation and a wholly-owned indirect subsidiary of Ford Motor Company will be the seller and servicer. As seller, Ford Motor Credit Company will sell the receivables to the transferor. As servicer, Ford Motor Credit Company will service the receivables.

In this prospectus, we refer to Ford Motor Company as “Ford” and refer to Ford Motor Credit Company as “Ford Credit.”

The Indenture Trustee

The prospectus supplement will specify the entity acting as indenture trustee for the benefit of the noteholders for that series.

The Owner Trustee

The prospectus supplement will specify the entity acting as owner trustee of the trust for that series. If so specified in the prospectus supplement, a trust may have a Delaware trustee in addition to the owner trustee. If a trust has both a Delaware trustee and an owner trustee, all references in this prospectus to the “owner trustee” will mean each such trustee, to the extent applicable under the relevant transaction documents.

The Administrator

The prospectus supplement will specify the entity acting as administrator of the trust for that series.

The Trust Assets

The assets of each trust will consist primarily of a revolving pool of receivables arising from time to time in connection with designated accounts selected from Ford Credit’s entire U.S. portfolio of dealer floorplan accounts.

Other assets of each trust will include:

•	funds and investments held in specified bank accounts of the trust maintained for the trust or for a series or class of notes issued by the trust;

•	first-priority security interests in the vehicles related to the receivables and junior security interests in any non-vehicle related security;

•	an assignment of all rights related to the receivables under the relevant agreements entered into by Ford Credit or assigned to it by Ford;

•	an assignment of the transferor’s rights under its receivables purchase agreement with Ford Credit;

•	all of the trust’s rights under its transfer and servicing agreement or agreements with the servicer and the transferor; and

•	any instruments or rights providing enhancement to a series issued by the trust or to a class in that series.

In addition to the trust assets described above, each trust may own interests, which may be in the form of participation interests, in other floorplan assets. These other floorplan assets are pooled participation receivables, purchased participation receivables, syndicated receivables, third-party purchased receivables and third-party financed in-transit receivables. See “The Trust Portfolio — Interests in Other Floorplan Assets” in this prospectus.

The prospectus supplement will specify whether interests in any other floorplan assets are included in the assets of the related trust. If the prospectus supplement does not specify that any interests in other floorplan assets are included in a trust, that trust may nonetheless acquire them at a later date without your prior review or consent so long as each rating agency confirms that the addition of these interests will not cause it to reduce or withdraw its rating of any outstanding notes issued by the trust.

The Designated Accounts

The designated accounts are revolving floorplan accounts established by motor vehicle dealers with Ford Credit to finance their inventories of automobiles and light-duty trucks. Any dealer may have one or more accounts, depending on how many dealership locations the dealer has, the number of credit lines (e.g., new, used, automobile, light-duty truck, commercial and fleet credit lines) or both. The transferor may choose to designate all or only a portion of the accounts relating to any dealer to the trust. The designated accounts giving rise to the receivables of a trust are those that have been designated for that trust. However, the designated accounts themselves, along with any obligations to fund new purchases of vehicles under the floorplan financing agreements, remain with Ford Credit. Only the receivables arising in the designated accounts are transferred to the trust.

At the time that Ford Credit designates an account for a trust, the account must meet specified eligibility criteria, which may include limitations on the dealers’ geographic location, among others. The prospectus supplement will specify whether the designated accounts for the related trust will be subject to any such limitations.

Once Ford Credit has designated an account for a trust, all new receivables arising in that designated account will be transferred automatically to the trust generally unless the account becomes an ineligible account. Accordingly, the total amount of receivables of each trust will fluctuate daily as new receivables arise and are transferred to the trust and existing receivables are collected, charged off as uncollectible or otherwise adjusted.

The Receivables

The receivables of each trust will consist primarily of:

•	Ford’s rights to receive payments from designated dealers in connection with their purchase of Ford-manufactured or -distributed new automobile and light-duty truck inventory;

•	Ford Credit’s rights to receive adjustment fees from Ford in connection with the rights described in the first bullet point purchased by Ford Credit from Ford; and

•	Ford Credit’s rights to receive payments from dealers in connection with financing provided by Ford Credit for the dealers’ new and used automobile and light-duty truck inventory.

Under a sale and assignment agreement, the rights described in the first bullet point above are assigned by Ford to Ford Credit following shipment of the related vehicles. Upon delivery of the vehicles to the dealer, these rights will be assigned by the trust to the transferor in exchange for the related new obligation of the dealer to repay Ford Credit under the dealer’s floorplan financing agreement with Ford Credit.

For more information about the receivables, see “Ford Credit’s Dealer Floorplan Financing Business — Origination of Receivables,” “— Payment Terms” and “The Trust Portfolio” in this prospectus.

Transfer of Receivables

The receivables of each trust will be transferred to it in a two-step process. First, Ford Credit will sell the receivables to the transferor under a receivables purchase agreement. Second, this transferor will transfer the receivables to a trust under a transfer and servicing agreement. If more than one entity is the transferor for a trust, each entity will enter into a separate receivables purchase agreement with Ford Credit and will enter into a separate transfer and servicing agreement with that trust and the servicer.

Ford Credit and the transferor will make representations and warranties as to the receivables sold or transferred by it and the related designated accounts. If any of these representations or warranties is breached and the breach materially and adversely affects the interests of the noteholders of the related trust, the applicable transfer and servicing agreement will require the breaching transferor to repurchase the affected receivable from the trust. The applicable receivables purchase agreement, in turn, will require Ford Credit to repurchase the receivable from that transferor.

The transfer and servicing agreement permits, and in some instances requires, the transferor to transfer to the trust receivables arising in connection with additional designated accounts. Subject to limitations, the transferor may also redesignate eligible accounts the receivables of which will be removed from a trust or may be required to redesignate ineligible accounts. See “Description of the Transfer and Servicing Agreement — Additional Designated Accounts” and “— Redesignation of Accounts” in this prospectus.

Servicing of Receivables

Ford Credit, as servicer, will be responsible for managing, maintaining custody of and collecting payments on the receivables for each trust. In limited circumstances, Ford Credit may resign or be removed. In either case, the indenture trustee for the noteholders of the trust or a third party may be appointed as the new servicer. Each trust will pay the servicer a fee based on the outstanding principal amount of the receivables owned by that trust.

Interest Payments on the Notes

Each note issued by a trust entitles the holder to receive payments of interest as described in the related prospectus supplement. If a series of notes consists of more than one class, each class may differ in, among other things, the amounts allocated for interest payments, priority of interest payments, interest payment dates, interest rates, methods for computing interest and rights to any series enhancement.

Each class of notes may have fixed, floating or any other type of interest rate. Generally, interest will be paid monthly, quarterly, semiannually or on other scheduled dates over the life of the notes. See “Description of the Notes — Interest Payments” in this prospectus.

Principal Payments on the Notes

Each note issued by a trust entitles the holder to receive payments of principal as described in the related prospectus supplement. If a series of notes consists of more than one class, each class may differ in, among other things, the amounts allocated for principal payments, priority of principal payments, expected final payment dates, final maturity dates and rights to any series enhancement. See “Description of the Notes — Principal Payments” in this prospectus.

Revolving Period

Each series of notes issued by a trust will begin with a period during which the trust will not pay or accumulate principal for payment to the noteholders of that series. This period is called the “revolving period”. During the revolving period, the trust may pay available principal to the noteholders of other series that the trust has issued in the same principal sharing group as shared principal collections or to the holders of the transferor interest. However, in limited circumstances described under “Description of the Notes — Application of Collections” in this prospectus, a trust may deposit available principal into the excess funding account for such trust. The revolving period for a series begins on its closing date specified in the related prospectus supplement and ends on the earlier of the close of business on the day immediately preceding the date on which an amortization period or an accumulation period for that series begins.

Following the revolving period, each series or class of notes will have one or more of the following periods in which:

•	principal is accumulated in specified amounts per month and paid on an expected final payment date, called a “controlled accumulation period”;

•	principal is paid in fixed amounts at scheduled intervals, called a “controlled amortization period”; or

•	principal is accumulated or paid in varying amounts each month based on the amount of principal receivables collected following an amortization event, called an “early accumulation period” or an “early amortization period”, respectively.

In addition, each series or class of notes may have other types of accumulation periods or amortization periods as specified in the related prospectus supplement.

Controlled Accumulation Period

If a series or class of notes is in a controlled accumulation period, the trust is expected to pay available principal to those noteholders on the expected final payment date specified in the prospectus supplement for that series or class. If the series has more than one class, each class may have a different priority for payment, a different payment methodology and a different expected final payment date. For a period of time before the expected final payment date, the trust will deposit specified amounts of available principal, plus amounts not previously paid, into the principal funding account. If applicable, the controlled accumulation period for a series or class begins on a date specified in the related prospectus supplement and ends on the earlier of:

•	the end of the collection period preceding the distribution date on which the notes of that series or class will be paid in full; and

•	the close of business on the day immediately preceding the date on which an early accumulation period or an early amortization period for that series begins.

Controlled Amortization Period

If a series or class of notes is in a controlled amortization period, the trust will pay available principal up to a fixed amount, plus any amounts not previously paid, to those noteholders on each distribution date during that period. If the series has more than one class, each class may have a different priority for payment and a different payment methodology. If applicable, the controlled amortization period for a series or class starts on the date specified in the related prospectus supplement and ends on the earlier of:

•	the end of the collection period preceding the distribution date on which the notes of that series or class will be paid in full; and

•	the close of business on the day immediately preceding the date on which an early accumulation period or an early amortization period for that series begins.

Early Accumulation or Early Amortization Period

If a series or class of notes is in an early accumulation or early amortization period, the trust will pay available principal to those noteholders on each distribution date or accumulate available principal by making a deposit into the principal funding account on each distribution date. If the series has more than one class, each class may have a different priority for payment. Unless otherwise specified in the related prospectus supplement, the early amortization period or, if applicable, the early accumulation period for a series or class begins on the first day of the collection period in which an amortization event occurs and ends on the earliest of:

•	the end of the collection period preceding the distribution date on which the notes of that series or class will be paid in full;

•	the final maturity date for that series; and

•	the trust termination date.

If, for any trust, the servicer is required to make daily deposits of collections into the related collection account, the early accumulation or early amortization period will begin on the day an amortization event occurs.

Amortization Events

An amortization event for any series of notes will include adverse events described in the related prospectus supplement. In addition to these series amortization events, the following events are amortization events for all series issued by the same trust:

•	the failure of the transferor to transfer to the trust receivables arising in connection with additional designated accounts or, if applicable, interests in other floorplan assets within ten business days of when required under the transfer and servicing agreement or agreements;

•	the bankruptcy, insolvency or similar events relating to the transferor, Ford Credit or Ford; and

•	the trust becomes subject to regulation as an “investment company”under the Investment Company Act of 1940.

See “Description of the Notes — Amortization Events” in this prospectus.

Events of Default

The indenture and related indenture supplement governing the terms and conditions of the notes issued by each trust include a list of adverse events called “events of default”. Events of default include the following:

•	the trust fails to pay interest on any note within 35 days of its due date;

•	the trust fails to pay the principal of any note in full on its final maturity date;

•	the trust defaults in the observance or performance of any covenant or any agreement under the indenture and the default or breach continues unremedied for 60 days after written notice of the default is given to the trust by the indenture trustee or to the trust and the indenture trustee by holders of at least 25% of the outstanding principal balance of the affected notes;

•	the occurrence of a bankruptcy, insolvency, reorganization or similar event relating to the trust; and

•	any other events of default set forth in the applicable indenture supplement and described in the applicable prospectus supplement.

If an event of default occurs, then, after any applicable cure period, the indenture trustee or the holders of at least a majority of the outstanding principal balance of the affected notes may accelerate the notes by declaring all affected notes to be immediately due and payable. However, if the event of default constitutes the bankruptcy, insolvency, reorganization or similar events relating to the trust, all the notes will be automatically accelerated. Any acceleration of the notes may, under limited circumstances described under “Description of the Indenture — Events of Default; Rights upon Event of Default” in this prospectus be rescinded by the holders of at least a majority of the outstanding principal balance of the affected notes.

It is not an event of default if the principal of a note is not paid on its expected final payment date.

Events of Default Remedies

After an event of default and the acceleration of the affected notes, funds on deposit in the collection account and any of the trust’s bank accounts with respect to the affected notes will be applied to pay principal of and interest on those notes to the extent permitted by law. After an event of default, principal collections and interest collections allocated to the affected notes will be applied to make monthly principal and interest payments on those notes until the earlier of the date those notes are paid in full or the final maturity date of those notes.

After an event of default, the indenture trustee, acting on its own or at the direction of holders of a specified percentage of the outstanding principal balance of the accelerated notes, will have a limited right to foreclose on the portion of the trust assets allocable to the accelerated notes by causing the trust to sell trust assets having a principal amount generally equal to the invested amount of the accelerated notes. The proceeds from the sale of these trust assets will be used to pay the notes. See “Description of the Indenture — Events of Default; Rights upon Event of Default” in this prospectus.

Credit Enhancement and Other Enhancements

Credit enhancement and other enhancements for your notes may be in the form of subordination of a portion of the transferor interest, subordination of other classes or series of notes, a cash collateral account or guaranty, a reserve fund, an accumulation period reserve account, a letter of credit, a surety bond or insurance policy or any combination of the above or any other form of credit enhancement or other enhancement specified in the prospectus supplement. The prospectus supplement for each series will specify the form, amount, limitations and provider of any credit enhancement and other enhancements available to that series or, if applicable, to particular classes of that series. See “Credit Enhancement and Other Enhancements” in this prospectus.

Collections and Allocations

For each trust, the servicer will receive collections on the receivables and, if applicable, on interests in any other floorplan assets. The servicer will keep track of them as either interest collections or principal collections and will then allocate these collections among each outstanding series of notes issued by the trust and the related transferor interest. These allocated collections will be deposited by the servicer up to specified amounts into the related collection account for each trust.

The servicer will allocate interest collections and principal collections, and receivables in accounts written off as uncollectible, to each series based on varying investor percentages.

The prospectus supplement will describe the investor percentages applicable to your series.

The interest in the trust assets not allocated to any series of notes is the “transferor interest”. The principal amount of the transferor interest, called the “transferor amount”, will fluctuate based generally on the principal amount of receivables and, if applicable, interests in other floorplan assets in the trust and on the amount of notes outstanding. Each transfer and servicing agreement will require the transferor to transfer to the trust receivables arising in connection with additional accounts or interests in other floorplan assets if the net adjusted pool balance falls below the required pool balance. The transferor may sell all or part of its interest in the transferor interest through the issuance of a supplemental interest.

Groups

The notes of a series may be included in one or more groups of series of notes issued by the same trust that share interest collections, principal collections or both. The prospectus supplement will identify whether your series has been included in one or more of the following groups.

Excess Interest Sharing Groups

The notes of a series may be included in a group of series, called an “excess interest sharing group”, that shares excess interest collections. If specified in the prospectus supplement for a series, to the extent that interest collections allocated to the series are not needed for that series, those excess interest collections may be applied to cover shortfalls in required deposits and distributions for other series in the same excess interest sharing group. Similarly, such series may benefit from excess interest collections from other series included in the same excess interest sharing group. See “Description of the Notes — Groups — Excess Interest Sharing Groups” in this prospectus.

Interest Reallocation Groups

The notes of a series may be included in a group of series, called an “interest reallocation group”, that reallocates interest collections and other amounts among the series in that group. Interest collections that would otherwise be allocated to each series in the interest reallocation group will instead be combined and will be available for required deposits and distributions, described in the prospectus supplement, for all series in that group. Any issuance of a new series in an interest reallocation group may reduce or increase the amount of interest collections allocated to any other series of notes in that group. See “Description of the Notes — Groups — Interest Reallocation Groups” in this prospectus.

Principal Sharing Groups

The notes of a series may be included in a group of series, called a “principal sharing group”, that shares principal collections among the series in that group. If a series is identified in its prospectus supplement as being in a group of series that share principal collections, to the extent that principal collections allocated to that series are not needed for that series, those collections may be applied to cover principal deposits and distributions for other series in the same principal sharing group. Similarly, such series may benefit from excess principal collections allocated to other series in the same principal sharing group. See “Description of the Notes — Groups — Principal Sharing Groups” in this prospectus.

Shared Enhancement Series

A series may be a shared enhancement series, meaning that it consists of multiple classes of notes that share enhancement. Each class of notes may contain multiple issuances of notes, each called a tranche, that can be issued in different amounts and on different dates and that have different expected final payment dates and other terms.

Note Ratings

Any note offered by this prospectus and a prospectus supplement will be rated in one of the four highest rating categories by at least one nationally recognized rating organization.

The ratings of the notes address the likelihood of the timely payment of interest on and the ultimate payment of principal of the notes. The rating agencies will not rate the ability to pay principal of the notes in full on the expected final payment date or any other date before the final payment date.

A rating is not a recommendation to buy, sell or hold securities, and may be revised or withdrawn at any time by the assigning agency. Each rating should be evaluated independently of any other rating. See “Description of the Notes — Note Ratings” in this prospectus.

Tax Status

Subject to important considerations described under “Material Federal Income Tax Consequences” in this prospectus, Dewey Ballantine LLP, as tax counsel to each trust, will opine that, under existing law:

•	the notes will be characterized as debt for federal income tax purposes; and

•	the trust will not be classified as an association or publicly traded partnership taxable as a corporation and, accordingly, will not be subject to federal income tax.

Each noteholder, by its acceptance of a note, will agree to treat the note as debt for federal, state and local income and franchise tax purposes.

RISK FACTORS

       The risk factors disclosed in this section of the prospectus and in the prospectus supplement describe the principal risk factors of an investment in the notes.

Limited assets of your trust could result in losses on your notes	The only sources of funds for payment on your notes will be the portion of the trust’s assets allocable to your notes. Accordingly, you may suffer a loss on your notes if the assets of your trust allocable to your notes prove to be insufficient to pay the principal of your notes in full. The assets of each trust will consist primarily of its receivables, the security interests in the related vehicles and the funds in the trust’s bank accounts. Because none of Ford, Ford Credit, either transferor, the indenture trustee, the owner trustee or any of their affiliates will insure or guarantee the notes issued by any trust, you may not look to any of these parties or their assets to satisfy your claim if your trust does not pay your notes in full on time.

Ford’s failure to pay adjustment fees to Ford Credit in connection with the in-transit period could result in losses on your notes	In the case of Ford-manufactured or -distributed new vehicles, Ford will assign to Ford Credit the dealer’s obligations to pay Ford upon delivery for the purchase of the vehicles. In connection with each such assignment, Ford will agree to pay an adjustment fee equal to a portion of the price originally paid to Ford by Ford Credit for the dealer’s payment obligation. The adjustment fee will be calculated based on an agreed upon rate and the number of days elapsed during the “in-transit” period, which is the period from vehicle shipment to, in almost all cases, delivery of the vehicle. All such adjustment fees paid by Ford will be treated by the related trust as interest collections of the related receivable. Failure by Ford to make adjustment fee payments for any reason may result in shortfalls in amounts available to pay the notes and you could incur losses on your notes.

Competition in the automobile industry may result in a decline in Ford Credit’s ability to generate new receivables and changes in payment rates may result in the payment of principal to you earlier than expected	Each trust depends on Ford Credit for the generation of new receivables. The ability of Ford Credit to generate receivables, in turn, depends to a large extent on the sale and lease of automobiles and light-duty trucks manufactured and distributed by Ford, because the dealer’s willingness to purchase new vehicle inventory depends to a large extent on the sale and lease of its existing vehicle inventory. We cannot assure you that Ford Credit will continue to generate receivables at the same rates as in past years. If the rate at which Ford Credit generates new receivables declines significantly, you might receive principal sooner than planned. In addition, a reduction in the payment rate could lead to an amortization event, resulting in payment of principal earlier than expected.

Ford’s termination of dealer financial assistance may result in losses on your notes	Ford has on occasion in the past provided financial assistance to Ford-franchised dealers. This financial assistance includes Ford’s purchase at its discretion of vehicles in the dealer’s inventory upon the voluntary termination of a dealership. If Ford were to become unable or were to elect to terminate this financial assistance to the dealers, losses on the receivables may increase and you could incur losses on your notes.

Amortization events could result in accelerated, reduced or delayed payments on your notes	If an amortization event occurs, it may shorten the average term and date of final payment of your notes. You may not be able to reinvest the principal repaid to you earlier than expected at a rate of return that is equal to or greater than the rate of return on your notes. You also may not be paid the full principal balance of your notes if the assets of the trust allocable to your notes are insufficient. For more details about the risks associated with amortization events, see “Description of the Notes — Amortization Events” in this prospectus.

Breaches of representations and warranties relating to the receivables by Ford Credit, the transferor or the servicer could result in accelerated, reduced or delayed payments on your notes	Ford Credit, the transferor and the servicer generally are not obligated to make any payments on your notes or the receivables. However, if Ford Credit breaches any of its representations and warranties with respect to a receivable or an account, Ford Credit may be required to repurchase the receivable from the transferor, and the transferor will be required to repurchase the receivable from the trust. Ford Credit, as servicer, will also be required to repurchase receivables from each trust if it breaches its servicing obligations regarding that trust’s receivables. If Ford Credit, the transferor or the servicer fails to repurchase the affected receivable, you may experience accelerated, reduced or delayed payments on your notes.

Ford Credit’s ability to change the terms of the receivables and the sale and assignment agreement could result in accelerated, reduced or delayed payments on your notes	Ford Credit has the ability to change the terms of the receivables under the designated accounts and the sale and assignment agreement between Ford and Ford Credit. These terms may include the applicable interest rates or adjustment fees, payment terms and the amount of the dealer’s credit line under the designated account, as well as the underwriting procedures. Ford Credit’s ability to change the terms of the receivables under designated accounts and the sale and assignment agreement may result in accelerated, reduced, or delayed payments on your notes.

Bankruptcy of Ford Credit or the transferor could result in reduced or delayed payments on your notes	Ford Credit will treat the transfer of receivables to the transferor as a sale, and the transferor will treat the transfer of the receivables purchased from Ford Credit to a trust as a valid transfer. However, if Ford Credit or the transferor were to become a debtor in a bankruptcy case, a creditor or a trustee-in-bankruptcy of the debtor, or even the debtor itself, may argue that the sale of receivables to the transferor or the transfer of receivables to the trust should be recharacterized as a pledge of the receivables to secure a borrowing of the debtor. In that case, the trust could experience delays in receiving collections on the receivables and required payments to be made on your notes may be delayed. Moreover, if the bankruptcy court were to agree with the argument that the transfers of the receivables were pledges, the trust could also receive less than the full amount of collections. Some liens on the property of Ford Credit or the transferor arising before new receivables come into existence may have priority over the trust’s interest in the receivables. Those liens include a tax or government lien or other liens permitted under law without the consent of Ford Credit or the transferor. See “Legal Aspects of the Receivables — Matters Relating to Bankruptcy” in this prospectus.

Loss of security in the underlying vehicle could result in losses on your notes	A dealer who purchases financed vehicles gives Ford Credit a security interest in these vehicles. The assets of each trust will include an assignment of Ford Credit’s security interests in the underlying vehicles securing the receivables. Under applicable state laws, a security interest in an automobile or light-duty truck securing floorplan financing obligations may be perfected by filing a financing statement under the Uniform Commercial Code. Ford Credit will undertake to perform all actions necessary under applicable state laws to perfect the security interests in the vehicles. However, at the time that a dealer sells or leases a financed vehicle in the ordinary course of business, the applicable trust’s security interest in the vehicle will generally terminate, regardless of whether the dealer pays Ford Credit for the vehicle at that time. Consequently, if a dealer sells or leases a vehicle and subsequently defaults in repaying the amount owed on a the related receivable, your trust will not have any recourse to the vehicle and you could suffer losses on your notes.

Junior status of a trust’s interest in non-vehicle related security could result in accelerated, reduced or delayed payments on your notes	The assets of each trust will also include an assignment of junior security interests in any non-vehicle related security granted by some of the dealers to Ford Credit in order to secure the receivables transferred to the trust. These security interests, however, will be subordinate to the senior interests of Ford Credit in the non-vehicle related security. See “Ford Credit’s Dealer Floorplan Financing Business — Security Interests in Vehicles and Non-Vehicle Related Security” in this prospectus. Accordingly, any non-vehicle related security owned by your trust may not be available to support your notes if the dealer sells or leases the underlying vehicle and fails to repay the receivable. Consequently, losses in the assets of your trust could result in accelerated, reduced or delayed payments on your notes.

Additional trust assets may decrease the credit quality of the assets securing the repayment of your notes and could result in accelerated, reduced or delayed payments on your notes	The transferor expects that it will periodically transfer to the related trust receivables arising in connection with additional designated accounts and may, at times, be obligated to transfer receivables arising in connection with additional designated accounts to the trust. While each additional designated account must be an eligible account at the time of its designation, additional designated accounts may not be of the same credit quality as the accounts currently designated for a trust. For example, additional designated accounts may have been originated or acquired by Ford Credit using credit criteria different from those applied by Ford Credit to the initial accounts designated for the trust. Consequently, we cannot assure you that future additional designated accounts will have the same credit quality as those currently designated for your trust. If additional designated accounts for your trust reduce the credit quality of the trust assets, it will increase the likelihood of accelerated, reduced or delayed payments on your notes.

The servicer’s commingling of collections it holds with its own funds may result in losses on your notes	In certain circumstances, the servicer may be permitted to commingle collections it receives on the receivables with its own funds and may invest such collections at its own risk and for its own benefit and need not segregate them from its own funds. If these circumstances apply and if the servicer is unable to pay these funds to your trust on any deposit date for any reason, you may incur a loss on your notes. In addition, if the servicer were to become subject to bankruptcy proceedings, collections held by the servicer would be subject to the automatic stay of the bankruptcy court, which may delay payments on your notes, and to the extent that any collections were deemed to be unidentifiable, you may incur losses on your notes.

If an event of default occurs, your remedy options will be limited and you may not receive full payment of principal and accrued interest	Your remedies will be limited if an event of default with respect to your series or class of notes occurs. After an event of default and the acceleration of your notes, interest collections and principal collections allocated to your series or class of notes and, if applicable, any funds in the principal funding account for your series or class of notes, will be applied to make payments of monthly interest and principal on your notes until the earlier of the date those notes are paid in full and the final maturity date for your series or class. However, no principal collections will be allocated to a series or class of notes if its invested amount is zero, even if the stated principal balance of the notes has not been paid in full.

You may have limited or no ability to control actions under the indenture	Under the indenture for each trust, noteholders holding a specified percentage of the outstanding principal balance of notes of a series or class or all the notes issued by the related trust may take actions, or may direct the indenture trustee to take various actions described under “Description of the Indenture — Events of Default, Rights Upon Events of Default” in this prospectus, including accelerating the payment of principal of the notes. In the case of votes by series or votes by holders of all the notes, the most senior class of notes will generally be substantially greater than the subordinate class or classes of notes. The holders of the most senior class of notes will therefore generally have the ability to determine whether and what actions are to be taken. The holders of the subordinate class or classes of notes will generally need the holders of the most senior class of notes to concur to cause actions to be taken. Consequently, the actions taken or not taken by the controlling noteholders may be contrary to the actions that you determine to be in your best interest.

Issuance of additional series by your trust could affect the timing and amounts of the payments on your notes	Each trust is a master owner trust. Consequently, each trust may issue additional series of notes from time to time. Your trust may issue series with terms that are different from your series without your prior review or consent. The terms of a new series could affect the timing and amounts of payments on any other outstanding series. In addition, some actions require the consent of a majority of the noteholders of all outstanding series. The interests of the holders of any new series of notes issued by your trust could be different from your interests. For more details about the issuance of new series, see “Description of the Notes — New Issuances” in this prospectus.

If book-entry registration is used, you may be able to exercise your rights as a noteholder only through the clearing agency	If the prospectus supplement for your series provides that you will hold your interest in the note through a clearing agency or one of its participating organizations, your notes will be registered in the name of a nominee of the clearing agency and physical notes will not be issued to you. In this event, you will not be recognized directly by the indenture trustee and consequently must exercise all your rights and receive any payments through the clearing agency or the participant organization, unless physical notes are issued. Physical notes will only be issued in the limited circumstances described under “Description of the Notes — Definitive Notes” in this prospectus. The clearing agency in the United States is expected to be DTC and in Europe either Clearstream or Euroclear.

THE TRUSTS/ISSUERS

       Each trust will be a Delaware statutory trust formed under a trust agreement between the transferor and the owner trustee. The principal offices of each trust will be located in care of its owner trustee as specified in the prospectus supplement.

       Each trust will be structured to permit it to periodically issue notes in series. Each series of notes will consist of one or more classes. The classes of a series may be issued at the same time or at different times. At the time that a trust issues a series, the trust may be newly or previously formed. If the trust is a newly formed trust, it is possible that your series will be the trust’s only outstanding series at the time of issuance. Alternatively, if the trust is an existing trust that was previously formed, it will have issued other series or classes of notes that may or may not be outstanding. If your trust has other series or classes of notes outstanding at the time it issues your notes, the prospectus supplement for your series will list the main characteristics of those other series in an annex to the prospectus supplement.

       Each trust agreement prohibits the related trust from engaging in any activity other than:

•	acquiring, owning and managing its trust assets and the proceeds of the trust assets;

•	issuing and making payments on the notes that it issues; and

•	engaging in any other activities that are necessary, suitable or convenient to accomplish any of the purposes listed above or in any way connected with those activities.

As a consequence of these limitations on permitted activities, none of the trusts are expected to have any need for, or source of, capital resources other than its assets.

THE TRANSFEROR

       The transferor of receivables to each trust will be Ford Credit Floorplan Corporation or Ford Credit Floorplan LLC or both. The prospectus supplement will specify which of the two entities will be the transferor for the related trust or whether both entities will be the transferor for the trust.

       Ford Credit Floorplan Corporation is a wholly-owned subsidiary of Ford Credit. It was incorporated under the laws of the State of Delaware on February 13, 1991 under its original name, Ford Credit Auto Receivables Corporation. Its principal executive offices are located c/o Ford Credit SPE Management Office; c/o Ford Motor Company, World Headquarters — Suite 322-E1, One American Road, Dearborn, Michigan 48126, and its telephone number is (313) 594-3495. We refer to Ford Credit Floorplan Corporation as “FCF Corp” in this prospectus.

       Ford Credit Floorplan LLC is a limited liability company wholly-owned by Ford Credit. It was organized under the laws of the State of Delaware on August 18, 1997 under its original name, Ford Credit Auto Receivables LLC. Its principal executive offices are located c/o Ford Credit SPE Management Office; c/o Ford Motor Company, World Headquarters — Suite 322-E1, One American Road, Dearborn, Michigan 48126, and its telephone number is (313) 594-3495. We refer to Ford Credit Floorplan LLC as “FCF LLC” in this prospectus.

       FCF Corp and FCF LLC were formed for limited purposes, including purchasing from Ford Credit receivables and interests in other floorplan assets, transferring these receivables and interests in other floorplan assets to the trusts and to third parties and engaging in any activities incidental or necessary to accomplish these purposes. In addition to purchasing receivables and, if applicable, interests in other floorplan assets in connection with the issuance of the notes by the trusts, the transferor may purchase receivables and interests in other floorplan assets from Ford Credit in connection with other funding transactions.

       FCF Corp and FCF LLC, as applicable, as transferor for a trust, may from time to time designate one or more of its affiliates as a subsequent transferor of receivables or, if applicable, interests in other floorplan assets to the trust. So long as the conditions described below under “Description of the Transfer and Servicing Agreement — Subsequent Transferors” in this prospectus are met, the designation of a subsequent transferor will not be subject to your prior review or consent.

FORD MOTOR CREDIT COMPANY

       Ford Motor Credit Company was incorporated in Delaware in 1959 and is a wholly-owned indirect subsidiary of Ford Motor Company. Ford Credit’s principal executive offices are located at One American Road, Dearborn, Michigan 48126, and its telephone number is (313) 322-3000.

       Ford Credit and its subsidiaries provide floorplan and capital financing to motor vehicle dealers throughout the world and provide credit to these dealers’ customers by purchasing retail installment sale contracts and retail leases from dealers. Ford Credit also provides financing to various vehicle leasing companies. Most of the dealers are privately owned and financed and are Ford-franchised dealers that exclusively sell or lease vehicles manufactured by Ford under the Ford, Lincoln and Mercury brands. A substantial majority of all new vehicles financed by Ford Credit are manufactured or distributed by Ford.

       Ford Credit also provides automotive financing for dealers of vehicles that are not manufactured under the Ford, Lincoln or Mercury brands. These vehicles include those manufactured by other manufacturers, such as DaimlerChrysler, General Motors, Honda, Nissan, Saturn, Subaru, Toyota and Volkswagen, as well as those built by Ford-owned or -associated manufacturers, such as Volvo, Jaguar, Land Rover and Mazda.

       In addition to vehicle and dealer financing, Ford Credit makes loans to Ford affiliates and finances the receivables of Ford and its subsidiaries. Ford Credit also conducts insurance operations through The American Road Insurance Company and its subsidiaries in the United States and Canada. American Road’s business consists of extended service plan contracts originated primarily by Ford dealers for new and used vehicles manufactured by affiliated and non-affiliated companies, physical damage insurance covering vehicles and equipment financed at wholesale by Ford Credit, and the reinsurance of credit life and credit disability insurance for retail purchasers of vehicles and equipment.

FORD MOTOR COMPANY

       Ford Motor Company was incorporated in Delaware in 1919. Ford is one of the world’s largest producers of cars and trucks combined. Ford and its subsidiaries also engage in other businesses, including financing and renting vehicles and equipment.

       Ford sells cars and trucks throughout the world. Ford’s automotive vehicle brands include Ford, Lincoln, Mercury, Volvo, Jaguar, Land Rover and Aston Martin. In addition, Ford owns a 33.4% interest in Mazda Motor Corporation.

USE OF PROCEEDS

       The net proceeds from the sale of each series of notes issued by a trust will be paid to the transferor for that trust. The transferor will use these proceeds for its general corporate purposes, including payment to Ford Credit for the receivables and any interests in other floorplan assets that it purchases from Ford Credit. However, if the notes of a series benefit from some forms of enhancement as specified in the related prospectus supplement, the transferor may need to pay all or a portion of these proceeds to an enhancement provider or deposit them into one or more of the trust’s bank accounts. Ford Credit will use any proceeds that it receives for its general corporate purposes.

FORD CREDIT’S DEALER FLOORPLAN FINANCING BUSINESS

General

       Ford Credit is the primary source of financing for Ford-franchised dealers that exclusively sell or lease vehicles manufactured by Ford under the Ford, Lincoln and Mercury brands. Using the same credit criteria, Ford Credit also provides financing for dealers of vehicles built by non-Ford manufacturers, such as DaimlerChrysler, General Motors, Honda, Nissan, Saturn, Subaru, Toyota and Volkswagen, and those built by Ford-owned or -associated manufacturers, such as Volvo, Jaguar, Land Rover and Mazda. For those non-Ford dealers that are affiliated with a Ford-franchised dealer, Ford Credit will provide financing directly. For those that are not affiliated with a Ford franchised dealer, Ford Credit will provide financing through its PRIMUS Financial Services division. Ford Credit services its dealer floorplan accounts in accordance with general industry standards and servicing guidelines established from time to time by Ford Credit.

       Ford Credit categorizes the vehicles financed and secured by the receivables as new or used vehicles primarily for the purpose of setting the applicable financing rate. Ford Credit permits certain used vehicles to be financed at a new vehicle rate. The term “new vehicles” means those vehicles that are:

•	currently untitled vehicles;

•	previously titled vehicles purchased by a qualified dealer at a closed auction conducted by Ford; or

•	vehicles previously subject to retail leases under Ford Credit’s retail lease programs that a dealer has acquired pursuant to the dealer’s purchase option relating to such lease.

The term “used vehicles” means those vehicles other than new vehicles. The categorization of new and used vehicles may change in the future based on Ford Credit’s practices and policies.

Origination of Receivables

       Each receivable represents the right to receive payments in connection with a dealer’s purchase and/or financing of a vehicle for its inventory. Each receivable is secured by the related vehicle and, in some cases, may be secured by non-vehicle related security, such as vehicle parts inventory, equipment, fixtures, service accounts, real estate and/or personal guarantees of the related dealer. See “— Security Interests in Vehicles and Non-Vehicle Related Security” in this Prospectus.

       Under the sales and service agreements between dealers and manufacturers and distributors, each dealer usually must pay for a vehicle either at the time when the vehicle is released by the manufacturer or distributor for shipment to the dealer or at the time when the vehicle is actually delivered to the dealer. In the case of new vehicles manufactured by Ford under the Ford, Lincoln and Mercury brands, the latter arrangement applies. During the “in-transit” period, which is the period from the date of vehicle shipment to the date of delivery to the dealer (or, if later, the date when the invoice price is finalized), Ford retains an interest in the vehicle securing the dealer’s obligation to pay Ford. Each of these payment obligations, together with Ford’s security interest in the related vehicle and Ford’s rights under its sales and service agreement with the dealer, are typically sold by Ford to Ford Credit under a sale and assignment agreement at a price equal to 100% of the invoice price of the vehicle. In lieu of a discounted purchase price, Ford also agrees to pay an adjustment fee equal to a portion of the price originally paid to Ford by Ford Credit. The amount of the adjustment fee will be calculated based on an agreed upon rate (currently, the prime rate plus 0.30% per annum) and the number of days elapsed during the in-transit period. For purposes of the transactions contemplated by this prospectus, all such adjustment fees paid by Ford will be treated as interest collections of the related receivable. Upon delivery of the vehicle to the dealer, the dealer’s financing source will make an advance on behalf of the dealer equal to 100% of the invoice price to pay Ford Credit, as assignee of Ford.

       A dealer’s financing source may be either Ford Credit or some other financial institution. If Ford Credit is the financing source, the dealer’s obligation to pay Ford Credit, as assignee of Ford, for the purchased vehicle will be assigned by a trust to the transferor at the time of vehicle delivery in exchange for the related new obligation of the dealer to repay Ford Credit under the dealer’s floorplan financing agreement with Ford Credit. Any such exchange between a trust and the transferor will not be included as part of principal collections and will be disregarded for purposes of determining the monthly principal payment rate of the receivables owned by any trust. Moreover, in cases of sales of new model vehicles by Ford, the invoice price established initially by Ford may not be finalized until after vehicle delivery. In each such case, the trust’s interest in the related receivable will be adjusted as necessary to reflect the final invoice price as determined by Ford and the related dealer.

       Ford Credit finances 100% of the wholesale invoice price of new vehicles, including destination charges and a dealer holdback amount (currently approximately 3% of the manufacturer’s suggested retail price). The holdback amount is later returned to the dealer. The amount advanced by Ford Credit for vehicles financed at the new vehicle rate is equal to:

•	the factory invoice amount, in the case of untitled vehicles;

•	the auction purchase price (including buyer fees and auction fees), in the case of vehicles purchased at closed auction by a qualified dealer; or

•	the dealer’s purchase option price in the case of vehicles previously leased under the applicable Ford Credit retail lease program.

For vehicles financed at the used vehicle rate, Ford Credit finances up to 100% of each used vehicle’s wholesale book value as shown in the National Official Wholesale Used Car Trade-in Guide of the National Automotive Dealers Association.

Credit Underwriting Process

       Ford Credit extends floorplan financing under established credit lines. Lines of credit may be established for dealers to finance purchases of new and used vehicles. Dealers that have a new vehicle credit line in place also may be eligible for a used vehicle credit line. In some instances, a dealer without a new vehicle credit line in place may still be eligible to receive a used vehicle credit line. A dealer may also have other credit lines under its account, including commercial vehicle or fleet credit lines.

       A dealer wishing to establish a vehicle credit line with Ford Credit must submit a request for financing to the Ford Credit branch office. The branch office will then investigate the prospective dealer by reviewing credit reports, financial statements and bank references and by evaluating the dealer’s marketing capabilities, startup financing resources and credit requirements. The branch management then prepares a written recommendation either approving or denying the request for financing. The branch manager can approve new floorplan financing requests for credit lines up to $15 million. For higher credit lines, documentation is forwarded to a regional office or the central office for approval. Ford Credit generally applies the same underwriting standards for dealers franchised by other manufacturers as it applies to Ford-franchised dealers.

       Once its credit line has been approved, the dealer must execute a series of financing agreements with Ford Credit that grant Ford Credit a first priority security interest in the financed vehicles and any applicable additional security.

       The size of a credit line that Ford Credit offers a dealer is based on the dealer’s historical sales rate. In the case of a new dealer, the credit line is based on the dealer’s expected sales rate. The amount of a dealer’s credit line for new vehicles is reviewed periodically for adjustment. Currently, a new vehicle floorplan credit line is generally an amount sufficient to finance a 60-day supply of new vehicles. As more fully described below under “— Dealer Monitoring” in this prospectus, the credit lines are guidelines, not absolute limits. Ford Credit may permit dealers to exceed their credit lines for business reasons, including for seasonal variations in sales patterns.

       Once a dealer begins to floorplan vehicles from a particular manufacturer or distributor, Ford Credit generally will finance all purchases of vehicles by the dealer from the manufacturer or distributor, subject to the dealer’s credit line. Ford Credit may limit or cancel this arrangement if, in its judgment, a dealer’s inventory is significantly overstocked or if a dealer is experiencing financial difficulties. In these circumstances, referred to as a “suspended” condition, the branch or regional office of Ford Credit may approve additional financing on a vehicle-by-vehicle basis.

Security Interests in Vehicles and Non-Vehicle Related Security

       The floorplan financing arrangements constituting dealer credit lines, including the designated accounts selected for any trust, grant Ford Credit a security interest in the related vehicles and any applicable additional security. Ford Credit will represent to the transferor that this security interest is a first priority security interest. In the case of credit lines originated through PRIMUS, the financing agreements also grant a security interest in all personal property of the dealer. Ford Credit will assign to the transferor these security interests, which with respect to property other than vehicles may be subordinated, pursuant to the receivables purchase agreement between the transferor and Ford Credit. The transferor will then assign them to the applicable trust pursuant to the transfer and servicing agreement.

       The security interest in the vehicle generally terminates at the time the vehicle is sold or leased by the dealer, although the security interest continues in the proceeds from that sale or lease. Therefore, if a dealer sells or leases a vehicle and subsequently defaults in repaying the amount owed on the related receivable, the applicable trust will not have any recourse to the vehicle.

       In its other lending activities, Ford Credit may make capital loans, real estate loans or other advances to dealers or their parent holding companies or other affiliates that are also secured by a security interest in the vehicles. In each receivables purchase agreement, Ford Credit will agree not to assert its security interest in any vehicle until the applicable trust has been paid in full on the receivables secured by the trust’s security interest in the vehicle. Although the trust in each case will have a first-priority perfected security interest in the related vehicles, a default under any such loans made to a dealer’s parent holding company or other affiliates may result in a default in respect of such dealer’s receivables that have been transferred to the trust. In addition, in connection with capital loans, real estate loans or other advances made by Ford Credit to a dealer or their parent holding companies or other affiliates, Ford Credit also may take a security interest in any non-vehicle related security, such as vehicle parts inventory, equipment, fixtures, service accounts, realty and/or personal guarantees of the dealer. Ford Credit, in its sole discretion, may enforce its remedies on the non-vehicle related security for its own benefit before any trust is permitted to do so. Because each trust will have a subordinate position in the non-vehicle related security, we cannot assure you that the trust will realize proceeds from any non-vehicle related security.

Payment Terms

       Under Ford Credit’s current floorplan financing agreements, dealers are charged interest at a rate determined weekly. The interest rate is currently based on the “prime rate” designated from time to time by selected financial institutions plus a spread of 1.00% per annum for new vehicles and 1.75% per annum for used vehicles. Dealers also pay flat charges established by Ford Credit from time to time to cover miscellaneous costs. Under the sale and assignment agreement between Ford and Ford Credit, the adjustment fee rate applicable to the in-transit period is currently based on the prime rate plus a spread of 0.30% per annum.

       Under the floorplan financing agreements with the dealers, Ford Credit may demand payment of interest and principal on a floorplan loan at any time. However, unless Ford Credit terminates the credit line or the dealer has been classified as “status”, Ford Credit bills dealers for interest and other non-principal charges monthly in arrears. A statement setting forth billing and related account information is prepared and distributed to the dealers by the fourth calendar day of each month. Interest and other non-principal charges owed by dealers are generally required to be paid by dealers either on receipt or by the 15th day of the calendar month following the month in which they are billed. Adjustment fees are paid by Ford in arrears by the 15th day of each calendar month for the number of days in the preceding calendar month that the related vehicles were in-transit to the dealer.

       Payment in full of principal is generally required to be made by dealers promptly upon the sale or lease of the related vehicle to a customer. In certain limited circumstances, however, under a program known as Delayed Payment Privilege, or DPP, Ford Credit may agree with a dealer to delay the payment of principal for a specified period following the sale or lease of the vehicle. Ford Credit may delay payment up to 30 days if the dealer sells vehicles to organizations, such as large corporations or governmental agencies, whose complex payable systems delay payment to the dealer, or may delay payment up to 15 days if competitive practices, such as spot-delivery promotions in which the dealer permits the customer to take delivery of the vehicle before a finance source is in place, make it necessary for the dealer to accept delayed payment. In each case, the dealer remains obligated to pay the full amount of outstanding principal, even if the buyer defaults, and Ford Credit receives additional security from the dealer in the form of an assignment of proceeds or a security interest in all of the dealer’s assets.

       Each dealer generally has the option to enter into a cash management agreement with Ford Credit under which the dealer may, subject to certain limitations, prepay its wholesale obligations and thereby reduce its interest charges. If a dealer elects to make a payment under a cash management agreement, principal collections in the same amount will be remitted to the trust. The effect of any payment under a cash management agreement is to accelerate the trust’s receipt of principal collections relative to the rate at which principal collections would have been received in the absence of any such payments. A dealer also may request a new advance of amounts previously paid under the cash management agreement from time to time. Any such request will be treated by Ford Credit as a new advance to the dealer and, in the case of a dealer whose receivables are included in a trust, the amount payable to the trust in respect of those receivables will increase by the amount of the new advance.

       In the future, Ford may institute programs under which Ford may assume a dealer’s obligation to pay interest to Ford Credit with respect to Ford-manufactured or -distributed new vehicles. Any assumption by Ford of a dealer’s interest payment obligation under these programs would be at Ford’s sole discretion and would be only for interest that accrues for a limited period of time beginning from the date each new vehicle is delivered to the dealer. Notwithstanding Ford’s assumption of a dealer’s interest payment obligation, the advance made by Ford Credit on each Ford-manufactured or -distributed new vehicle would continue to accrue interest at the applicable rate specified in the floorplan financing agreement between the dealer and Ford Credit.

The implementation of any of these programs by Ford will not be subject to the prior review or consent of noteholders so long as the rating agencies confirm that the proposed programs will not result in the reduction or withdrawal of the ratings of the notes issued by the trusts.

Relationship with Ford and Other Manufacturers

       Under the sales and service agreement between Ford and each Ford-franchised dealer, if the dealer terminates its Ford franchise voluntarily, Ford commits to repurchase unsold new vehicles in inventory at the wholesale price of the vehicles, less a specified margin. Ford only repurchases current year models that are new, undamaged and untitled. If the dealer terminates its Ford dealership voluntarily, Ford also agrees to repurchase the dealer’s vehicle parts inventory at specified percentages of the invoice price. These types of assistance are provided by Ford for the benefit of its dealers but they do not relieve the dealers of any of their obligations to Ford Credit. Many of these types of assistance are provided at the option of Ford, and Ford may terminate these programs in whole or in part at any time. If Ford is unable or elects not to provide assistance, the loss experience of Ford Credit on its U.S. dealer floorplan portfolio may be adversely affected. In addition, because a substantial number of the vehicles sold by the dealers are manufactured or distributed by Ford, if Ford exited the vehicle business temporarily or permanently, the sales rate of Ford-manufactured and -distributed vehicles would decrease, adversely affecting payment rates and the loss experience of Ford Credit’s U.S. dealer floorplan portfolio.

       Under the terms of the agreements entered into by Ford Credit with manufacturers and distributors other than Ford, Ford Credit provides private-label automotive financing services to certain dealers similar to those offered to Ford-franchised dealers. In connection with these agreements and other agreements entered into with other non-Ford manufacturers or distributors, some of the manufacturers or distributors provide repurchase agreements that commit the manufacturer or distributor to repurchase unsold vehicles in the dealer’s inventory upon termination of the dealer franchise, whether voluntary or otherwise. The agreements vary, but typically provide for repurchase of unused, current models that are new, undamaged and untitled. The repurchase price is the net of wholesale cost less holdback, transportation and advertising fees. Assistance is provided for the benefit of the dealer in the event of a voluntary termination and for the benefit of Ford Credit in the event of an involuntary termination. Many of these types of assistance are provided at the option of non-Ford manufacturers or distributors, and these non-Ford manufacturers or distributors may terminate these programs in whole or in part at any time. If the non-Ford manufacturers or distributors are unable or elect not to provide assistance, the loss experience of Ford Credit on its U.S. dealer floorplan portfolio may be adversely affected. If a manufacturer or distributor that supplies vehicles to these dealers exited the vehicle business temporarily or permanently, the sales rate of its vehicles would decrease and the payment rates and loss experience of Ford Credit’s U.S. dealer floorplan portfolio might be adversely affected.

Dealer Monitoring

       The level of each floorplan credit line is monitored on a periodic basis. Because credit lines are viewed as guidelines and not absolute limits for new vehicles, Ford Credit may permit dealers to exceed their credit lines for business reasons. For example, before a seasonal peak, a dealer may purchase more vehicles than its existing credit lines would otherwise permit. Because of slow inventory turnover, a dealer’s credit lines may be reduced until a sufficient portion of its vehicle inventory is liquidated. Also, notwithstanding a dealer’s credit line, Ford Credit may implement systematic procedures so that a manual approval is required for any advances to the dealer. Exception reports for dealers that have exceeded their credit lines by a specified percentage are reviewed on a weekly basis. Ford Credit may evaluate a dealer’s financial position and may place the dealer in the suspended category. See “— Credit Underwriting Process” above in this prospectus.

       Ford Credit reviews dealer financial statements and audits dealer inventory and dealer sales records regularly to evaluate the dealer’s financial position and to verify the presence of the collateral and the promptness of the dealer payments on sold or leased vehicles. Dealers submit financial statements monthly and are subject to a full credit review annually, with the more frequents reviews based upon the dealer’s risk rating and total exposure. Ford Credit uses an automated dealer credit rating system to reduce errors and provide consistent dealer ratings for underwriting decisions. Ford Credit conducts on-site audits of vehicle inventories of dealers on a regular basis. Depending on the dealer’s risk profile, current guidelines established by Ford Credit require that its personnel perform these audits as often as once every ten weeks but at least once a year. In practice, however, audits are typically conducted on a more frequent basis than required by the guidelines. The dealer receives no advance notice of any visit. In every audit, auditors review the dealer’s sales records and conduct a physical inventory of the financed vehicles using handheld computers and vehicle identification number, or VIN, scanners, that allow them to immediately reconcile physical vehicle inventories with Ford Credit’s records of financed vehicles. Audits are intended to identify instances where a dealer has sold or leased a vehicle without repaying the related floorplan advance generally within five days of the sale or lease. Dealer repayments are monitored daily to detect adverse deviations from typical payment patterns, in which case appropriate actions are taken.

Dealer Status and Ford Credit’s Write-Off Policy

       In some circumstances, Ford Credit will classify a dealer as “status”. These circumstances may include the dealer’s failure to make principal or interest payments when due under the floorplan financing agreement or the occurrence of bankruptcy, insolvency, receivership, liquidation or other similar events relating to the dealer. Ford Credit works with dealers to resolve the circumstances that led to the status classification. If, however, a dealer remains classified as status, one of the following events usually occurs:

•	an orderly liquidation in which the dealer voluntarily liquidates its inventory through normal sales to retail customers;

•	a forced liquidation in which the dealer’s inventory is repossessed; or

•	a voluntary surrender of the dealer’s inventory.

       An estimated loss reserve is established as soon as Ford Credit recognizes that the credit line is impaired. The branch and regional management will estimate and book any loss, net of anticipated collateral recoveries, typically within thirty days of status declaration. Once a loss appears imminent, Ford Credit performs an analysis of its positions, attempts to liquidate all remaining collateral, including by transferring vehicles to another dealer, exercises any third party guarantees and writes off any remaining amounts as uncollectible.

       When the dealer account has been declared a status, Ford Credit may take any of the following actions to mitigate loss exposure:

•	hold the vehicle keys and titles;

•	require certified funds for all sold vehicles;

•	place Ford Credit employees or hired security personnel at the dealership; or

•	initiate legal actions to exercise rights under the financing agreements.

THE TRUST PORTFOLIO

Receivables in Designated Accounts

       The assets of each trust will consist primarily of a revolving pool of receivables transferred to it by the transferor under the related transfer and servicing agreement. The revolving pool of receivables constituting each trust portfolio will be those arising from time to time in connection with designated accounts selected from Ford Credit’s U.S. portfolio of dealer floorplan accounts. Each designated account must meet specified eligibility criteria for the related trust. Only the receivables relating to designated accounts will be sold by Ford Credit to the transferor, and then transferred by the transferor to the related trust. The designated accounts themselves will not be sold or transferred when their receivables are sold by Ford Credit to the transferor and then transferred by the transferor to any trust. Ford Credit will continue to own the designated accounts after their designation and, so long as Ford Credit is the floorplan financing source, will remain obligated under the terms of the dealer financing agreement to make all related advances. When an account is designated for a trust, that account cannot be designated for any other trust and all receivables in existence in connection with that account at that time generally will be transferred to the trust. Afterwards, all new receivables arising in connection with that designated account generally will be transferred automatically to the trust, unless the account becomes an ineligible account. Dealer floorplan accounts may contain separate credit lines for the financing of vehicles other than automobiles and light-duty trucks and for fleet purchases. These separate credit lines are not included when the account is designated for a trust, and any receivables arising under these separate credit lines generally are not transferred to the trust.

       At the time a dealer’s floorplan financing account is designated for a trust, the account must meet specified eligibility criteria in order to be an eligible account. The criteria applicable to each trust will be set forth in the transfer and servicing agreement and may include limitations on the dealers’ geographic location, among others. The criteria for eligible accounts may differ among the trusts. The prospectus supplement for your notes will specify whether any dealer location requirements or other limitations apply to the eligibility criteria for your trust’s designated accounts.

       Upon its formation, each trust will have an initial pool of accounts designated for it. Over time, the composition of this pool may change. The transfer and servicing agreement governing the transfer of receivables from the transferor to a trust will permit the transferor to transfer receivables arising under additional eligible accounts. At other times, the transfer and servicing agreement may require the transferor to transfer receivables arising under additional eligible accounts. See “Description of the Transfer and Servicing Agreement — Additional Designated Accounts” below in this prospectus. The transfer and servicing agreement will also permit the transferor to redesignate eligible accounts, the receivables of which will be removed from the trust in limited circumstances and may require the transferor to redesignate ineligible accounts. See “Description of the Transfer and Servicing Agreement — Redesignation of Accounts” below in this prospectus. Throughout the term of a trust, the accounts giving rise to the receivables owned by that trust will be those initially designated at the trust’s formation plus any additional accounts minus any redesignated accounts.

Interests in Other Floorplan Assets

       In addition to receivables arising in connection with designated accounts, the trust portfolio may include interests in other floorplan assets, such as:

•	participation interests in pools of assets existing outside the trust and consisting primarily of receivables originated by Ford Credit or one of its affiliates;

•	participation interests in receivables originated by a third-party;

•	syndicated receivables;

•	third-party financed in-transit receivables; and

•	third-party purchased receivables.

       Ford Credit may directly or indirectly deposit receivables arising in connection with various dealer floorplan financing arrangements into pools of assets existing outside and apart from the trust. The receivables included in these separate pools of assets are called pooled participation receivables. Typically, the ownership interest in one of these pools of assets will be in the form of an undivided participation interest issued under agreements similar to those governing the issuance of your notes. Any such participation interest will entitle its holder to various percentages of the collections generated from the related pool of assets. These participation interests may have their own credit enhancement, amortization events, servicing obligations and servicer defaults, all of which are likely to be enforceable by a separate trustee under the agreements governing the issuance of these interests and may be different from those specified in this prospectus. The rights and remedies of the trust as the holder of a pooled participation interest and, therefore, the noteholders will be subject to all the terms and provisions of those governing agreements.

       Ford Credit may participate in a third party’s dealer floorplan financing arrangements by purchasing a participation interest under a separate participation agreement between Ford Credit and the third party. The receivables arising under these third party financing arrangements in which Ford Credit may participate are called purchased participation receivables. In some cases, purchased participation receivables may be serviced by the third party or a person other than Ford Credit. The rights and remedies of the trust as the holder of participation interests in purchased participation receivables and, therefore, the noteholders will be subject to all the terms and provisions of those participation agreements between the third party and Ford Credit.

       Ford Credit may be a member of a syndicate of lenders under a dealer floorplan financing arrangement. The receivables originated by Ford Credit under these syndicated financing arrangements are called syndicated receivables. Typically, in a syndicated financing arrangement, each syndicate lender, including Ford Credit, will make advances in connection with the related dealer’s purchase of specified vehicles. In some cases, syndicated receivables may be serviced by a party other than Ford Credit. The rights and remedies of the trust as the holder of syndicated receivables and, therefore, the noteholders will be subject to all the terms and provisions of those agreements governing the syndicated financing arrangement between the motor vehicle dealer and the syndicate of lenders.

       Ford Credit may acquire the right to receive payments from dealers in connection with their purchases of Ford-manufactured or distributed new vehicles and for which the financing source is other than Ford Credit. These rights to receive dealer payments are called third-party financed in transit receivables. Third-party financed in-transit receivables will be assigned by Ford to Ford Credit and are payable generally upon delivery of the vehicles to the dealers. As a result, third-party financed in-transit receivables will not be exchanged for any new obligations and the payment of such receivables will be included as part of principal collections.

       The prospectus supplement will specify whether interests in any other floorplan assets are included in the assets of the related trust. If the prospectus supplement does not specify that any interests in other floorplan assets are included in the trust, the trust may nonetheless acquire them at a later date without your prior review or consent so long as each rating agency confirms that the acquisition will not cause it to reduce or withdraw its rating of any outstanding notes issued by the trust.

       Any interests in other floorplan assets included in a trust will be transferred to it by the transferor under the transfer and servicing agreement. The transferor, in turn, may have acquired these interests from Ford Credit or one of its affiliates. As in the case of receivables arising under designated accounts, any interests in other floorplan assets may be limited to related dealers located in states in specified geographic regions of the U.S. Moreover, after an interest in one of the other floorplan assets is included in the trust assets, the transfer and servicing agreement may permit or require the transferor to transfer additional interests in the same or similar types of other floorplan assets to the trust and may permit or require the transferor to remove from the trust interests in these other floorplan assets.

DESCRIPTION OF THE NOTES

       The notes of each trust will be issued in series. Each series will represent an obligation of the issuing trust only and not of any other trust. Each series of notes will be issued under an indenture, as supplemented by an indenture supplement, in each case entered into by the trust and the indenture trustee. Although the following discussion summarizes the terms generally applicable to the notes of any series that any trust may issue, all references in this discussion to “notes,” “noteholders” and “series” relate only to those notes issued by a single trust. Accordingly, you should read this discussion and the provisions that it summarizes only in the context of that single trust.

General

       The notes will be secured by and paid from the assets of the trust. Each series will be allocated interest collections and principal collections based on the applicable investor percentages for that series. The investor percentages for a series will be based on that series’ invested amount.

       Each series of notes may consist of one or more classes, one or more of which may be senior notes and/or one or more of which may be subordinated notes. In addition, in a shared enhancement series, each class may consist of multiple discrete issuances, called tranches. Unless otherwise specifically indicated, any reference to a class in this prospectus also applies to the tranches of a class in a shared enhancement series.

       Each class of a series will evidence the right to receive a specified portion of each distribution of principal or interest or both. Each class of a series may differ from other classes in some aspects, including:

•	note rating;

•	availability and amount of any enhancement;

•	priority of entitled payments;

•	amounts allocated to interest and principal payments;

•	principal balance;

•	interest rate; and

•	maturity date.

       Payments and deposits of interest and principal will be made on payment dates to noteholders in whose names the notes were registered on the record dates specified in the prospectus supplement. Interest will be distributed to noteholders in the amounts, for the periods and on the dates specified in the prospectus supplement.

       The transferor initially will own the transferor interest. The holders of the transferor interest, subject to limitations, will have the right to the applicable transferor percentage of collections from the assets in the trust portfolio. The transferor interest may be transferred, in whole or in part, subject to the limitations and conditions set forth in the trust agreement and the transfer and servicing agreement. See “Description of the Transfer and Servicing Agreement — Matters Regarding the Servicer and the Transferor” below in this prospectus. At the discretion of the transferor, the transferor interest may be held either in uncertificated form or in the form of a transferor certificate.

       During the revolving period, the invested amount of a series or class will remain constant except under limited circumstances. See “— Investor Default Amount and Reallocated Principal Collections” below in this prospectus. The pool balance of a trust, however, will vary each day as new principal receivables or principal interests in other floorplan assets are created and others are paid, charged off as uncollectible or otherwise adjusted. In addition, the pool balance will increase when receivables arising in connection with additional accounts are added to the trust or interests in other floorplan assets are included and will decrease when receivables or interests in other floorplan assets are removed from the trust. The amount of the transferor interest, called the transferor amount, will fluctuate each day, therefore, to reflect the changes in the amount of the pool balance. When a series or class is amortizing, the invested amount of that series or class will decline as principal receivables or principal interests in other floorplan assets are collected and distributed to the noteholders. As a result, the transferor interest will generally increase to reflect reductions in the invested amount of that series or class and will also change to reflect variations in the pool balance. The transferor interest may also be reduced as the result of new issuances. See “— New Issuances” below in this prospectus.

       If the servicer adjusts the amount of any receivable because of a rebate to the dealer, billing error or certain other non-cash items, the transferor amount will be reduced by the amount of the adjustment. In the event that the transferor amount is reduced in this way, the amount of the related receivable will be deducted from the pool balance. Furthermore, if any reduction in the transferor amount would cause it to fall below the trust’s required transferor amount for the prior determination date (after giving effect to the allocations, distributions, withdrawals and deposits to be made on the distribution date immediately following that determination date), the transferor will be required to deposit into the excess funding account funds in an amount equal to the deficiency on the day when the adjustment occurs. Any funds that the transferor so deposits into the excess funding account are referred to as “adjustment payments”.

Note Ratings

       Any rating of the notes by a rating agency will indicate:

•	its view on the likelihood that noteholders will receive required interest and principal payments; and

•	its evaluation of the receivables and the availability of any credit enhancement for the notes.

       Among the things a rating will not indicate are:

•	the likelihood that interest or principal payments will be paid on a scheduled date;

•	the likelihood that an amortization event will occur;

•	the likelihood that a U.S. withholding tax will be imposed on non-U.S. noteholders;

•	the marketability of the notes;

•	the market price of the notes; or

•	whether the notes are an appropriate investment for any purchaser.

       A rating will not be a recommendation to buy, sell or hold the notes. A rating may be lowered or withdrawn at any time by a rating agency.

       The transferor will request a rating of the notes offered by this prospectus and the prospectus supplement from at least one rating agency. Rating agencies other than those requested could assign a rating to the notes and, if so, that rating could be lower than any rating assigned by a rating agency chosen by the transferor.

Book-Entry Registration

Generally, notes offered through this prospectus and the prospectus supplement:

•	will be represented by notes registered in the name of a DTC nominee;

•	will be available for purchase in minimum denominations of $1,000 and multiples of $1,000 in excess of that amount; and

•	will be available for purchase in book-entry form only.

       The prospectus supplement will specify if your notes have different characteristics from those listed above.

       DTC has informed the transferor that its nominee will be Cede & Co. Accordingly, Cede & Co. is expected to be the holder of record of each series of notes. As an owner of beneficial interests in the notes, you will generally not be entitled to a definitive note representing your interest in the issued notes because you will own notes through a book-entry record maintained by DTC. References in this prospectus and the prospectus supplement to distributions, reports, notices and statements to noteholders refer to DTC or Cede & Co., as registered holder of the notes, for distribution to you in accordance with DTC procedures. All references in this prospectus and the prospectus supplement to actions by noteholders will refer to actions taken by DTC upon instructions from DTC participants.

       The prospectus supplement may state that application will be made to list your series or class of notes on the Luxembourg Stock Exchange or another exchange.

       Following is a description of the form your notes will take. We also describe how your notes may be transferred and how payments will be made to you.

       The information in this section concerning DTC and DTC’s book-entry system has been provided by DTC. The transferor has not independently verified the accuracy of this information.

       You may hold your notes through DTC in the U.S., Clearstream or Euroclear in Europe or in any other manner described in the prospectus supplement. You may hold your notes directly with one of these systems if you are a participant in the system, or indirectly through organizations which are participants.

       Cede & Co., as nominee for DTC, will hold the global notes. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream customers and the Euroclear participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries which in turn will hold those positions in customers’ securities accounts in the depositaries’ names on the books of DTC.

       DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, who may include the underwriters of any series, banks, trust companies and clearing corporations and may include other organizations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies, as indirect participants, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

       Transfers between DTC participants will occur in accordance with DTC rules. Transfers between Clearstream customers and Euroclear participants will occur in the ordinary way in accordance with their applicable rules and operating procedures.

       Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its depositary; however, those cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines, European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to the depositaries.

       Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and those credits or any transactions in those securities settled during the subsequent securities settlement processing will be reported to the relevant Clearstream customer or Euroclear participant on that business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

       Note owners that are not participants or indirect participants but desire to purchase, sell or otherwise transfer ownership of, or other interest in, notes may do so only through participants and indirect participants. In addition, note owners will receive all distributions of principal of and interest on the notes from the indenture trustee through the participants who in turn will receive them from DTC. Under a book-entry format, note owners may experience some delay in their receipt of payments, since those payments will be forwarded by the indenture trustee to Cede & Co., as nominee for DTC. DTC will forward those payments to its participants, which thereafter will forward them to indirect participants or note owners. It is anticipated that the only “noteholder” will be Cede & Co., as nominee of DTC. Note owners will not be recognized by the indenture trustee as noteholders, as that term is used in the indenture, and note owners will only be permitted to exercise the rights of noteholders indirectly through the participants who in turn will exercise the rights of noteholders through DTC.

       Under the rules, regulations and procedures creating and affecting DTC and its operations, DTC is required to make book-entry transfers among participants on whose behalf it acts with respect to the notes and is required to receive and transmit distributions of principal and interest on the notes. Participants and indirect participants with which note owners have accounts with respect to the notes similarly are required to make book-entry transfers and receive and transmit those payments on behalf of their respective note owners. Accordingly, although note owners will not possess notes, note owners will receive payments and will be able to transfer their interests.

       Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and banks, the ability of a note owner to pledge notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of those notes, may be limited due to the lack of a physical certificate for those notes.

       DTC has advised the transferor that it will take any action permitted to be taken by a noteholder under the indenture only at the direction of one or more participants to whose account with DTC the notes are credited. Additionally, DTC has advised the transferor that it will take those actions with respect to specified percentages of the invested amount only at the direction of and on behalf of participants whose holdings include interests that satisfy those specified percentages. DTC may take conflicting actions with respect to other interests to the extent that those actions are taken on behalf of participants whose holdings include those interests.

       Clearstream Banking, société anonyme, was incorporated in 1970 as “Cedel S.A.,” a company with limited liability under Luxembourg law, a société anonyme. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thereby eliminating the need for physical movement of certificates. Transactions may be settled by Clearstream in any of 36 currencies, including United States Dollars. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream also deals with domestic securities markets in over 30 countries through established depository and custodial relationships. Clearstream is registered as a bank in Luxembourg. Clearstream is subject to regulation by the Commission de Surveillance du Secteur Financier, which supervises Luxembourg banks. Clearstream’s customers are world-wide financial institutions including underwriters, securities brokers, and dealers, banks, trust companies and clearing corporations. Clearstream’s U.S. customers are limited to securities brokers and dealers, and banks. Currently, Clearstream has approximately 2,000 customers located in over 80 countries, including all major European countries, Canada, and the United States. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with an account holder of Clearstream.

       Euroclear was created in 1968 to hold securities for its participants and to clear and settle transactions between its participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and the risk from transfers of securities and cash that are not simultaneous. Transactions may be settled in any of 34 currencies, including United States dollars. In addition to safekeeping (custody) and securities clearance and settlement, the Euroclear System includes securities lending and borrowing and money transfer services. On December 31, 2000, Euroclear Bank S.A./ N.V. was launched and replaced Morgan Guaranty Trust Company of New York as the operator of and banker to the Euroclear System. Euroclear Bank S.A./ N.V. has capital of approximately EUR 1 billion. All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator. They are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law. These govern all transfers of securities and cash, both within the Euroclear System, and receipts and withdrawals of securities and cash. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters specified in each prospectus supplement. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. The Euroclear operator acts under the Terms and Conditions, the Operating Procedures of the Euroclear System and Belgian law only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

       Distributions with respect to notes held through Clearstream or Euroclear will be credited to the cash accounts of Clearstream customers or Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Distributions with respect to notes held through Clearstream or Euroclear will be subject to tax reporting in accordance with relevant United States tax laws and regulations. See “Material Federal Income

Tax Consequences” in this prospectus. Clearstream or the Euroclear operator, as the case may be, will take any other action permitted to be taken by a noteholder under the indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its rules and procedures and subject to its depositary’s ability to effect those actions on its behalf through DTC.

       Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform those procedures and those procedures may be discontinued at any time.

Definitive Notes

       The notes of each series will be issued as definitive notes to note owners or their nominees, rather than to DTC or its nominee, only if:

•	the administrator advises the indenture trustee for that series in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to a given class of notes, and the administrator is unable to locate a qualified successor;

•	the administrator, at its option, advises the indenture trustee in writing that it elects to terminate the book-entry system through DTC; or

•	after the occurrence of a servicer default or an event of default, note owners of a class representing at least a majority of the outstanding principal balance of that class of notes advise the indenture trustee and DTC through participants in writing that the continuation of a book-entry system through DTC (or its successor) is no longer in the best interest of the note owners of that class of notes.

       If any of these events occur, DTC must notify all participants of the availability through DTC of definitive notes. Upon surrender by DTC of the definitive instrument representing the notes and instructions for re-registration, the indenture trustee will issue the notes as definitive notes, and thereafter the indenture trustee will recognize the registered holders of those definitive notes as noteholders under the indenture.

       Distribution of principal and interest on the notes will be made by the indenture trustee directly to holders of definitive notes in accordance with the procedures set forth in this prospectus and in the indenture. Interest payments and any principal payments on each payment date will be made to holders in whose names the definitive notes were registered at the close of business on the related record date. Distributions will be made by check mailed to the address of the noteholders as it appears on the register maintained by the indenture trustee. The final payment on any note, whether definitive notes or the notes registered in the name of Cede & Co. representing the notes, however, will be made only upon presentation and surrender of that note at the office or agency specified in the notice of final distribution to noteholders. The indenture trustee will provide this notice to registered noteholders not later than the fifth day of the month of the final distributions.

       Definitive notes will be transferable and exchangeable at the offices of the transfer agent and registrar, which will initially be the indenture trustee. No service charge will be imposed for any registration of transfer or exchange, but the transfer agent and registrar may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection with the transfer or exchange. The transfer agent and registrar will not be required to register the transfer or exchange of definitive notes for a period of fifteen days preceding the due date for any payment on those definitive notes.

New Issuances

       The indenture provides that, under one or more indenture supplements, the transferor may cause the owner trustee, on behalf of the trust, to issue one or more new series of notes. Each series issued may have different terms and enhancements than any other series. Upon the issuance of an additional series of notes, the transferor, the servicer, the indenture trustee or the trust are not required and do not intend to obtain the consent of any noteholder of any other series previously issued by the trust. The trust may offer any series under a prospectus or other disclosure document in offerings under this or a similar prospectus or in transactions either registered under the Securities Act of 1933, or exempt from registration under the Securities Act of 1933 directly, through one or more other underwriters or placement agents, in fixed-price offerings or in negotiated transactions or otherwise.

       Unless otherwise specified in the prospectus supplement, a new issuance may only occur upon the satisfaction of conditions provided in the indenture. The transferor may cause the trust to issue new series of notes by notifying the owner trustee, the indenture trustee, the servicer and each rating agency at least two business days in advance of the date upon which the new issuance is to occur. The notice will state the date upon which the new issuance is to occur.

       Unless otherwise specified in the prospectus supplement, the owner trustee will execute, and the indenture trustee will authenticate, the notes of any series only upon delivery to them of the following items, or satisfaction of the following conditions, among others:

•	an indenture supplement specifying the principal terms of the new series;

•	a required federal income tax opinion regarding the new issuance;

•	if required by the related indenture supplement, the form of any enhancement and an appropriate enhancement agreement for the enhancement executed by the transferor and the series enhancer;

•	written confirmation from each rating agency that the new issuance will not result in a reduction or withdrawal of its rating of any outstanding series or class;

•	a certificate of an authorized officer of the transferor to the effect that such officer reasonably believes the new issuance will not have a significant adverse effect on any outstanding series; and

•	after giving effect to the new issuance, the net adjusted pool balance exceeds the required pool balance.

       To the extent set forth in the prospectus supplement, additional notes of the same series may be issued subject to the conditions set forth in the applicable indenture supplement.

Funding Period

       For any series of notes, the total amount of principal receivables in the trust allocable to that series may be less than the total initial principal balance of the notes of that series. If this occurs, that series’ initial amount invested in principal receivables will be less than its initial note principal balance. In this case, the related prospectus supplement will set forth the terms of a funding period for that series.

       During the funding period, the portion of the series’ initial note principal balance not invested in principal receivables will be maintained in a pre-funding account. On the closing date for that series of notes, this amount may be up to 100% of the principal balance of that series of notes. The amount invested in principal receivables for that series will increase as new receivables are transferred to the trust or as the amount invested in principal receivables of other outstanding series is reduced. The amount invested in principal receivables of that series may decrease due to unfunded investor default amounts and reallocated principal collections allocated to the series.

       During the funding period, funds on deposit in the pre-funding account will be paid to the transferor as the amount invested in principal receivables increases. If the amount invested in principal receivables for that series is not increased so that it equals the principal balance of the notes of that series by the end of the funding period, any amount remaining in the pre-funding account will be repaid to noteholders. This type of event may also cause repayment of other amounts to noteholders, as set forth in the related prospectus supplement.

       If so specified in the related prospectus supplement, funds on deposit in the pre-funding account will be invested by the indenture trustee in eligible investments or will be subject to a guaranteed rate or investment agreement or other similar arrangement. On each distribution date during the funding period, earnings on funds in the pre-funding account during the related monthly period will be withdrawn from the pre-funding account and deposited, together with any applicable payment under a guaranteed rate or investment agreement or other similar arrangement, into the collection account as interest collections to make interest payments on the notes of the related series in the manner specified in the related prospectus supplement.

       The prospectus supplement for a series with a funding period will set forth:

•	the series’ initial amount invested in principal receivables;

•	the series’ full amount to be invested in principal receivables, which is the initial principal balance of the series of notes;

•	the date on which the series’ amount invested in principal receivables is expected to equal the full amount to be invested in principal receivables;

•	the date by which the funding period will end; provided that the funding period will not exceed one year; and

•	any other events that will occur if the funding period ends before the full amount invested in principal receivables is funded.

Interest Payments

       For each series of notes and each related class, interest will accrue from the relevant closing date on the applicable principal balance at the applicable interest rate. The interest rate on any note may be a fixed, floating or any other type of rate as specified in the prospectus supplement. Interest on the notes, other than zero coupon notes, will generally be paid, or deposited for later payment, to noteholders on the distribution dates specified in the prospectus supplement.

       Interest payments or deposits on any distribution date will be funded from:

•	interest collections allocated to the invested amount during the preceding collection period or periods, except that if the notes are included in an interest reallocation group, interest collections that would otherwise be allocated to them will instead be combined with those of other series in the group and made available for all series in that interest reallocation group;

•	investment earnings, if any, on any funds held in the trust’s bank accounts;

•	any derivative counterparty, to the extent described in the prospectus supplement;

•	any excess interest collections from other series in the same excess interest sharing group;

•	any credit enhancement, to the extent described in the prospectus supplement; and

•	other amounts specified in the prospectus supplement.

       If interest payments will be made less frequently than monthly, an interest funding account may be established to accumulate the required interest amount. If a series has more than one class of notes, that series may have more than one interest funding account.

       Your class of notes will pay interest on the dates and at the interest rate specified in the prospectus supplement. If your notes bear interest at a floating or variable rate, the prospectus supplement will describe how that rate is calculated.

Principal Payments

       Generally, each series or class of notes will begin with a revolving period during which no principal payments will be made to the noteholders. Following its revolving period, each series or class of notes is expected to begin to accumulate principal or begin to distribute principal to noteholders. The prospectus supplement will describe the conditions under which an accumulation or amortization period will begin for your series or class of notes.

       Principal payments for any series or class of notes will be funded from principal collections and other trust assets treated as principal collections received during the related collection period or periods as specified in the prospectus supplement and allocated to that series or class. Principal payments may also be funded from proceeds from the issuance of notes in the same principal sharing group.

       Principal will accumulate in a principal funding account if your series or class of notes features a controlled accumulation period or an early accumulation period and one of these accumulation periods begins. As described in the prospectus supplement, during a controlled accumulation period, on each distribution date an amount of principal, up to the amount specified, will be set aside in a principal funding account. If an amortization event occurs and your series or class of notes features an early accumulation period after that amortization event, the amount of principal available to your series or class of notes will be deposited into the principal funding account, up to the amount specified in the related prospectus supplement. This accumulated principal is expected to be paid to those noteholders on the date specified in the prospectus supplement for that series or class, or earlier if an amortization period begins before your expected final payment date. Although your series may feature an accumulation period, your series or class of notes might not make use of it.

       Funds on deposit in any principal funding account for a series or class of notes may be subject to a guaranteed rate agreement or guaranteed investment contract or other arrangement specified in the prospectus supplement intended to assure a minimum rate of return on the investment of those funds. In order to enhance the likelihood of the payment in full of the principal balance of a series or class of notes at the end of an accumulation period, that series or class of notes may be subject to a principal guaranty or other similar arrangement specified in the prospectus supplement.

       If your series or class of notes features a controlled amortization period and this amortization period begins, principal will be paid to you in increments, up to the amount specified in the prospectus supplement. Your series or class of notes might also begin to pay principal to you if the prospectus supplement specifies that your series or class will begin early amortization and an amortization event occurs.

       If the series described in the prospectus supplement features multiple classes, different classes of your series may have differing priorities for the accumulation or payment of principal. This means that noteholders of other classes could begin to receive payments of principal before you do. The prospectus supplement will specify the manner, timing and priority of principal payments to noteholders of each class.

       We cannot assure you that principal will be available when expected, either to accumulate or to pay to you. The expected final payment date for your series or class of notes is based upon assumptions about payment rates on the receivables, as detailed in the prospectus supplement. We cannot assure you that these payment rate assumptions will be correct. Payment rates depend on collections of receivables. Collections can vary seasonally and are also affected by general economic conditions. The prospectus supplement will provide historical payment rates, total charge-offs and other information relating to Ford Credit’s entire U.S. dealer floorplan portfolio. We cannot assure you that future events will be consistent with this historical performance or that the performance of the receivables in the trust portfolio will be similar to the performance of Ford Credit’s entire U.S. dealer floorplan portfolio. The life of your notes might be longer than expected if principal is collected more slowly. Alternatively, the occurrence of any amortization event may substantially shorten the average life of your notes.

Credit Enhancement and Other Enhancements

       Credit enhancement and other enhancements for your series or class of notes may be in the form of subordination of a portion of the transferor interest, subordination of other series or classes of notes, or a cash collateral account or guaranty, a reserve fund, an accumulation period reserve account, a letter of credit, a surety bond or insurance policy or any combination of the above or any other form of credit enhancement or other enhancement. The prospectus supplement for each series will specify the form, amount, limitations and provider of any credit enhancement and other enhancements available to that series or, if applicable, to particular classes of that series.

      Subordination of Transferor Interest

       If so specified in the prospectus supplement, a portion of the transferor interest will be subordinated to the noteholders’ interest of the related series to the extent described in the related prospectus supplement. The portion of the transferor interest subordinated for the benefit of any series is referred to as the available subordinated amount for that series. The sum of the available subordinated amounts for all series as of any date is referred to as the trust available subordinated amount for that date.

       The available subordinated amount for a series will be decreased and increased from time to time as described in the related prospectus supplement. The prospectus supplement will describe the manner in which the available subordinated amount for a series may be used for the benefit of the noteholders of such series. If the prospectus supplement so states, the available subordinated amount for a series may be available to more than one series of notes.

      Subordination Between Series or Classes

       If so specified in the prospectus supplement, a series or one or more classes of that series will be subordinated as described in the prospectus supplement to the extent necessary to fund payments with respect to other series or to the senior notes within that series. The rights of the holders of these subordinated notes to receive distributions of principal and/or interest on any distribution date for that series will be subordinate in right and priority to the rights of the holders of other senior series or senior notes within that series, but only to the extent set forth in the prospectus supplement. If so specified in the prospectus supplement, subordination may apply only in the event of specified types of losses or shortfalls not covered by another credit enhancement.

       The prospectus supplement will also set forth information concerning:

•	the amount of subordination of a series or a class or classes of subordinated notes within a series;

•	the circumstances in which that subordination will be applicable;

•	the manner, if any, in which the amount of subordination will change over time; and

•	the conditions under which amounts available from payments that would otherwise be made to holders of those subordinated notes will be distributed to holders of other senior series or senior notes of that series.

      Cash Collateral Account or Guaranty

       If so specified in the prospectus supplement, credit enhancement for a series or one or more of the related classes may be provided by the deposit of cash or permitted investments in an account, referred to as the cash collateral account, or by a guaranty, referred to as the cash collateral guaranty, secured by the cash collateral account. The amount available under the cash collateral account or the cash collateral guaranty will be the lesser of amounts on deposit in the cash collateral account and an amount specified in the prospectus supplement. The prospectus supplement will set forth the circumstances under which payments are made from the cash collateral account.

      Reserve Fund

       If so specified in the prospectus supplement, credit enhancement for a series or one or more of the related classes may be provided by the establishment of a segregated trust account, referred to as the reserve fund. The reserve fund will be funded, to the extent provided in the prospectus supplement, through an initial deposit and/or through periodic deposits of available cash from the trust assets. The reserve fund is intended to assist with the payment of interest and principal on the notes of the series or the related classes and other expenses and amounts of that series or classes in the manner specified in the prospectus supplement.

      Accumulation Period Reserve Account

       If so specified in the prospectus supplement, credit enhancement for a series or one or more of the related classes may be provided by the establishment of a segregated trust account, referred to as the accumulation period reserve account. The accumulation period reserve account will be funded, to the extent provided in the prospectus supplement, by an initial cash deposit and/or through periodic deposits of available cash from the trust assets. The accumulation period reserve account is intended to assist with the payment of interest on the notes of that series or the related classes and other expenses or amounts of the series or classes in the manner specified in the prospectus supplement.

      Letter of Credit

       If so specified in the prospectus supplement, credit enhancement for a series or one or more of the related classes may be provided by one or more letters of credit. A letter of credit may provide limited protection against specified losses or shortfalls in addition to or in lieu of other credit enhancement. The issuer of the letter of credit, referred to as the L/C bank, will be obligated to honor demands with respect to that letter of credit, to the extent of the amount available thereunder, to provide funds under the circumstances and subject to any conditions as are specified in the prospectus supplement.

       The maximum liability of an L/C bank under its letter of credit generally will be an amount equal to a percentage specified in the prospectus supplement of the initial invested amount of a series or a class of that series. The maximum amount available at any time to be paid under a letter of credit will be set forth in the prospectus supplement.

      Surety Bond or Insurance Policy

       If so specified in the prospectus supplement, credit enhancement for a series or one or more of the related classes may be provided by one or more insurance companies through a surety bond or an insurance policy. The surety bond or insurance policy will insure, with respect to one or more classes of the related series, the distributions of interest and principal and the payment of other expenses and amounts in the manner and amount specified in the prospectus supplement.

Amortization Events

       Unless otherwise specified in the prospectus supplement, the revolving period will continue through the date specified in the prospectus supplement unless an amortization event occurs before that date.

       An “amortization event” for all series issued by a trust is any of the following events:

(1)	a failure by the transferor to transfer to the trust receivables arising in connection with additional eligible accounts or, if applicable, interests in other floorplan assets within ten business days after the date required to do so by the transfer and servicing agreement;

(2)	the occurrence of bankruptcy, insolvency, liquidation, conservatorship, receivership or similar events relating to the transferor, including any subsequent transferor, Ford Credit or Ford, unless written confirmation is received from each rating agency that, with respect to Ford Credit or Ford, this amortization event will not result in a reduction or withdrawal of its rating of any outstanding series or class; or

(3)	the trust becomes subject to regulation as an “investment company” within the meaning of the Investment Company Act of 1940.

       In addition, an amortization event may occur with respect to any series upon the occurrence of any other event specified in the prospectus supplement. Unless otherwise specified in the related prospectus supplement, the early amortization period or, if so specified in the prospectus supplement, the early accumulation period will begin on the first day of the collection period in which an amortization event occurs or, if the servicer is required to make daily deposits into the collection account, on the day an amortization event occurs. If, because of the occurrence of an amortization event, the early amortization period begins earlier than the commencement of a scheduled amortization or accumulation period or before an expected final payment date, noteholders will begin receiving distributions of principal earlier than they otherwise would have, which may shorten the average life of the notes.

       In addition to the consequences of an amortization event discussed above, unless otherwise specified in the prospectus supplement, if bankruptcy, insolvency or similar proceedings under the bankruptcy code or similar laws occur with respect to the transferor or Ford Credit, on the day of that event the transferor will immediately cease to transfer principal receivables to the trust and promptly give notice to the indenture trustee and the owner trustee of this event. Any principal receivables transferred to the trust before the event, as well as collections on those principal receivables and interest receivables accrued at any time with respect to those principal receivables, will continue to be part of the trust assets and will be applied as described under “— Application of Collections” in this prospectus and in the prospectus supplement.

       If the only amortization event to occur is either the insolvency of the transferor or the commencement of a bankruptcy case by or against the transferor, the bankruptcy court may have the power to require the continued transfer of principal receivables to the trust.

Optional Redemption

       Unless otherwise specified in the prospectus supplement, the transferor will have the option to redeem the notes of any series at any time after the remaining outstanding principal balance of that series, excluding any portion of any notes held by the transferor or one of its affiliates, is 10% or less of the initial principal balance of that series if the conditions set forth in the related indenture supplement are met. The redemption price will equal the sum of:

•	the outstanding principal balance of the notes of that series; plus

•	any accrued, unpaid and additional interest through the day immediately preceding the distribution date on which the redemption occurs or, if the redemption occurs on any other date, through the day immediately preceding such redemption date.

       Any amounts on deposit in the principal funding account for that series will be applied toward the redemption price on behalf of the transferor.

       For any series of notes, the related prospectus supplement may specify different conditions to the transferor’s redemption option and a different method for determining the redemption price, except that:

•	the redemption price of a series of notes will never be less than the outstanding principal balance of the notes of that series and accrued and unpaid and additional interest through the redemption date; and

•	the transferor may only exercise its redemption option if noteholders will receive an amount equal to the outstanding principal balance of their notes together with accrued and unpaid interest thereon through the redemption date.

Final Payment of Principal; Termination

       The notes of each series will be retired on the day following the date on which the final payment of principal is made to the noteholders, whether as a result of optional redemption by the transferor or otherwise. Each prospectus supplement will specify the latest date on which principal and interest for the series of notes can be paid. This date is called the final maturity date. The final maturity date for each series of notes will be at least 397 days after the expected final payment date for that series. However, the notes may be subject to prior termination as provided above. The trust’s failure to pay the principal of any series of notes in full on the related final maturity date will be an event of default under the indenture. In this event, the indenture trustee or the holders of a specified percentage of the notes of that series will have the rights described below under “Description of the Indenture — Events of Default; Rights upon Event of Default” in this prospectus.

       Unless the servicer and the holders of the transferor interest instruct the indenture trustee otherwise, the trust will terminate on the trust termination date. Upon the termination of the trust and the surrender of the transferor interest, the indenture trustee will convey to the holders of the transferor interest all right, title and interest of the trust in the receivables and all other trust assets. Upon termination of the trust, the trust or noteholders as sellers of the trust receivables back to the holders of the transferor interest will not retain any direct or indirect liability to the holders of the transferor interest with respect to those receivables.

Defeasance

       If so specified in the prospectus supplement relating to a series, the transferor may terminate its substantive obligations in respect of that series or the trust by depositing with the indenture trustee, from amounts representing, or acquired with, collections of receivables, money or eligible investments sufficient to make all remaining scheduled interest and principal payments on that series or all outstanding series of notes of the trust, as the case may be, on the dates scheduled for those payments and to pay all amounts owing to any credit enhancement provider with respect to that series or all outstanding series, as the case may be, if that action would not result in an amortization event for any series. Before its exercise of its right to substitute money or eligible investments for receivables, the transferor will deliver to the indenture trustee:

•	a statement from a firm of nationally recognized independent public accountants, who may also render other services to the transferor, to the effect that the deposit is sufficient to make all the payments specified above;

•	an officer’s certificate stating that the transferor reasonably believes that the deposit and termination of obligations will not, based on the facts known to that officer at the time of the certification, then cause an event of default or an amortization event with respect to any series;

•	written confirmation from each rating agency that the deposit and termination of obligations will not result in a reduction or withdrawal of its rating of any outstanding series or class; and

•	an opinion of counsel to the effect that:

(1)	for federal income tax purposes, the deposit and termination of obligations (a) will not cause the trust, or any portion of the trust, to be treated as an association, or publicly traded partnership, taxable as a corporation and (b) will not result in the recognition of gain or loss by any noteholder; and

(2)	the deposit and termination of obligations will not result in the trust being required to register as an “investment company” within the meaning of the Investment Company Act of 1940.

Reports to Noteholders

       Noteholders of each series issued by a trust will receive reports with information about the series and the trust. The paying agent will forward to each noteholder of record a report, prepared by the servicer, for its series on the distribution dates for that series. The report will set forth information as specified in the prospectus supplement. If a series has multiple classes, information will be provided for each class, as specified in the prospectus supplement.

       Periodic information to noteholders generally will include:

•	the total amount distributed;

•	the amount of principal and interest for distribution;

•	if the series or a class of the series bears interest at a floating or variable rate, information relating to that rate;

•	interest collections and principal collections allocated to the series;

•	the defaulted amount allocated to the series;

•	reductions of the invested amount of the series and any reimbursements of previous reductions of the invested amount;

•	the monthly servicing fee for the series;

•	the pool balance, adjusted pool balance, net adjusted pool balance and the outstanding principal balance of the notes;

•	the invested amount and the adjusted invested amount of the series; and

•	the amount available under any credit enhancement for the series or for each class of the series.

       In addition, with respect to a series that incorporates a funding period, as described above under “— Funding Period” in this prospectus, periodic information to noteholders will include:

•	the series’ initial amount invested in principal receivables, the series’ full amount invested in principal receivables and the series’ current amount invested in principal receivables; and

•	the amount on deposit in the pre-funding account.

       By January 31 of each calendar year, the paying agent will also provide to each person who at any time during the preceding calendar year was a noteholder of record a statement, prepared by the servicer, containing the type of information presented in the periodic reports, aggregated for that calendar year or the portion of that calendar year that the notes were outstanding, together with other information that is customarily provided to holders of debt, to assist noteholders in preparing their United States tax returns.

       In addition, noteholders will receive reports with information about the indenture trustee. See “Description of the Indenture — Indenture Trustee’s Annual Report” below in this prospectus.

Investor Percentage, Transferor Percentage and Credit Enhancement Percentage

       The servicer will allocate all interest collections, all principal collections and all defaulted amounts among:

       (1) each series issued and outstanding;

       (2) the transferor interest; and

(3)	if the related prospectus supplement so states, to any credit enhancement providers.

       All allocations of these amounts will be made through the respective investor percentages for each series, the transferor percentage and, where applicable, the credit enhancement percentage. The related prospectus supplements will set forth how the investor percentages are calculated.

Groups

       The notes of a series may be included in one or more groups of series that share specified interest collections and/or principal collections. The prospectus supplement will identify whether your series has been included in one or more of the following groups.

      Excess Interest Sharing Groups

       If the prospectus supplement for a series identifies that series as included in an excess interest sharing group, interest collections allocated to that series in excess of the amount needed to make required deposits or distributions for that series may be applied to cover shortfalls in required deposits and distributions for other series in the same excess interest sharing group. Similarly, such series may benefit from excess interest collections from other series in the same excess interest sharing group. If one series requires more interest collections than allocated through its investor percentage, it will have access to all of these shared excess interest collections from other series in its group. If two or more series in the same group require more interest collections, excess interest collections in that group will be shared among the series in the manner and priority set forth in the related prospectus supplements. The prospectus supplement for a series will specify whether that series will be included in an excess interest sharing group and whether any previously issued series have been included in that group. Other series issued in the future may also be included in that excess interest sharing group.

      Interest Reallocation Groups

       If the prospectus supplement for a series identifies that series as included in an interest reallocation group, interest collections that would otherwise be allocated to each series in the interest reallocation group will instead be combined and will be available for required deposits and distributions to other series in the same interest reallocation group. Any issuance of a new series in an interest reallocation group may reduce or increase the amount of interest collections allocated to any other series in that group. See “Risk Factors — Issuance of additional series by your trust could affect the timing and amounts of the payments on your notes” above in this prospectus. The prospectus supplement for a series will specify whether that series will be included in an interest reallocation group and whether any previously issued series have been included in that group. Other series issued in the future may also be included in that interest reallocation group.

      Principal Sharing Groups

       If the prospectus supplement for a series identifies that series as included in a principal sharing group, available principal allocated to that series in excess of the amount needed to make required principal deposits or distributions for that series may be shared with other series in the same principal sharing group. Similarly, such series may benefit from excess principal collections allocated to other series in the same principal sharing group. If available principal allocated to a series are shared with another series, the invested amount of the series from which available principal was shared will not be reduced. The prospectus supplement for a series will specify whether that series will be included in a principal sharing group and whether any previously issued series have been included in that group. Other series issued in the future may also be included in that principal sharing group.

Shared Enhancement Series

       A series may be a shared enhancement series, meaning that it consists of multiple classes of notes that share enhancement. Each class of notes may contain multiple issuances of notes, each called a tranche, that can be issued in different amounts and on different dates and that can have different expected final payment dates and other terms.

Trust Bank Accounts

       The indenture trustee will establish and maintain in the name of the indenture trustee, for the benefit of noteholders of all series of a trust, a collection account that will be a qualified trust account. The indenture trustee will also establish and maintain for each trust in the name of the indenture trustee, an excess funding account that will also be a qualified trust account. Funds in the collection account and the excess funding account will be assets of the trust and will be invested, at the direction of the servicer, in eligible investments.

       The paying agent, will have the revocable power to withdraw funds from the collection account for the purpose of making payments to the noteholders of any series under the related indenture supplement.

Application of Collections

       The servicer will deposit into the collection account a portion of the payments received on the receivables and, if applicable, interests in other floorplan assets in the trust portfolio. The amount of the required deposit will be specified in the indenture for such trust and will be a function of, among other things, whether the series in such trust are in their revolving periods or amortization periods. So long as Ford Credit is the servicer, it will be able to make these deposits on a monthly basis if any of the following conditions is met:

(1)	Ford Credit’s short-term debt is rated at least A-1 by Standard & Poor’s, F1 by Fitch and P-1 by Moody’s;

(2)	Ford Credit maintains a letter of credit or other form of enhancement acceptable to the rating agencies to support Ford Credit’s obligation to deposit collections into the collection account; or

(3)	Ford Credit otherwise satisfies each rating agency’s requirements.

In these circumstances, Ford Credit may use collections for its own benefit and will not be required to deposit the collections that it receives during any collection period until the distribution date occurring in the following calendar month. On that distribution date, Ford Credit will deposit into the collection account funds only to the extent that such funds are required for deposit into other trust accounts or for distribution to the noteholders and other parties pursuant to the terms any indenture supplement, the transfer and servicing agreement or any series enhancement agreement. If the collection account balance ever exceeds this amount required for deposit or distribution, the servicer may withdraw the excess. The servicer may retain its servicing fee with respect to any series and will not be required to deposit such fee into the collection account.

       If Ford Credit is no longer the servicer or if none of the conditions specified in clauses (1), (2) or (3) above is satisfied, then the servicer will deposit collections into the collection account no later than two business days after processing in accordance with the terms specified in the indenture.

       The servicer will allocate collections of receivables and, if applicable, interests in other floorplan assets as indicated below:

(1)	For the transferor interest, the applicable transferor percentage of interest collections and principal collections allocated to the transferor interest will be either:

(a)	paid by the servicer to the holders of the transferor interest to the extent that these collections are not attributable to the trust available subordinated amount, except that such amounts may be deposited into the excess funding account in order to maintain the net adjusted pool balance (as specified in the prospectus supplement) at the required pool balance; or

(b)	available for deposit by the servicer into the collection account to the extent that these collections are attributable to the trust available subordinated amount for application and payment as set forth in the prospectus supplement, except that such amounts may be deposited into the excess funding account in order to maintain the net adjusted pool balance (as specified in the prospectus supplement) at the required pool balance.

(2)	For each series, the applicable investor percentage of interest collections allocated to that series will be available for deposit into the collection account for application and payment as set forth in the prospectus supplement.

(3)	For each series that is in its revolving period, the applicable investor percentage of principal collections allocated to that series and available for such purposes will be:

(a)	available to make principal payments or deposits required by noteholders of one or more series in the same principal sharing group if those collections are required to be treated as shared principal collections; or

(b)	paid to the holders of the transferor interest to the extent not required to be deposited into the excess funding account in order to maintain the net adjusted pool balance (as specified in the prospectus supplement) at the required pool balance.

(4)	For each series that is in its controlled accumulation period, controlled amortization period or early accumulation period, as applicable, the applicable investor percentage of principal collections allocated to that series up to the amount, if any, specified in the prospectus supplement will be deposited into the collection account or deposited into a principal funding account, as applicable, for allocation and payment to noteholders as described in the prospectus supplement. However, if principal collections exceed the principal payments required to be allocated or distributed to noteholders, the excess will be paid to other noteholders or to the holders of the transferor interest, subject to the limitations described in clauses (1) and (3) above.

(5)	For each series that is in its early amortization period, the applicable investor percentage of principal collections allocated to the series will be deposited into the collection account for application and payment as provided in the prospectus supplement.

       In the case of a series of notes having more than one class, the amounts on deposit in the collection account will be allocated and applied to each class in the manner and order of priority described in the prospectus supplement.

       Collections not paid to the holders of the transferor interest because the net adjusted pool balance (as specified in the prospectus supplement) is less than the required pool balance as described in clauses (1) and (3) above will be paid to and held in the excess funding account and paid to the holders of the transferor interest if, and only to the extent that, the net adjusted pool balance exceeds the required pool balance. If an amortization period or accumulation period has commenced, the amounts described in the previous sentence will be held for distribution to the noteholders on the dates specified in the prospectus supplement or accumulated for distribution on the expected final payment date, as applicable, and distributed to the noteholders of each class or held for and distributed to the noteholders of other series of notes issued by the trust in the manner and order of priority specified in the prospectus supplement.

Investor Default Amount and Reallocated Principal Collections

       Unless otherwise specified in the prospectus supplement, for each series of notes, on the determination date, the servicer will calculate the investor default amount for the preceding collection period, which will equal the investor percentage of defaulted amounts. If so provided in the prospectus supplement, an amount equal to the investor default amount for any collection period may be funded from interest collections allocable to that series and other amounts specified in the prospectus supplement, including credit enhancement, and applied to pay principal to noteholders or, subject to limitations, the holders of the transferor interest.

       For each series of notes, that series’ invested amount will be reduced by unfunded investor default amounts, called investor charge-offs. In addition, a series’ invested amount may decrease by the amount of any principal collections reallocated to pay interest on senior classes of notes and other amounts of such series. Reductions in a series’ invested amount due to investor charge-offs and any reallocated principal collections will be reimbursed on any subsequent distribution date to the extent that interest collections on deposit in the collection account exceed the interest owed on the notes, the investor default amount and any other fees specified in the prospectus supplement that are payable on that date. This reimbursement will result in an increase in the invested amount with respect to that series.

DESCRIPTION OF THE INDENTURE

       Each trust will be a party to a separate indenture, under which the trust will issue notes in one or more series, the terms of which will be specified in an indenture supplement to that indenture. Each indenture and each related indenture supplement will be executed by the trust and the indenture trustee. The following summarizes the material terms of each indenture. We have filed a form of the indenture as an exhibit to the registration statement formed in part by this prospectus.

Events of Default; Rights Upon Event of Default

       With respect to the notes of any series, an “event of default” under the indenture will be any of the following:

(1)	the trust fails to pay principal when it becomes due and payable on the final maturity date for those notes;

(2)	the trust fails to pay interest on those notes when it becomes due and payable and the default continues, or is not cured, for a period of 35 days;

(3)	the occurrence of a bankruptcy, insolvency, conservatorship, receivership, liquidation or similar event relating to the trust;

(4)	the trust fails to observe or perform covenants or agreements made in the indenture and the failure continues, or is not cured, for 60 days after notice to the trust by the indenture trustee or to the trust and the indenture trustee by noteholders representing 25% or more of the outstanding principal balance of the affected series (or the affected tranche in the case of a shared enhancement series); or

(5)	any other events of default set forth in the applicable indenture supplement and described in the applicable prospectus supplement.

       Failure to pay the full principal balance of a note on its expected final payment date will not constitute an event of default. An event of default with respect to one series of notes will not necessarily be an event of default with respect to any other series of notes. In addition, an event of default with respect to one tranche in a shared enhancement series or class of notes will not necessarily be an event of default with respect to other tranches in such shared enhancement series or classes of notes.

       If an event of default, other than one described in clause (3) above, should occur and be continuing with respect to the notes, the indenture trustee or the holders of at least a majority of the outstanding principal balance of the notes of the affected series (or the affected tranche in the case of a shared enhancement series) may declare all the notes of that series (or tranche) to be immediately due and payable. If an event of bankruptcy, insolvency, conservatorship, receivership, liquidation, or similar events relating to the trust should occur and be continuing, the indenture trustee will declare all of the notes immediately due and payable. Upon any such declaration, the revolving period, or other period of principal payment or accumulation, other than an early amortization period, for the affected series (or tranche) will terminate and an early amortization period will commence. Any such declaration of acceleration of the notes may, under limited circumstances, be rescinded by the holders of at least a majority of the outstanding principal balance of the notes of that series (or tranche) or of all series, as applicable.

       Generally, in the case of any event of default, the indenture trustee will be under no obligation to exercise any of the rights or powers under the indenture if requested or directed by any noteholder if the indenture trustee reasonably believes it will not be adequately indemnified against the costs, expenses and liabilities that might be incurred by it in complying with that request. Subject to those provisions for indemnification and limitations contained in the indenture, the holders of at least a majority of the outstanding principal balance of the notes of the affected series (or the affected tranche in the case of a shared enhancement series):

•	will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee; and

•	may, in limited cases, waive any past default with respect to the notes before the declaration of the acceleration of the notes, except for a default in the payment of principal or interest or a default relating to a covenant or provision of the indenture that cannot be modified without the waiver or consent of the noteholders of each affected note.

       After acceleration of the notes, principal collections and interest collections allocated to those notes will be applied to make monthly principal and interest payments on the notes until the earlier of the date the notes are paid in full or the final maturity date of the notes. Funds in the collection account and other trust accounts for the accelerated notes will be applied immediately to pay principal of and interest on those notes.

       Upon acceleration of the maturity of the notes of a series (or a tranche in the case of a shared enhancement series) following an event of default, the indenture trustee will have a lien on the trust assets for those notes for its unpaid fees and expenses that ranks senior to the lien of those notes on the trust assets.

       In general, the indenture trustee will enforce the rights and remedies of the holders of the accelerated notes. However, noteholders will have the right to institute any proceeding with respect to the indenture if the following conditions are met:

(1)	the noteholders of at least 25% of the outstanding principal balance of the affected series (or the affected tranche in the case of a shared enhancement series) make a written request to the indenture trustee to institute a proceeding in its own name as indenture trustee;

(2)	the noteholders give the indenture trustee written notice of a continuing event of default;

(3)	the noteholders offer reasonable indemnification to the indenture trustee against the costs, expenses and liabilities of instituting a proceeding;

(4)	the indenture trustee has not instituted a proceeding within 60 days after receipt of the notice, request and offer of indemnification; and

(5)	the indenture trustee has not received during the 60-day period described in clause (4) above, from the holders of at least a majority of the outstanding principal balance of the notes of that series (or tranche in the case of a shared enhancement series) a direction inconsistent with the request described in clause (1) above;

A noteholder, however, has the absolute right to institute at any time a proceeding to enforce its right to receive all amounts of principal and interest due and owing to it under its note, and such right may not be impaired without the consent of such noteholder.

       If the notes of a series (or a tranche in the case of a shared enhancement series) have been accelerated following an event of default, and the indenture trustee has not received any valid directions from the noteholders regarding the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, the indenture trustee may elect to continue to hold the portion of the trust assets securing those notes and apply distributions on such trust assets to make payments on those notes to the extent funds are available.

       Subject to the provisions of the indenture relating to the duties of the indenture trustee, in case any event of default occurs and is continuing with respect to the notes, the indenture trustee:

•	may institute proceedings in its own name for the collection of all amounts then payable on the affected notes;

•	may take any other appropriate action to protect and enforce the rights and remedies of the indenture trustee and the noteholders of the affected notes;

•	may, at its own election or at the direction of the holders of at least a majority of the outstanding principal balance of the accelerated notes of a series (or a tranche in the case of a shared enhancement series), excluding any notes held by the transferor or one of its affiliates, foreclose on the portion of the trust assets securing the accelerated notes by causing the trust to sell assets having an aggregate principal amount generally equal to the invested amount of the accelerated notes plus the related interest components of those assets to a third party, who would not cause the trust to be taxable as a publicly traded partnership for federal income tax purposes, but only if the indenture trustee determines that the proceeds of the sale of such assets will be sufficient to pay the principal of and interest on the accelerated notes in full; or

•	must, at the direction of the holders of at least 66 2/3% of the outstanding principal balance of the notes of each class of the accelerated series (or of each tranche in the case of a shared enhancement series), excluding any notes held by the transferor or one of its affiliates, foreclose on the portion of the trust assets securing the accelerated notes by causing the trust to sell assets in the trust portfolio having an aggregate principal amount generally equal to the invested amount of the accelerated notes plus the related interest components of those assets to a third party, who would not cause the trust to be taxable as a publicly traded partnership for federal income tax purposes, regardless of the sufficiency of the proceeds from the sale of such assets to pay the principal of and interest on the accelerated notes in full.

       Following the foreclosure and sale of all or a portion of the trust assets for the notes of a series (or a tranche in the case of a shared enhancement series) and the application of the proceeds of that sale to those notes and the application of the amounts then held in the collection account, the excess funding account and any trust accounts for that series (or tranche) and any amounts available from credit enhancement for that series (or tranche), that series (or tranche) will no longer be entitled to any allocation of collections or other trust assets for the notes of that series (or tranche) under the indenture or the indenture supplement, and those notes will no longer be outstanding.

       None of the transferor, the administrator, the owner trustee, the indenture trustee, the servicer, Ford Credit, Ford or the trust, in its individual capacity, nor any holder of an ownership interest in the trust, nor any of their owners, beneficiaries, agents, officers, directors, managers, employees, successors or assigns will, in the absence of an express agreement to the contrary, be personally liable for the payment of the principal of or interest on the notes or for the agreements of the trust contained in the indenture. The notes will represent obligations solely of the trust, and the notes will not be insured or guaranteed by the transferor, the administrator, the owner trustee, the indenture trustee, the servicer, Ford Credit or Ford or any other person.

Material Covenants

       The indenture provides that the trust may not consolidate with, merge into or sell its assets to, another person, unless:

•	the person formed by or surviving the consolidation or merger, or that acquires the trust’s assets, is organized under the laws of the United States, any state of the United States or the District of Columbia;

•	the person expressly assumes, by supplemental indenture, the trust’s obligation to make due and punctual payments upon the notes and the performance of every covenant of the trust under the indenture;

•	no amortization event or event of default will have occurred and be continuing immediately after the merger, consolidation or sale;

•	written confirmation is received from each rating agency that the transaction will not result in a reduction or withdrawal of its rating of any outstanding series or class;

•	the trust has received a required federal income tax opinion with respect to the consolidation, merger or sale;

•	any action that is necessary to maintain the lien and security interest created by the indenture will have been taken; and

•	the trust has delivered to the indenture trustee an opinion of counsel and an officer’s certificate each stating that the consolidation, merger or sale satisfies all requirements under the indenture and that the supplemental indenture is duly authorized, executed and delivered and is valid, binding and enforceable.

       The trust will not, among other things:

•	except as expressly permitted by the indenture, the transfer and servicing agreement or related documents, sell, transfer, exchange or otherwise dispose of any of the assets of the trust;

•	claim any credit on or make any deduction from payments in respect of the principal of and interest on the notes, other than amounts withheld under the Internal Revenue Code or applicable state law, or assert any claim against any present or former noteholders because of the payment of taxes levied or assessed upon the trust;

•	voluntarily dissolve or liquidate in whole or in part;

•	except as expressly permitted by the indenture, the transfer and servicing agreement or related documents, permit (1) the validity or effectiveness of the indenture to be impaired, or permit the lien of the indenture to be amended, hypothecated, subordinated, terminated or discharged, or permit any person to be released from any covenants or obligations with respect to the notes under the indenture, (2) any lien, charge, excise, claim, security interest, mortgage or other encumbrance to be created on or extend to or otherwise arise upon or burden the assets of the trust or any part of the trust, except as may be created by the terms of the indenture or (3) the lien of the indenture not to constitute a valid first priority perfected security interest in the assets of the trust that secure the notes; or

•	incur, assume or guarantee any indebtedness other than indebtedness incurred under the notes and the indenture.

Modification of the Indenture

       The trust and the indenture trustee may, without the consent of any noteholders, enter into one or more supplemental indentures, upon receiving written confirmation from each rating agency that the action will not result in a reduction or withdrawal of its rating of any outstanding series or class, for any of the following purposes:

•	to correct or enhance the description of any property subject to the lien of the indenture, or to take any action that will enhance the indenture trustee’s lien under the indenture, or to add to the property pledged to secure the notes;

•	to reflect the agreement of another person to assume the role of the trust;

•	to add to the covenants of the trust, for the benefit of the noteholders, or to surrender any right or power of the trust;

•	to transfer or pledge any property to the indenture trustee;

•	to appoint a successor to the indenture trustee with respect to the notes and to add to or change any of the provisions of the indenture to allow more than one indenture trustee to act under the indenture;

•	to modify, eliminate or add to the provisions of the indenture as necessary to qualify the indenture under the Trust Indenture Act of 1939 or any similar federal statute later enacted;

•	to permit the issuance of one or more new series of notes in accordance with the indenture; or

•	to terminate any financial derivative agreement or credit enhancement in accordance with the related indenture supplement.

       The trust and the indenture trustee may also, without the consent of any noteholders and without prior notice to any rating agency, enter into one or more supplemental indentures in order:

•	to cure any ambiguity, to correct or supplement any provision in the indenture or in any supplemental indenture that may be inconsistent with any other provision in the indenture or in any supplemental indenture; or

•	to make any other provisions with respect to matters or questions arising under the indenture or in any supplemental indenture;

in each case, upon receipt of a certificate of an authorized officer of the transferor to the effect that, in the transferor’s reasonable belief, the action will not have a significant adverse effect.

       The trust and the indenture trustee may also, without the consent of any noteholders, enter into one or more supplemental indentures to add provisions to, change in any manner or eliminate any provision of the indenture, or to change the rights of the noteholders under the indenture, upon:

•	receipt of written confirmation from each rating agency that the action will not result in a reduction or withdrawal of its rating of any outstanding series or class;

•	receipt of a certificate of an authorized officer of the transferor to the effect that, in the transferor’s reasonable belief, the action will not have a significant adverse effect; and

•	receipt of a required federal income tax opinion regarding the action.

       The trust and the indenture trustee may also, without the consent of the noteholders of any series, enter into one or more supplemental indentures to add, modify or eliminate any provisions necessary or advisable in order to enable the trust or any portion of the trust to qualify as, and to permit an election to be made for the trust to be treated as, a “financial asset securitization investment trust” under the Internal Revenue Code and to avoid the imposition of state or local income or franchise taxes on the trust’s property or its income. The following conditions apply for the amendments described in this paragraph:

•	delivery to the owner trustee and the indenture trustee of a certificate of an authorized officer of the transferor to the effect that the requirements under the indenture applicable to the proposed amendments have been met;

•	receipt of written confirmation from each rating agency that the action will not result in a reduction or withdrawal of its rating of any outstanding series or class; and

•	the amendment must not affect the rights, duties or obligations of the indenture trustee or the owner trustee under the indenture.

       The trust and the indenture trustee will not, without the consent of each noteholder affected, enter into any supplemental indenture:

•	to change the due date of any installment of principal of or interest on any note or reduce the principal balance of a note, the note interest rate or the redemption price of the note or change any place of payment where, or the currency in which, any note is payable;

•	to impair the right to institute suit for the enforcement of specified payment provisions of the indenture;

•	to reduce the percentage which constitutes a majority of the outstanding principal balance of the notes of any series (or any tranche in the case of a shared enhancement series), the consent of the holders of which is required for execution of any supplemental indenture or for any waiver of compliance with specified provisions of the indenture or of some defaults under the indenture and their consequences provided in the indenture;

•	to reduce the percentage of the outstanding principal balance of the notes required to direct the indenture trustee to sell or liquidate the trust assets if the proceeds of the sale would be insufficient to pay the principal balance and interest due on those notes;

•	to decrease the percentage of the outstanding principal balance of the notes required to amend the sections of the indenture that specify the percentage of the aggregate principal balance of the notes necessary to amend the indenture or other related agreements;

•	to modify any provisions of the indenture regarding the voting of notes held by the trust, any other party obligated on the notes or Ford Credit or any of their affiliates; or

•	to permit the creation of any lien superior or equal to the lien of the indenture with respect to any of the collateral for any notes or, except as otherwise permitted or contemplated in the indenture, terminate the lien of the indenture on the collateral or deprive any noteholder of the security provided by the lien of the indenture.

       The trust and the indenture trustee may otherwise, with prior notice to each rating agency and with the consent of the holders of at least 66 2/3% of the outstanding principal balance of the notes of each adversely affected series, enter into one or more supplemental indentures to add provisions to, change in any manner or eliminate any provision of the indenture, or to change the rights of the noteholders under the indenture.

Annual Compliance Statement

       The trust will be required to furnish to the indenture trustee each year a written statement as to the performance of its obligations under the indenture.

Indenture Trustee’s Annual Report

       If so required by the Trust Indenture Act of 1939, the indenture trustee will mail to the noteholders each year a brief report relating to its eligibility and qualification to continue as indenture trustee under the indenture, the property and funds physically held by the indenture trustee and any action it took that materially affects the notes and that has not been previously reported.

List of Noteholders

       The noteholders of at least 10% of the outstanding principal balance of the notes of any series or three or more noteholders of any series may, by written request to the indenture trustee, obtain access to the list of noteholders maintained by the indenture trustee for the purpose of communicating with other noteholders with respect to their rights under the indenture or the notes.

Satisfaction and Discharge of the Indenture

       The indenture will be discharged with respect to the notes of any series upon, among other things, the delivery to the indenture trustee for cancellation of all the notes or, with specific limitations, upon irrevocable deposit by the trust with the indenture trustee of funds sufficient for the payment in full of all the notes not delivered to the indenture trustee for cancellation.

Resignation and Removal of the Indenture Trustee

       The indenture trustee may resign at any time. If this occurs your administrator will appoint a successor indenture trustee for your series. The administrator may also remove the indenture trustee if it ceases to be eligible to continue as an indenture trustee under the indenture or if the indenture trustee becomes insolvent. The administrator will then be obligated to appoint a successor indenture trustee for your series. If an event of default occurs under the indenture and the prospectus supplement provides that a given class of notes of your series is subordinated to one or more other classes of notes of your series, under the Trust Indenture Act of 1939, the indenture trustee may be deemed to have a conflict of interest and be required to resign as indenture trustee for one or more of those classes of notes. In that case, a successor indenture trustee will be appointed for one or more of those classes of notes and may provide for rights of senior noteholders to consent to or direct actions by the indenture trustee that are different from those of subordinated noteholders. Any resignation or removal of the indenture trustee and appointment of a successor indenture trustee for any series of notes will not become effective until the successor indenture trustee accepts its appointment for your series.

DESCRIPTION OF THE TRANSFER AND SERVICING AGREEMENT

       Each trust will be a party to one or more separate transfer and servicing agreements under which the transferor will transfer receivables and, if applicable, interests in any other floorplan assets to the trust. If a trust has more than one entity as the transferor, each entity will enter into a separate transfer and servicing agreement with that trust and the servicer. Each transfer and servicing agreement also permits the addition of subsequent transferors. In each transfer and servicing agreement, Ford Credit will agree to service the receivables and, if applicable, interests in any other floorplan assets for the related trust. The following summarizes the material terms of each transfer and servicing agreement. We have filed a form of this agreement as an exhibit to the registration statement formed in part by this prospectus.

Transfer of Assets

      Transfer of Receivables and Related Security

       Under each transfer and servicing agreement, the transferor under that agreement will transfer to the related trust on a daily basis all of its rights in:

•	receivables existing in connection with the designated accounts as of the series cut-off date for the first series issued by the trust and receivables arising in connection with additional accounts as of the applicable additional cut-off date;

•	receivables arising in connection with the designated accounts after the first series cut-off date and the additional cut-off date, as applicable;

•	all related security consisting of:

(1)	the security interests granted by the dealers in the related vehicles;

(2)	the junior security interests granted by some of the dealers in non-vehicle related security, such as vehicle parts inventory, equipment, fixtures, service accounts and, in some cases, real property and a personal guarantee; and

(3)	all related rights under the sale and assignment agreement between Ford and Ford Credit;

•	the transferor’s rights relating to the receivables under the receivables purchase agreement with Ford Credit; and

•	the proceeds of all of the above.

       Ford Credit and the transferor each will indicate in its computer records that the receivables and related security are owned by the trust and have been pledged by the trust to the indenture trustee under the indenture. The transferor will provide the related owner trustee with one or more account schedules showing each designated account, identified by account number and by outstanding principal amount. At the time that the transferor designates any additional accounts for a trust as described below under “— Additional Designated Accounts” in this prospectus or redesignates any accounts as described below under “— Redesignation of Accounts” in this prospectus, the transferor will provide a new account schedule specifying the applicable additional accounts or redesignated accounts, as the case may be.

       As servicer, Ford Credit will retain all records and agreements relating to the receivables transferred to each trust. Except as set forth above, Ford Credit will not segregate the related records and agreements that it retains from those relating to accounts that have not been designated for a trust. In addition, Ford Credit will not stamp or mark the receivables’ documentation to reflect their transfer to the trust. The transferor, however, will file one or more financing statements in accordance with applicable state law to perfect the trust’s interest in the receivables, the related security, the receivables purchase agreement and their proceeds. See “Risk Factors — Bankruptcy of Ford Credit or the transferor could result in reduced or delayed payments on your notes” above in this prospectus and “Legal Aspects of the Receivables” below in this prospectus. At Ford Credit’s sole discretion, the security interests transferred to a trust in non-vehicle related security may be subordinate to a senior security interest that it or other lenders retain in the security. See “Ford Credit’s Dealer Floorplan Financing Business — Security Interests in Vehicles and Non-Vehicle Related Security” above in this prospectus. Neither the owner trustee nor the indenture trustee will be required to make periodic examinations of the receivables transferred to the trust or any records relating to them.

      Transfer of Interests in Other Floorplan Assets

       If the prospectus supplement provides that any interests in pooled participation receivables, purchased participation receivables, syndicated receivables or third-party financed in-transit receivables are included in a trust, the transferor will transfer these interests to the trust under the transfer and servicing agreement or agreements. The transferor, in turn, may have acquired these interests from Ford Credit or one of its affiliates. Even if the prospectus supplement specifies that interests in other floorplan assets are not included in a trust, that trust may nonetheless acquire them at a later date without your prior review or consent so long as each rating agency confirms that the addition of these interests will not cause it to reduce or withdraw its rating of any notes issued by the trust. After an interest in one of the other floorplan assets is included in the trust assets, the transfer and servicing agreement may require or permit the transferor to transfer additional interests in the same or similar types of other floorplan assets to the trust and may require or permit the transferor to remove from the trust interests in these other floorplan assets.

Representations and Warranties of the Transferor

      Representations as to Transferor and Agreement

       When a trust issues a series of notes, the transferor will make representations and warranties to the trust in the transfer and servicing agreement. These representations and warranties include, among others, the following:

•	the transferor is duly formed and in good standing and has the authority to consummate the transactions contemplated in the transfer and servicing agreement and the related receivables purchase agreement;

•	the transferor’s execution and delivery of the transfer and servicing agreement and the related receivables purchase agreement will not conflict with any material law or any other material agreement to which the transferor is a party;

•	all required governmental approvals in connection with the transferor’s execution and delivery of the transfer and servicing agreement and the related receivables purchase agreement have been obtained;

•	the transfer and servicing agreement and the related receivables purchase agreement constitutes a legal, valid and binding obligation, enforceable against the transferor, subject to applicable bankruptcy, insolvency or other similar laws affecting enforcement of creditors’ rights; and

•	the transfer and servicing agreement constitutes a valid transfer and assignment to the trust of all of the transferor’s rights in the receivables, the related security and, if applicable, interests in any other floorplan assets, and the trust will have a first priority perfected ownership interest in those transferred assets, except as otherwise permitted under the transfer and servicing agreement or the other transaction documents.

       In the event that:

•	any representation or warranty described immediately above is breached; and

•	as a result, the interests of noteholders in the receivables are materially and adversely affected;

then any of the owner trustee, the indenture trustee or the holders of at least a majority of the principal balance of all of the trust’s outstanding series may give notice to the transferor, and to the owner trustee, the indenture trustee and the servicer, if given by the noteholders, directing the transferor to accept reassignment of all of the receivables that it had transferred to the trust and to pay to the trust’s collection account a cash deposit equal to the sum of the amounts specified with respect to each outstanding series in the related indenture supplement. However, no reassignment or cash deposit will be required if within 60 days, or such longer period if specified in the notice, the relevant representation and warranty is then satisfied in all material respects and any material adverse effect resulting from the breach has been cured. The transferor’s obligations to accept reassignment of all receivables and interests in any other floorplan assets that it had transferred to the trust and to pay the cash deposit are the only remedies for any breach of the representations and warranties described above.

      Representations as to Receivables, Related Security and Designated Accounts

       In the transfer and servicing agreement, the transferor will make several representations and warranties to the trust as to the receivables and the related security and designated accounts. These representations and warranties include the following:

•	at the time of transfer, the transferor is transferring each receivable and its related security to the trust free and clear of any liens, except as otherwise permitted by the transfer and servicing agreement or the other transaction documents, and has obtained all governmental consents required to transfer that receivable and related security;

•	each designated account is an eligible account at the time the transferor designates that account for the trust and as of each series cut-off date; and

•	at the time of transfer, each receivable being transferred is an eligible receivable or an ineligible receivable arising in connection with an eligible account so long as the available subordinated amount for each series is increased as specified in the related prospectus supplement.

       In the event that:

•	any representation or warranty described immediately above is not true and correct when made; and

•	such breach has a material adverse effect on the related receivable or receivables;

then, unless cured, the transferor will be required to accept reassignment of the relevant receivables within 30 days, or such longer period if agreed to by the indenture trustee and the servicer, after the transferor discovers the breach or receives written notice of the breach. If the breach relates to impermissible liens or failure to obtain required governmental consents, the applicable grace period is five business days or such longer period agreed to by the indenture trustee and the servicer. If the breach relates to the eligibility of a designated account, the account will be redesignated and all the receivables arising in connection with that account, even those that are otherwise eligible receivables, will be deemed ineligible receivables and will be reassigned to the transferor.

       In accepting reassignment of an ineligible receivable, the transferor will direct the servicer to deduct the principal amount of the ineligible receivable from the pool balance. If the deduction would cause the transferor amount to fall below the required transferor amount for any series, the transferor must make a cash deposit, called the “transferor deposit amount,” to that trust’s excess funding account in an amount equal to the shortfall. If the transferor fails to pay the transferor deposit amount, the principal balance of the related receivables will be deducted from the pool balance only to the extent that the transferor amount is not reduced below the required transferor amount. Any principal balance not deducted will not be reassigned and will remain part of the trust. The reassignment of each ineligible receivable to the transferor and the deposit of any funds into the excess funding account are the only remedies for any breach of the representations and warranties concerning eligibility of receivables.

      Additional Representations and Warranties

       The prospectus supplement may specify additional representations and warranties made by the transferor when your notes are issued. The indenture trustee is not required to make periodic examinations of receivables in the trust portfolio or any records relating to them. However, the servicer will deliver to the indenture trustee once each year a certificate of an authorized officer of the servicer affirming, among other things, that no further action is necessary to maintain the trust’s perfected security interest in the receivables.

Subsequent Transferors

       Under each transfer and servicing agreement, the transferor may, from time to time, designate one or more of its affiliates as a subsequent transferor of receivables or, if applicable, interests in other floorplan assets so long as the subsequent transferor enters into a transfer and servicing agreement with the trust and the servicer and the designating transferor directs the owner trustee to make the appropriate entries in its books to reflect the subsequent transferor’s interest. The transfer and servicing agreement permits the designation of these subsequent transferors and the issuance of subsequent transferor interests without noteholder consent upon:

•	delivery to the owner trustee and the indenture trustee of a required federal income tax opinion regarding the designation; and

•	receipt of written confirmation from each rating agency that the designation will not result in a reduction or withdrawal of its rating of any outstanding series or class.

Eligible Accounts

       An “eligible account” means a floorplan financing account established by Ford Credit to a motor vehicle dealer under a floorplan financing agreement in the ordinary course of business relating to automobile and light-duty truck inventory that, as of the date on which eligibility is determined:

•	is in existence and maintained and serviced by or on behalf of Ford Credit;

•	relates to a dealer showroom located in the geographical regions specified in the applicable transfer and servicing agreement;

•	is in favor of a dealer in which Ford or any of its affiliates does not have an equity investment exceeding 5% as determined by the servicer on a quarterly basis;

•	is in favor of a dealer that has not been classified by the servicer as “status” (or other comparable classification) by reason of (1) the dealer’s failure to make any principal or interest payments when due under the floorplan financing agreement or (2) the occurrence of bankruptcy, insolvency, receivership, liquidation or other similar events relating to the dealer; and

•	is an account as to which no material amounts have been charged off as uncollectible at any time within the previous 24 months.

       Under the transfer and servicing agreement, the definition of eligible account may be changed by amendment to the agreement without the consent of the noteholders if the transferor delivers to the owner trustee and the indenture trustee a certificate of an authorized officer of such transferor to the effect that, in such officer’s reasonable belief, the amendment will not as of its date result in a significant adverse effect and the rating agencies confirm in writing that the amendment will not result in a reduction or withdrawal of the ratings of any outstanding series issued by the trust.

Eligible Receivables

       An “eligible receivable” means a receivable that:

•	was originated or acquired by Ford Credit in the ordinary course of business and, in the case of an in-transit receivable, was originated or acquired on or after June 1, 2001;

•	except for any adjustment fees payable by Ford, is secured by a perfected first priority interest in the related vehicle;

•	does not relate to fleet purchases;

•	relates to an automobile or light-duty truck;

•	is the subject of a valid transfer and assignment from the transferor to the trust of all the transferor’s rights and interest in the receivable, including:

(1)	all related security;

(2)	all related rights under, as applicable, the sales and service agreement between Ford and the dealer, the sale and assignment agreement between Ford and Ford Credit and the floorplan financing agreement between Ford Credit and the dealer; and

(3)	all related proceeds;

•	is created in compliance with all requirements of applicable law and pursuant to, as applicable, the sales and service agreement, the sale and assignment agreement or the floorplan financing agreement;

•	as to which Ford, Ford Credit and the transferor, as applicable, have obtained all material consents and governmental authorizations required to be obtained by them in connection with:

(1)	the creation of the receivable, the sale of the receivables to the transferor, the transfer of the receivables to the trust and the pledge of the receivable to the indenture trustee; and

(2)	if applicable, Ford’s performance under the related sales and service agreement, Ford’s performance under the related sale and assignment agreement and/or Ford Credit’s performance under the related floorplan financing agreement;

•	as to which the trust will at all times have good and marketable title to the receivable, free and clear of all liens arising before the transfer or arising at any time, other than the liens permitted under the transfer and servicing agreement;

•	except for any adjustment fees payable by Ford, will at all times be the legal and assignable payment obligation of the related dealer, enforceable against the dealer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy or other similar laws;

•	as to any adjustment fees payable by Ford, will at all times be the legal and assignable payment obligation of Ford, enforceable against Ford in accordance with its terms, except as enforceability may be limited by applicable bankruptcy or other similar laws;

•	is not subject to any right of rescission, setoff or any other defense of the related dealer or Ford, as applicable, including defenses arising out of violations of usury laws;

•	as to which Ford, Ford Credit and the transferor, as applicable, have satisfied in all material respects all of their obligations relating to the receivable required to be satisfied by them;

•	as to which none of Ford, Ford Credit or the transferor, as applicable, has taken or failed to take any action that would materially impair the rights of the trust or the noteholders in the receivable; and

•	constitutes either a “general intangible,” an “account,” a “payment intangible” or “tangible chattel paper,” each as defined in Article 9 of the Uniform Commercial Code as in effect in the applicable jurisdiction.

Additional Designated Accounts

       The transferor for a trust will have the right to designate, from time to time, additional eligible accounts, the receivables relating to which will be transferred to the trust. In certain cases, the transferor will also be required to designate additional eligible accounts for a trust under the circumstances and in the amounts specified in the prospectus supplement. Upon designation of any additional accounts, the transferor will transfer to the trust the receivables arising in connection with such additional accounts, whether the receivables are then existing or subsequently created.

       Each additional account will be selected from eligible accounts in Ford Credit’s portfolio of floorplan accounts. However, it is possible that any additional accounts designated for your trust may not be of the same credit quality as those accounts initially designated for your trust. Additional accounts may have been originated by Ford Credit using credit criteria different from those applied by Ford Credit to the initial designated accounts or may have been acquired by Ford Credit in the ordinary course of business from an institution with different credit criteria.

       Additional accounts may be designated for a trust subject to the satisfaction of the conditions set forth in the transfer and servicing agreement within the prescribed time periods. These conditions include the following:

•	the transferor (or the servicer on its behalf) has delivered to the owner trustee, the indenture trustee, any series enhancer and the rating agencies a written addition notice specifying the additional cut-off date for the additional accounts and the applicable addition date;

•	the transferor has delivered to the owner trustee:

(1)	a written assignment of the related receivables that has been accepted and executed by the issuer; and

(2)	an account schedule listing the additional accounts;

•	the transferor has delivered to the servicer all collections relating to the additional accounts since the additional cut-off date;

•	the transferor has represented and warranted that:

(1)	each additional account is an eligible account as of the additional cut-off date;

(2)	no selection procedures reasonably believed by the transferor to be adverse to the interests of the noteholders and any series enhancers were used in selecting the additional accounts;

(3)	the account schedule listing the additional accounts is true and correct in all material respects as of the additional cut-off date;

(4)	as of the date of the addition notice and the addition date, none of Ford Credit, the transferor or the servicer is insolvent or will be made insolvent by the transfer; and

(5)	the addition of the related receivables will not, in the transferor’s reasonable belief, cause an amortization event to occur;

•	the transferor has delivered one or more opinions of counsel with respect to the transfer of the receivables arising in connection with the additional accounts; and

•	the transferor has delivered an officer’s certificate of the transferor confirming that each of the above conditions has been satisfied.

       In addition to the conditions specified in the preceding paragraph, any additional accounts designated by the transferor, at its discretion, will be subject to the written confirmation from each rating agency that the designation of such additional accounts will not result in a reduction or withdrawal of its ratings of any outstanding series or class if, as a result of such designation, either:

•	the aggregate number of additional accounts so designated in any calendar quarter or the aggregate amount of principal receivables arising in connection with such additional accounts as of the related additional cut-off dates in such calendar quarter exceeds 10% of the number of all designated accounts or 10% of the pool balance, respectively, as of the first day of such calendar quarter; or

•	the aggregate number of additional accounts so designated in any twelve-month period commencing on July 1 of each year or the aggregate amount of principal receivables arising in connection with such additional accounts as of the related additional cut-off dates in such twelve-month period exceeds 20% of the number of all designated accounts or 20% of the pool balance, respectively, as of the first day of such twelve-month period.

Redesignation of Accounts

      Eligible Accounts

       The transfer and servicing agreement permits the transferor to redesignate eligible accounts and, in so doing, remove from a trust all the receivables arising in connection with those accounts. The redesignation of eligible accounts may occur for various reasons. For example, the transferor may determine that a trust contains more receivables than the transferor is obligated to retain in that trust and that the transferor does not desire to obtain additional financing through that trust at that time. Any removal of receivables through the redesignation of accounts will reduce the transferor amount for the trust. In addition, any redesignated accounts may, individually or in the aggregate, be of higher or lower credit quality than the remaining accounts designated for the trust.

       The transferor’s right to redesignate eligible accounts and to remove all the related receivables from a trust is subject to the satisfaction of the conditions set forth in the transfer and servicing agreement within the prescribed time periods. These conditions include the following:

•	the transferor (or the servicer on its behalf) has delivered to the owner trustee, the indenture trustee, any series enhancer and the rating agencies a written notice specifying the redesignation date on which all the related receivables will be removed from the trust;

•	the transferor has delivered to the servicer a written notice directing the servicer to select for redesignation, in a manner that does not result in a consolidation of the trust with Ford Credit under applicable accounting standards then in effect, those eligible accounts whose principal receivables approximately equal the amount specified by the transferor in such notice for removal from the trust;

•	the transferor (or the servicer on its behalf) has delivered to the owner trustee an account schedule specifying the redesignated accounts;

•	the transferor has represented and warranted that:

(1)	the redesignation will not, in the transferor’s reasonable belief, cause an amortization event to occur or cause the net adjusted pool balance (as specified in the prospectus supplement) to be less than the required pool balance;

(2)	the redesignated accounts were selected in a manner that does not result in a consolidation of the trust with Ford Credit under applicable accounting standards then in effect and were not chosen through a selection process that was materially adverse to, or materially beneficial to, the interests of the noteholders, any series enhancer or the holders of the transferor interest; and

(3)	the account schedule listing the redesignated accounts is true and correct in all material respects;

•	the transferor has delivered a required federal income tax opinion with respect to the redesignation; and

•	the transferor has delivered an officer’s certificate of the transferor confirming that each of the above conditions has been satisfied.

       Beginning on the date of redesignation, the transferor will cease to transfer to the trust any receivables arising in connection with a redesignated eligible account, and the related receivables, including all amounts then held by the trust or thereafter received by the trust in respect of such receivables, will be deemed removed from the trust for all purposes. After the redesignation date and upon the request of the servicer, the owner trustee will deliver to the transferor a written reassignment of the related receivables.

      Ineligible Accounts

       On the first day of the collection period following the date on which the servicer’s records indicate that an account has become an ineligible account, the transferor will redesignate that account and within the prescribed time period will:

•	deliver to the owner trustee, the indenture trustee, any series enhancers and the rating agencies a notice specifying the redesignation date;

•	deliver to the owner trustee and indenture trustee an account schedule specifying the redesignated accounts; and

•	represent and warrant that the account schedule listing the redesignated accounts are true and correct in all material respects.

       Beginning on the date of redesignation, the receivables arising in connection with the ineligible redesignated account will be transferred to the transferor and the transferor will cease to transfer to the trust any receivables arising in connection with such account. However, in the case of ineligible accounts that are performance impaired, the related receivables in the trust will only be transferred to the transferor to the extent they do not exceed 3.0% of the pool balance on a rolling 12-month basis.

       In the case of ineligible accounts that are performance impaired, collections on each such account after the date of redesignation generally will be allocated between those receivables that remain in the trust and those receivables that arise in connection with the redesignated account on or after the redesignation date as follows:

•	principal collections will be allocated to the receivable that relates to the vehicle whose sale or lease generated such collections; and

•	interest collections in respect of such redesignated account will be allocated to the trust on the basis of the ratio of the principal receivables owned by the trust in connection with such account on the date of determination to the total amount of principal receivables in connection with such account on such date of determination, and the remainder of such interest collections will be allocated to the transferor.

       In the case of ineligible accounts that are not performance impaired, the related receivables, including all amounts then held by the trust or thereafter received by the trust in respect of such receivables, will be deemed removed from the trust for all purposes on the redesignation date. After the redesignation date and upon the request of the servicer, the owner trustee will deliver to the transferor a written reassignment of the related receivables.

Servicing Compensation and Payment of Expenses

       The servicer will receive a fee for its servicing activities and reimbursement of expenses incurred in administering each trust. This servicing fee accrues for each outstanding series in the amounts and is calculated on the balances specified in the related prospectus supplement. Each series’ servicing fee is payable periodically from interest collections allocable to that series. No trust or noteholder will be responsible for any servicing fee allocable to the transferor interest, unless such servicing fee is payable solely from amounts otherwise distributable to the holders of the transferor interest. The servicer in its discretion may elect to lower the percentage used to calculate the servicing fee. Each series’ servicing fee will be paid to the servicer only to the extent that funds are available as described in the prospectus supplement for that series.

Collection and Other Servicing Procedures

       Under the transfer and servicing agreement, the servicer will service the receivables in accordance with customary procedures and guidelines that it uses in servicing dealer floorplan receivables for its own account or for others, except where the failure to comply will not materially and adversely affect the rights of the trust, the noteholders or any series enhancers. Servicing activities to be performed by the servicer include collecting and recording payments, making any required adjustments to the receivables, monitoring dealer payments, monitoring dealer inventories, evaluating increases in credit limits and maintaining internal records with respect to each account. Managerial and custodial services performed by the servicer on behalf of the trust include maintaining books and records relating to the accounts and receivables and preparing the periodic and annual statements described above under “Description of the Notes — Reports to Noteholders” in this prospectus and causing a firm of independent public accountants to prepare the annual report described below under “— Evidence as to Compliance” in this prospectus. In servicing the receivables, the servicer will agree that it may only change the terms relating to the accounts designated for the trust if:

•	in the servicer’s reasonable judgment, no amortization event will occur as a result of the change and none of the noteholders or any series enhancer will be adversely affected; and

•	the change is made applicable to the comparable segment of the portfolio of dealer floorplan accounts owned or serviced by the servicer that are the same as, or substantially similar to, the accounts designated for the trust.

Servicer Covenants

       In the transfer and servicing agreement, the servicer will agree that:

•	it will satisfy all of its obligations in connection with the receivables and accounts, will maintain in effect all qualifications required to service the receivables and accounts and will comply in all material respects with all requirements of law in connection with servicing the receivables and the accounts, the failure to comply with which would have a materially adverse effect on the noteholders, the holders of the transferor interest or any series enhancers;

•	it will not permit any rescission or cancellation of a receivable, except as ordered by a court of competent jurisdiction or other government authority;

•	it will not do anything to impair the rights of the noteholders, the holders of the transferor interest or any series enhancers in the receivables;

•	it will not reschedule, revise or defer payments due on any receivable, except in accordance with its guidelines for servicing dealer floorplan accounts; and

•	except for the liens permitted by the transaction documents, it will not sell, transfer or pledge to any other person or permit the creation or existence of any lien on the receivables transferred to the trust.

       In the event that:

•	the transferor or the servicer discovers, or receives written notice, that any of the servicer’s covenants set forth above has not been complied with in all material respects; and

•	such noncompliance has a material adverse effect on the related receivable or receivables;

then, unless cured, the servicer will purchase that receivable or all the receivables in that account, as applicable. The purchase will be made on the determination date after the end of the 30-day, or longer, cure period, and the servicer will deposit into the collection account an amount equal to the amount of the affected receivable or receivables plus accrued and unpaid interest. This purchase by the servicer constitutes the sole remedy available to the noteholders in case of a breach by the servicer of its covenants.

Matters Regarding the Servicer and the Transferor

       The servicer may not resign from its obligations and duties under the transfer and servicing agreement, except:

•	upon a determination that performance of its duties is no longer permissible under applicable law and there is no reasonable action that the servicer could take to make the performance of its duties permissible under applicable law; or

•	upon assumption of its obligations and duties by a successor in compliance with the requirements relating to the servicer’s consolidation, merger or sale of its assets to another person as described below in this section.

       If at any time the servicer ceases to act as servicer and a successor has not yet been appointed, the indenture trustee will act as servicer. If the indenture trustee is legally unable to act as servicer, it will petition an appropriate court to appoint an eligible successor.

       The servicer may not resign until the indenture trustee or another successor has assumed the servicer’s obligations and duties. The servicer may, however, delegate certain of its servicing, collection, enforcement and administrative duties with respect to the receivables and the accounts to any person who agrees to conduct these duties in accordance with the applicable guidelines for servicing dealer floorplan accounts and the transfer and servicing agreement.

       The servicer will indemnify the trust, the owner trustee and the indenture trustee for any losses suffered as a result of the servicer’s actions or omissions in connection with the transfer and servicing agreement or the performance by the owner trustee or the indenture trustee of the trusts and duties under the transfer and servicing agreement. The transferor will also indemnify the trust, the owner trustee and the indenture trustee for any losses suffered as a result of the transferor’s actions or omissions in connection with the transfer and servicing agreement or the performance by the owner trustee or the indenture trustee of the trusts and duties under the transfer and servicing agreement. Neither the servicer nor the transferor, however, will indemnify the trust, the owner trustee or the indenture trustee for:

•	any loss arising from the negligence or willful misconduct of the owner trustee or the indenture trustee, as applicable;

•	any costs or liabilities of the trust with respect to actions taken by the owner trustee or the indenture trustee at the request of noteholders or any series enhancers to the extent that the owner trustee or the indenture trustee has been indemnified by such noteholders or series enhancers; or

•	any United States federal, state or local income or franchise taxes required to be paid by the trust or any noteholder or series enhancer in connection with the transfer and servicing agreement or the indenture.

       Neither the servicer nor any of its directors, shareholders, officers, employees or agents will be under any other liability to the trust, the owner trustee, the indenture trustee, the noteholders, any series enhancer or any other person for any action taken, or for refraining from taking any action, in good faith under the transfer and servicing agreement. However, neither the servicer nor any of its directors, shareholders, officers, employees or agents will be protected against any liability resulting from willful wrongdoing, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of obligations and duties under the transfer and servicing agreement. In addition, the transfer and servicing agreement provides that the servicer is not under any obligation to appear in, prosecute or defend any legal action that is not incidental to its servicing responsibilities under the transfer and servicing agreement and that in its opinion may expose it to any expense or liability.

       The transferor will be liable for all of its obligations, covenants, representations and warranties under the transfer and servicing agreement. No transferor nor any of its directors, shareholders, managers, officers, employees, incorporators or agents will be liable to the trust, the owner trustee, the indenture trustee, the noteholders, any series enhancer or any other person for any action taken, or for refraining from taking any action, in good faith under the transfer and servicing agreement. However, no transferor nor any of its directors, shareholders, managers, officers, employees, incorporators or agents will be protected against any liability resulting from willful wrongdoing, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of obligations and duties under the transfer and servicing agreement.

       The trust agreement provides that the transferor may transfer its interest in all or a portion of the transferor interest by exchanging its transferor interest for a supplemental interest. The terms of the supplemental interest will be defined in a supplement to the trust agreement. Before a supplemental interest is issued, the following must occur:

•	the transferor has given notice of the exchange to the owner trustee, the indenture trustee, the servicer and each rating agency;

•	the transferor has delivered to the owner trustee and the indenture trustee an executed supplement to the trust agreement;

•	the transferor has delivered to the owner trustee and the indenture trustee a certificate of an authorized officer to the effect that the transferor reasonably believes the exchange will not have a significant adverse effect;

•	the transferor has delivered to the owner trustee and the indenture trustee (with a copy to each rating agency) a required federal income tax opinion regarding the exchange;

•	the net adjusted pool balance must exceed the required pool balance on and after the date of the exchange; and

•	any other conditions specified in the prospectus supplement are satisfied.

       The transferor or the servicer may consolidate with, merge into, or sell its assets to, another person in accordance with the transfer and servicing agreement, and the surviving person or successor by transfer will be the successor to the transferor or servicer, as the case may be, subject to various conditions, including:

•	execution of an agreement relating to the succession that supplements the transfer and servicing agreement;

•	in the case of a succession relating to the transferor:

(1)	delivery to the owner trustee and the indenture trustee of (a) a certificate of an authorized officer of the transferor and an opinion of counsel, each addressing compliance with the applicable provisions of the transfer and servicing agreement and the validity and enforceability of the supplemental agreement and (b) a required federal income tax opinion;

(2)	receipt of written confirmation from each rating agency that the succession will not result in a reduction or withdrawal of its rating of any outstanding series or class; and

(3)	any other conditions as may be specified in the prospectus supplement.

•	in the case of a succession relating to the servicer:

(1)	delivery to the owner trustee and the indenture trustee of (a) a certificate of an authorized officer of the successor and an opinion of counsel, each addressing compliance with the applicable provisions of the transfer and servicing agreement and the validity and enforceability of the supplemental agreement and (b) a certificate of an authorized officer of the successor stating that it is eligible to act as servicer under the transfer and servicing agreement;

(2)	delivery to each rating agency of a notice informing such rating agency of the succession; and

(3)	any other conditions as may be specified in the prospectus supplement.

Servicer Default

       The transfer and servicing agreement specifies the duties and obligations of the servicer. A failure by the servicer to perform its duties or fulfill its obligations can result in a servicer default.

       A “servicer default” includes any of the following:

(1)	failure by the servicer to make any payment, transfer or deposit, or to give instructions or to give notice to the indenture trustee to do so, on the required date under the transfer and servicing agreement, the indenture or any indenture supplement or within the applicable grace period not exceeding five business days;

(2)	failure by the servicer to observe or perform in any material respect any of its other covenants or agreements if the failure:

•	has a significant adverse effect; and

•	continues unremedied for a period of 60 days after written notice to the servicer by the owner trustee or the indenture trustee, or to the servicer, the owner trustee and the indenture trustee by noteholders of 10% or more of the outstanding principal balance of all of the trust’s outstanding series or, where the servicer’s failure does not relate to all series, 10% or more of the outstanding principal balance of all series affected; or the assignment or the delegation by the servicer of its duties, except as specifically permitted under the transfer and servicing agreement;

(3)	any representation, warranty or certification made by the servicer in the transfer and servicing agreement, or in any certificate delivered as required by the transfer and servicing agreement, proves to have been materially incorrect when made and it:

•	has a significant adverse effect; and

•	continues unremedied for a period of 60 days after written notice to the servicer by the owner trustee or the indenture trustee, or to the servicer, the owner trustee and the indenture trustee by noteholders of 10% or more of the outstanding principal balance of all of the trust’s outstanding series or, where the servicer’s inaccuracy does not relate to all series, 10% or more of the outstanding principal balance of the series affected;

(4)	the occurrence of bankruptcy, insolvency, liquidation, conservatorship, receivership or similar events relating to the servicer; or

(5)	any other event set forth in the applicable indenture supplement and described in the applicable prospectus supplement.

       A delay in or failure of performance referred to in clause (1) above for a period of 10 business days after the applicable grace period, or referred to under clause (2) or (3) for a period of 60 business days after the applicable grace period, will not constitute a servicer default if the delay or failure could not be prevented by the exercise of reasonable diligence by the servicer and the delay or failure was caused by an act of God or other similar occurrence outside the reasonable control of the servicer. Upon the occurrence of any of these events, the servicer will not be relieved from using all commercially reasonable efforts to perform its obligations in a timely manner in accordance with the transfer and servicing agreement and the servicer must provide the indenture trustee, the owner trustee, the transferor and any series enhancer with an officer’s certificate giving prompt notice of its failure or delay, together with a description of its efforts to perform its obligations.

       If a servicer default occurs, for as long as it has not been remedied, the indenture trustee or the holders of at least a majority of the outstanding principal balance of all of the trust’s outstanding series may give a notice to the servicer and the owner trustee, and to the indenture trustee if given by the noteholders, terminating all of the rights and obligations of the servicer under the transfer and servicing agreement and the indenture trustee may appoint a new servicer. The indenture trustee will as promptly as possible appoint an eligible successor to the servicer. If no successor has been appointed or has accepted the appointment by the time the servicer ceases to act as servicer, the indenture trustee will automatically become the successor. If the indenture trustee is unable to obtain bids from eligible servicers and the servicer delivers a certificate of an authorized officer to the effect that it cannot in good faith cure the servicer default which gave rise to a transfer of servicing, and if the indenture trustee is legally unable to act as successor, then the indenture trustee will give the transferor a right of first refusal to purchase the interests of the noteholders in the trust on the distribution date in the next calendar month at a price equal to the sum of the amounts specified for each series outstanding in the related indenture supplement.

       The rights and obligations of the transferor under the transfer and servicing agreement will be unaffected by any change in servicer.

       In the event of the bankruptcy of the servicer, the bankruptcy court may have the power to prevent either the indenture trustee or the noteholders from appointing a successor servicer.

Evidence of Compliance

       As required by the transfer and servicing agreement, the servicer will engage a firm of nationally recognized independent public accountants to furnish to the indenture trustee, the owner trustee and each series enhancer on or before April 30 of each year a report relating to the servicing of Ford Credit’s portfolio of dealer floorplan receivables. In each such report, the accounting firm will certify that it has audited the financial statements of the servicer in accordance with generally accepted auditing standards and, except as set forth in the report, disclosed no exceptions or errors in the servicer’s records relating to the dealer floorplan receivables that it services. These accountants will not be prohibited from rendering other services to the servicer or the transferor.

       In addition, the servicer must also deliver to the indenture trustee, the owner trustee and each series enhancer on or before April 30 of each year a statement signed by an officer of the servicer certifying that, to the best of such officer’s knowledge, the servicer has fulfilled in all material respects its obligations under the transfer and servicing agreement throughout the prior calendar year (or such shorter period) or, if there has been a material default in the fulfillment of any of these obligations, such statement will specify the nature and status of the default.

       Noteholders may obtain copies of all statements, certificates and reports furnished to the indenture trustee by written request to the indenture trustee.

Amendments

       The transfer and servicing agreement may be amended by the transferor, the servicer and the owner trustee, on behalf of the trust, without the consent of the indenture trustee or the noteholders of any series, on the following conditions:

•	the transferor delivers to the owner trustee and the indenture trustee a certificate of an authorized officer stating that, in such officer’s reasonable belief, the amendment will not have a significant adverse effect; and

•	written confirmation from each rating agency that the amendment will not result in a reduction or withdrawal of its rating of any outstanding series or class.

       The transfer and servicing agreement may also be amended by the servicer, the transferor and the owner trustee, on behalf of the trust, without the consent of any noteholders and without prior notice to each rating agency, in order to cure any ambiguity, to correct or supplement any provision in the transfer and servicing agreement that may be inconsistent with any other provision in the transfer and servicing agreement or to make any other provisions with respect to matters or questions arising under the transfer and servicing agreement upon receipt of a certificate of an authorized officer of the transferor to the effect that, in such officer’s reasonable belief, the action will not have a significant adverse effect.

       The transfer and servicing agreement may also be amended by the servicer and the owner trustee at the direction of the transferor, without the consent of the indenture trustee, the noteholders of any series or the series enhancers for any series to add, modify or eliminate any provisions necessary or advisable in order to enable the trust or any portion of the trust to:

(1)	qualify as, and to permit an election to be made for the trust to be treated as, a “financial asset securitization investment trust” under the Internal Revenue Code; and

(2)	avoid the imposition of state or local income or franchise taxes on the trust’s property or its income.

       The following conditions apply for the amendments described in this paragraph:

•	delivery to the owner trustee and the indenture trustee of a certificate of an authorized officer of the transferor to the effect that the requirements under the transfer and servicing agreement applicable to the amendment have been met;

•	receipt of written confirmation from each rating agency that the amendment will not result in a reduction or withdrawal of its rating of any outstanding series or class; and

•	the amendment must not affect the rights, duties or obligations of the indenture trustee or the owner trustee under the transfer and servicing agreement.

       The amendments which the transferor may make without the consent of the noteholders of any series or the series enhancers for any series in accordance with the preceding paragraph may include the addition or a sale of receivables in the trust portfolio.

       The transfer and servicing agreement may also be amended by the transferor, the servicer and the owner trustee, on behalf of the trust, with the consent of the holders of at least 66 2/3% of the outstanding principal balance of the notes of all series adversely affected by the amendment. Even with the consent of the holders of at least 66 2/3% of the outstanding principal balance of the notes of all series adversely affected, no amendment may be made if it:

       (1) reduces the amount of, or delays the timing of:

•	any distributions to be made to noteholders of any series; provided that changes in amortization events that decrease the likelihood of the occurrence of those events will not be considered delays in the timing of distributions for purposes of this clause;

•	deposits of amounts to be distributed; or

•	the amount available under any series enhancement,

            in each case, without the consent of each affected noteholder;

(2)	changes the manner of calculating the interests of any noteholder in the trust assets, without the consent of each affected noteholder; or

(3)	reduces the percentage of the outstanding principal balance of the notes required to consent to any amendment, without the consent of each affected noteholder.

DESCRIPTION OF THE RECEIVABLES PURCHASE AGREEMENT

       The transferor will enter into a receivables purchase agreement with Ford Credit, under which Ford Credit will sell receivables and, if applicable, interests in any other floorplan assets to the transferor. If a trust has more than one entity as the transferor, each entity will enter into a separate receivables purchase agreement with Ford Credit. The following summarizes the material terms of each receivables purchase agreement. We have filed a form of this agreement as an exhibit to the registration statement formed in part by this prospectus.

Sale of Receivables

       Pursuant to each receivables purchase agreement, Ford Credit will sell to the related transferor all of its right, title and interest in all the receivables covered under that agreement, together with all related security and all related rights under, as applicable, the sales and service agreement between the related dealers and Ford, the sale and assignment agreement between Ford and Ford Credit and the floorplan financing agreement between Ford Credit and the related dealers. Under a transfer and servicing agreement, the transferor will, in turn, transfer its right, title and interest in the receivables purchase agreement relating to the receivables, and all of the property and rights acquired under that agreement, to a trust.

       In connection with the sale of the receivables to the transferor, Ford Credit will indicate in its computer files that the receivables have been sold to the transferor, and that they have been transferred in turn by that transferor to the related trust. Ford Credit will provide the transferor with a list showing all the receivables transferred, identifying the balances of the receivables as of the series cut-off date for the first series issued by the trust. The records and agreements relating to the accounts and receivables will not be segregated by Ford Credit from other documents and agreements relating to other accounts and receivables not relating to the related trust and will not be stamped or marked to reflect the sale or transfer of the receivables to the transferor. However, the computer records of Ford Credit will be marked to evidence this sale. Ford Credit will file UCC financing statements with respect to the receivables meeting the requirements of applicable state law. See “Risk Factors — Bankruptcy of Ford Credit or the transferor could result in reduced or delayed payments on your notes” and “Legal Aspects of the Receivables — Transfer of Receivables” in this prospectus.

Representations and Warranties

       Under each receivables purchase agreement, Ford Credit will make the representations and warranties listed below to the transferor as of the closing date for each series of notes issued by the related trust:

•	Ford Credit was duly formed and is in good standing and has the authority to consummate the transactions contemplated in the receivables purchase agreement;

•	Ford Credit’s execution and delivery of the receivables purchase agreement and each other document relating to the issuance to which it is a party will not conflict with any material law or any other material agreement to which Ford Credit is a party;

•	all required governmental approvals in connection with Ford Credit’s execution and delivery of the receivables purchase agreement have been obtained;

•	the receivables purchase agreement constitutes a legal, valid and binding obligation, enforceable against Ford Credit, subject to applicable bankruptcy, insolvency or other similar laws affecting enforcement of creditors’ rights; and

•	the receivables purchase agreement constitutes a valid transfer and assignment to the transferor of all of Ford Credit’s rights in the receivables, the related security and, if applicable, any other floorplan assets, and the transferor will have a first priority perfected ownership interest in those transferred assets.

If, as a result of a breach of a representation or warranty set forth in this paragraph, the transferor is required to accept reassignment of any receivables under the applicable transfer and servicing agreement, Ford Credit will repurchase the receivables from the transferor on the reassignment date. The purchase price of the receivables will be the face amount and will be paid in cash up to the amount of any cash deposit that the transferor is required to make under the applicable transfer and servicing agreement.

       In addition, Ford Credit will make the following representations and warranties to the transferor as of the closing date for each series of notes issued by the related trust:

•	at the time of transfer, Ford Credit is selling each receivable and its related security to the trust free and clear of any liens, other than the liens permitted under the transfer and servicing agreement and the other transaction documents, and has obtained all governmental consents required to transfer that receivable and related security;

•	each designated account is an eligible account at the time Ford Credit designates that account under the receivables purchase agreement and as of each series cut-off date; and

•	each receivable being sold is an eligible receivable or, if the related prospectus supplement permits, an ineligible receivable arising in connection with an eligible account at the time of transfer so long as the available subordinated amount for each series is increased.

If, as a result of a breach of a representation or warranty set forth in this paragraph, the transferor is required to accept reassignment to it of the affected receivables pursuant to the applicable transfer and servicing agreement, Ford Credit will repurchase the receivables for cash in an amount equal to the cash deposit that the transferor is required to make under the applicable transfer and servicing agreement.

       Ford Credit will indemnify the transferor against any and all losses, damages and expenses (including reasonable attorneys’ fees) incurred by the transferor if the foregoing representations and warranties are materially false.

Certain Covenants

       In the receivables purchase agreement, Ford Credit will covenant that it will perform its obligations under the agreements relating to the receivables and the accounts in conformity with its then current policies and procedures.

       Ford Credit will covenant further that, except for the sale of receivables under the receivables purchase agreement and the interests created under the related transfer and servicing agreement, it will not sell, pledge, assign or transfer any interest in the receivables to any other person. Ford Credit also will covenant to defend and indemnify the transferor for any loss, liability or expense incurred by the transferor in connection with a breach by Ford Credit of any of its representations, warranties or covenants contained in the receivables purchase agreement.

       Ford Credit will agree not to realize upon any security interest in a vehicle that it may have in respect of advances or loans made in connection with the designated accounts other than the related receivable until the related trust has fully realized on its security interest in that receivable. See “Ford Credit’s Dealer Floorplan Financing Business — Security Interests in Vehicles and Non-Vehicle Related Security” above in this prospectus.

       In addition, Ford Credit will expressly acknowledge and consent to the assignment to the related trust of the transferor’s rights relating to the receivables sold under the receivables purchase agreement.

Amendments

       The receivables purchase agreement may be amended by the transferor and Ford Credit without the consent of the noteholders of any series, upon satisfaction of the following conditions:

•	written confirmation from each rating agency that the amendment will not result in a reduction or withdrawal of its rating of any outstanding series or class; or

•	the delivery by Ford Credit to the owner trustee and the indenture trustee an opinion of counsel confirming that the amendment will not have an adverse effect in any material respect on the interests of the noteholders.

       The receivable purchase agreement may also be amended by the transferor and Ford Credit with the consent of the holders of at least 66 2/3% of the outstanding principal balance of the notes of all series materially adversely affected by the amendment. Even with the consent of the holders of at least 66 2/3% of the outstanding principal balance of the notes of all series materially adversely affected, no amendment may be made if it:

(1)	reduces the amount of, or delays the timing of:

•	any distributions to be made to noteholders of any series; provided, that changes in amortization events that decrease the likelihood of the occurrence of those events will not be considered delays in the timing of distributions for purposes of this clause;

•	deposits of amounts to be distributed; or

•	the amount available under any series enhancement,

            in each case, without the consent of each affected noteholder;

(2)	changes the manner of calculating the interests of the noteholder of any series, without the consent of each affected noteholder; or

(3)	reduces the percentage of the outstanding principal balance of the notes required to consent to any amendment, without the consent of each affected noteholder.

Termination

       The receivables purchase agreement will terminate immediately after the related trust terminates. In addition, if Ford Credit becomes party to any bankruptcy or similar proceeding (other than as a claimant) and if such proceeding is not dismissed within 60 days of its institution, Ford Credit will immediately cease to sell or transfer receivables to the transferor and will promptly give the transferor, the owner trustee and the indenture trustee notice of such event.

MATERIAL LEGAL ASPECTS OF THE RECEIVABLES

Transfer of Receivables

       Ford will sell the in-transit receivables to Ford Credit. Ford Credit will sell all receivables to the transferor, and the transferor will in turn transfer the receivables to a trust. The transferor will represent and warrant on each closing date, that:

•	its transfer to the related trust constitutes a valid transfer and assignment to the trust of all right, title and interest of the transferor in the receivables; and

•	under the UCC (as in effect in each applicable jurisdiction), the trust has:

(1)	a valid, subsisting and enforceable first priority perfected ownership interest in the receivables, in existence at the time the receivables are sold and assigned to the trust or at the date of addition of any additional accounts; and

(2)	a valid, subsisting and enforceable first priority perfected ownership interest in the receivables created thereafter, in existence at and after their creation.

Nonetheless, the transfer of receivables by the transferor to a trust could be deemed to create a security interest under the UCC. For a discussion of the trust’s rights arising from these representations and warranties not being satisfied, see “Description of the Transfer and Servicing Agreement” above in this prospectus.

       Ford Credit and the transferor will represent that the receivables are “tangible chattel paper,” “accounts,” “payment intangibles” or “general intangibles” for purposes of the UCC as in effect in each applicable jurisdiction. To the extent the receivables are deemed to be:

•	tangible chattel paper, accounts or payment intangibles and the transfer of the receivables by Ford Credit to the transferor or by the transferor to the trust is deemed to be a sale or to create a security interest; or

•	general intangibles and the transfer of the receivables by Ford Credit to the transferor or by the transferor to the trust is deemed to create a security interest;

then the UCC as in effect in each applicable jurisdiction will apply and, except in the case of the sale of payment intangibles, the transferee must file appropriate financing statements (or as an alternative in the case of tangible chattel paper, take possession thereof) in order to perfect its interest in the receivables. Each of Ford Credit, the transferor and the trust will file financing statements covering the applicable receivables under the UCC as in effect in each applicable jurisdiction in order to perfect their respective interests in the receivables and they will file continuation statements as required to continue the perfection of their interests. However, the in-transit receivables will not be stamped to indicate the interest of Ford Credit, and the receivables on the whole will not be stamped to indicate the interest of the transferor or the trustee.

       Under the UCC and applicable federal law, there are certain limited circumstances in which prior or subsequent transferees of receivables could have an interest that has priority over the trust’s interest in the receivables. A purchaser of the receivables who gives new value and takes possession of the instruments which evidence the receivables (i.e., the tangible chattel paper) in the ordinary course of business may, under certain circumstances, have priority over the interest of the trust in the receivables. A tax or other government lien on property of Ford or Ford Credit or the transferor that arose before the time a receivable is conveyed to the trust may also have priority over the interest of the trust in that receivable. Under the sale and assignment agreement Ford will represent to Ford Credit, under each receivables purchase agreement Ford Credit will represent to the transferor, and under the transfer and servicing agreement the transferor will warrant to the trust, that the applicable receivables have been transferred free and clear of the lien of any third party. Ford, Ford Credit and the transferor will also covenant that they will not sell, pledge, assign, transfer or grant any lien on any receivable or, except as described above under “Description of the Transfer and Servicing Agreement — Supplemental Interests” in this prospectus, on the transferor interest other than to the trust. In addition, so long as Ford Credit is the servicer, collections on the receivables may, under certain circumstances, be commingled with Ford Credit’s own funds before each distribution date and, in the event of the bankruptcy of Ford Credit, the trust may not have a perfected interest in these collections.

Matters Relating to Bankruptcy

       In the sale and assignment agreement, Ford has represented and warranted to Ford Credit that its sale of the in-transit receivables to Ford Credit is a valid sale. In addition, Ford and Ford Credit have agreed to treat the transactions described in this prospectus as a sale of the in-transit receivables to Ford Credit. Ford will take all actions required under applicable law to perfect Ford Credit’s ownership interest in the in-transit receivables. Nonetheless, if Ford were to become a debtor in a bankruptcy case and a creditor or a trustee in bankruptcy were to take the position that the sale of in-transit receivables from Ford to Ford Credit should be recharacterized as a pledge of the in-transit receivables by Ford to secure a borrowing, then delays in payments of collections on the in-transit receivables to Ford Credit could occur. Moreover, if the bankruptcy court were to rule in favor of the trustee, debtor in possession or creditor, reductions in the amount of payments of collections on the in-transit receivables to Ford Credit could result.

       In each receivables purchase agreement, Ford Credit will represent and warrant to the transferor that its sale of the receivables to the transferor is a valid sale. In addition, Ford Credit and the transferor will agree to treat the transactions described in this prospectus as a sale of the receivables to the transferor. Ford Credit will take all actions that are required under applicable law to perfect the transferor’s ownership interest in the receivables. Nonetheless, if Ford Credit were to become a debtor in a bankruptcy case and a creditor or a trustee in bankruptcy were to take the position that the sale of receivables from Ford Credit to the transferor should be recharacterized as a pledge of the receivables by Ford Credit to secure a borrowing, then delays in payments of collections on the receivables to the transferor could occur. Moreover, if the bankruptcy court were to rule in favor of the trustee, debtor in possession or creditor, reductions in the amount of payments of collections on the receivables to the transferor could result.

       In addition, if Ford Credit were to become a debtor in a bankruptcy case and one of its creditors or the trustee-in-bankruptcy or Ford Credit itself were to request a court to order that Ford Credit should be substantively consolidated with the transferor, delays in payments on the notes could result. In that situation, if the bankruptcy court rule were to rule in favor of the creditor, trustee-in-bankruptcy or Ford Credit, reductions in such payments to the noteholders could result.

       In each transfer and servicing agreement, the transferor will warrant to the trust that the transfer of the receivables to the trust is a valid transfer of the receivables to the trust. The transferor will take all actions that are required under Michigan law to perfect the trust’s ownership interest in the receivables and will warrant that the trust will at all times have a first priority perfected ownership interest in the receivables and, with certain exceptions, the proceeds of the receivables. Nonetheless, a tax or government lien on property of Ford Credit or the transferor that arose before the time a receivable is transferred to the trust may have priority over the trust’s interest in that receivable. The organization documents under which FCF Corp was established provides that, under certain circumstances, it is required to have at least two “independent” directors. In the case of FCF LLC, it is required to have at least two “independent” managers at all times. For either FCF Corp or FCF LLC, the affirmative vote of its independent directors or managers, as the case may be, is required in order for a voluntary application for relief under the federal bankruptcy code to be filed. Under the transfer and servicing agreement, the owner trustee, the indenture trustee, all related noteholders and any enhancement providers will covenant that they will not institute any bankruptcy, reorganization or other proceedings against the transferor under any federal or state bankruptcy or similar law. In addition, certain other steps will be taken to avoid the transferor becoming a debtor in a bankruptcy case. Notwithstanding these steps, if the transferor were to become a debtor in a bankruptcy case and if a bankruptcy trustee for the transferor or the transferor as debtor in possession or a creditor of the transferor were to argue that the transfer of the receivables by the transferor to the trust should be recharacterized as a pledge of the receivables, then delays in payments on the notes could occur. In addition, should the court rule in favor of the bankruptcy trustee, debtor in possession or creditor, reductions in the amount of payments to noteholders could result.

       Neither transferor intends to file, and Ford Credit will agree that it will not cause either transferor to file, a voluntary application for relief under the federal bankruptcy code or any similar applicable state law with respect to the transferor so long as the transferor is solvent and does not foresee becoming insolvent.

       If Ford Credit or the transferor were to become a debtor in a bankruptcy case that caused an amortization event to occur:

•	the transfer of new receivables to that transferor would be prohibited under the receivables purchase agreement; and

•	only collections on receivables previously sold to the transferor and transferred to the trust would be available to pay interest and principal on the notes under the transfer and servicing agreement.

       Under these circumstances, the servicer is obligated to allocate all collections on principal receivables to the oldest principal balance first. If the bankruptcy court were to alter this allocation method, the rate of payment on the notes might be adversely affected. In addition, payments of principal on each note would not be subject to any applicable controlled deposit amount or controlled amortization amount.

       The occurrence of certain events of bankruptcy, insolvency or receivership with respect to the servicer will result in a servicer default which, in turn, will result in an amortization event. If no other servicer default other than the commencement of a bankruptcy or similar event exists, a trustee-in-bankruptcy of the servicer may have the power to prevent either the trustee or the noteholders from appointing a successor servicer.

       Payments made by Ford Credit or the transferor to repurchase receivables pursuant to the transfer and servicing agreement may be recoverable by Ford Credit or the transferor, as debtor in possession, or by a creditor or a trustee-in-bankruptcy of Ford Credit or of the transferor as a preferential transfer from Ford Credit or the transferor if the payments were made within one year before the filing of a bankruptcy case in respect of Ford Credit.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

General

       Set forth below is a discussion of the anticipated material United States federal income tax consequences of the purchase, ownership and disposition of the notes offered by this prospectus. This discussion is based upon current provisions of the Internal Revenue Code, existing and proposed Treasury regulations, current administrative rulings, judicial decisions and other applicable authorities. There are no cases or IRS rulings on similar transactions involving debt issued by a trust with terms similar to those of the notes. As a result, we cannot assure you that the IRS will not challenge the conclusions reached in this discussion, and no ruling from the IRS has been or will be sought on any of the issues discussed below. Furthermore, legislative, judicial or administrative changes may occur, perhaps with retroactive effect, which could affect the accuracy of the statements and conclusions set forth in this prospectus as well as the tax consequences to noteholders.

       This discussion does not deal with all aspects of federal income taxation that may be relevant to the holders of notes in light of their personal investment circumstances nor, except for specific limited discussions of particular topics, to noteholders subject to special treatment under the federal income tax laws, such as financial institutions, broker-dealers, life insurance companies and tax-exempt organizations. This information is directed only to prospective purchasers who:

•	purchase notes in the initial distribution of the notes;

•	are citizens or residents of the United States, including domestic corporations, limited liability companies and partnerships; and

•	hold the notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code.

       As used in this discussion, the term “U.S. noteholder” means a beneficial owner of a note that is for United States federal income tax purposes

•	a citizen or resident of the United States;

•	a corporation or partnership (including a person treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise);

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

       Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons under the Internal Revenue Code and applicable Treasury regulations thereunder before such date, that elect to continue to be treated as United States persons under the Internal Revenue Code or applicable Treasury regulations thereunder also will be a U.S. noteholder. Moreover, in this discussion, the term “U.S. noteholder” includes any holder of a note whose income or gain in respect to its investment in a note is effectively connected with the conduct of a U.S. trade or business. As used in this discussion, the term “non-U.S. noteholder” means a beneficial owner of a note that is not a U.S. noteholder.

       Prospective investors should consult with their tax advisors as to the federal, state, local, foreign and any other tax consequences to them of the purchase, ownership and disposition of notes.

Tax Characterization of the Trusts

       Dewey Ballantine LLP, tax counsel to the transferor, is of the opinion that, assuming that the terms of the applicable trust agreement and related documents are complied with, a trust that issues one or more classes of notes to investors and the transferor interest of which is retained by the transferor and/or one of its affiliates will not be an association or publicly traded partnership taxable as a corporation for United States federal income tax purposes.

       The transferor(s) will agree, and the noteholders will agree by their purchase of notes, to treat the notes as debt for federal income tax purposes. Assuming such characterization of the notes, the United States federal income tax consequences to noteholders described below under “— Tax Characterization and Treatment of Notes — Characterization as Debt” would apply to the noteholders.

       If, contrary to the opinion of tax counsel, the IRS successfully asserted that one or more classes of notes did not represent debt for federal income tax purposes, such class or classes of notes might be treated as equity interests in the trust. If so treated, the trust might be treated as a publicly traded partnership taxable as a corporation with potentially adverse tax consequences (and the publicly traded partnership taxable as a corporation would not be able to reduce its taxable income by deductions for interest expense on notes recharacterized as equity). Alternatively, the trust could be treated as a publicly traded partnership that would not be taxable as a corporation because it would meet an applicable safe harbor. Nonetheless, treatment of notes as equity interests in such a partnership could have adverse tax consequences to certain holders of such notes. For example, income to certain tax-exempt entities (including pension funds) would be “unrelated business taxable income,” income to non-U.S. noteholders may be subject to United States withholding tax and United States tax return filing requirements, and individual holders might be subject to certain limitations on their ability to deduct their share of trust expenses.

Tax Characterization and Treatment of the Notes

      Characterization as Debt

For each series of notes, except for any series which is specifically identified as receiving different tax treatment in the related prospectus supplement, tax counsel will deliver its opinion to the effect that the notes will be treated as debt for federal income tax purposes. The transferor(s), the servicer and each noteholder, by acquiring an interest in a note, will agree to treat the notes as indebtedness for federal, state and local income and franchise tax purposes. See “— Tax Characterization of the Trusts” above in this prospectus for a discussion of the potential federal income tax consequences to noteholders if the IRS were successful in challenging the characterization of the notes for federal income tax purposes.

      Treatment of Stated Interest

       Based on tax counsel’s opinion that the notes will be treated as debt for federal income tax purposes, and assuming the notes are not issued with original issue discount or “OID”, the stated interest on a note will be taxable to a noteholder as ordinary income when received or accrued in accordance with each noteholder’s method of tax accounting. Interest received on a note may constitute “investment income” for purposes of some provisions in the Internal Revenue Code limiting the deductibility of investment interest expense.

      Original Issue Discount

       Except to the extent indicated in the related prospectus supplement, no series of Notes will be issued with OID. In general, OID is the excess of the “stated redemption price at maturity” of a debt instrument over its “issue price”, unless the OID is small enough to fall within a statutorily defined de minimis exception. A note’s “stated redemption price at maturity” is the total of all payments required to be made under the note through maturity except “qualified stated interest.” Qualified stated interest is generally interest that is unconditionally payable in cash or property, other than debt instruments of the issuer, at fixed intervals of one year or less during the entire term of the instrument at specified rates. The “issue price” will be the initial price at which a substantial amount of the notes are sold, excluding sales to bond holders, brokers or similar persons acting as underwriters, placement agents or wholesalers.

       Although it is not anticipated, except to the extent indicated in the related prospectus supplement, that any series of notes will be issued at a greater than de minimis discount, a series of notes may nonetheless be deemed to have been issued with OID. First, under Treasury regulations, interest payments on a series of notes may not be deemed “qualified stated interest” if (i) reasonable legal remedies do not exist to compel timely payment or (ii) the notes do not otherwise provide terms and conditions that make the likelihood of late payment (other than a late payment that occurs within a reasonable grace period) or nonpayment a remote contingency. If a series of notes does not pay qualified stated interest, all of the taxable income thereon would be includible in income as OID. Second, the IRS could take the position (under regulations that have not yet been issued pursuant to Section 1272(a)(6) of the Internal Revenue Code) that a series of notes has OID.

       If a note were treated as being issued with OID, a noteholder would be required to include OID in its income as interest over the term of the note under a constant yield method. In general, OID must be included in income in advance of the receipt of cash representing that income. Thus, each cash distribution would be treated as an amount already included in income (to the extent OID has accrued as of the date of the interest distribution and is not allocated to prior distributions), or as a repayment of principal. This treatment would have no significant effect on noteholders using the accrual method of accounting. However, cash method noteholders may be required to report income with respect to the notes in advance of the receipt of cash attributable to such income. In this situation a noteholder would have to rely on other sources to pay the taxes on its OID income. Even if a note has OID falling within the de minimis exception, the noteholder must include such OID in income proportionately as principal payments are made on such note.

       A holder of a note that has a fixed maturity date not more than one year from the issue date of such note, known as a “Short-Term Note”, will generally not be required to include OID income on the note as it accrues. However, the foregoing rule may not apply if such holder holds the instrument as part of a hedging transaction, or as a stripped bond or stripped coupon or if the holder is:

•	an accrual method taxpayer;

•	a bank;

•	a broker or dealer that holds the note as inventory;

•	a regulated investment company or common trust fund; or

•	the beneficial owner of specified pass-through entities specified in the Internal Revenue Code.

       A holder of a Short-Term Note that is not required to include OID income on the note as it accrues will instead include the OID accrued on the note in gross income upon a sale or exchange of the note or at maturity, or if the Short-Term Note is payable in installments, as principal is paid thereon. A holder would be required to defer deductions for any interest expense on an obligation incurred to purchase or carry the Short-Term Note to the extent it does not exceed the sum of any interest income and OID accrued on such note. However, a holder may elect to include OID in income as it accrues on all obligations having a maturity of one year or less held by the holder in that taxable year or thereafter, in which case the deferral rule of the preceding sentence will not apply. For purposes of this paragraph, OID accrues on a Short-Term Note on a straight-line basis, unless the holder irrevocably elects, under regulations to be issued by the Treasury Department, to apply a constant interest method, using the holder’s yield to maturity and daily compounding.

       A holder who purchases a note after its initial distribution at a discount that exceeds a statutorily defined de minimis amount will be subject to the “market discount” rules of the Internal

Revenue Code, and a holder who purchases a note at a premium will be subject to the bond premium amortization rules of the Internal Revenue Code.

      Disposition of Notes

       If a noteholder sells a note, the holder will recognize gain or loss in an amount equal to the difference between the amount realized on the sale and the holder’s adjusted tax basis in the note. The adjusted tax basis of the note to a particular noteholder will equal the holder’s cost for the note, increased by any OID and market discount previously included by such noteholder in income with respect to the note and decreased by any bond premium previously amortized and any payments of principal and OID previously received by such noteholder with respect to such note. Any gain or loss on sale will be capital gain or loss if the note was held as a capital asset, except for gain representing accrued interest or accrued market discount not previously included in income. Capital gain or loss will be long-term if the note was held by the holder for more than one year and otherwise will be short-term. Any capital losses realized generally may be used by a corporate taxpayer only to offset capital gains, and by an individual taxpayer only to the extent of capital gains plus $3,000 of other income.

      Notes Subject to Contingencies

       The United States federal income tax consequences to an owner or seller of notes that provide for one or more contingent payments will vary depending on the exact terms of the notes and related factors. The notes may be subject to rules that differ from the general rules discussed above. The United States federal income tax consequences to a holder of notes that provide for contingent payments will be summarized in the related prospectus supplement.

      Information Reporting and Backup Withholding

       The indenture trustee will be required to report annually to the IRS, and to each related noteholder of record, the amount of interest paid on the notes, and any amount of interest withheld for federal income taxes, for each calendar year, except as to exempt holders (generally, corporations, tax-exempt organizations, qualified pension and profit-sharing trusts, individual retirement accounts, or nonresident aliens who provide certification as to their status). Each holder who is not an exempt holder will be required to provide to the indenture trustee, under penalties of perjury, a certificate containing the holder’s name, address, correct federal taxpayer identification number and a statement that the holder is not subject to backup withholding. Should a noteholder who is not exempt from backup withholding fail to provide the required certification, the indenture trustee will be required to withhold the tax from interest otherwise payable to the holder and pay the withheld amount to the IRS as a credit against the holder’s federal income tax liability.

       Because the transferor will, for federal income tax purposes, treat all notes as indebtedness issued by a trust characterized as either a partnership or a division of whichever person owns all of its transferor interest, the transferor will not comply with the tax reporting requirements that would apply under any alternative characterization of the trust or the notes.

      Tax Consequences to Non-U.S. Noteholders

       A non-U.S. holder who is an individual or corporation (or a person treated as a corporation for federal income tax purposes) holding the notes on its own behalf will not be subject to United States federal income taxes on payments of principal, premium, interest or OID on a note, unless such non-U.S. holder is a direct or indirect 10% or greater shareholder of the trust or a controlled foreign corporation related to the trust. To qualify for the exemption from taxation, the

Withholding Agent, as defined below, must have received a statement from the individual or corporation that:

•	is signed under penalties of perjury by the beneficial owner of the note,

•	certifies that such owner is not a U.S. holder, and

•	provides the beneficial owner’s name and address.

       A “Withholding Agent” is the last U.S. payor (or a non-U.S. payor who is a qualified intermediary, U.S. branch of a foreign person, or withholding foreign partnership) in the chain of payment prior to payment to a non-U.S. holder (which itself is not a Withholding Agent). Generally, this statement is made on an IRS Form W-8BEN, which is effective for the remainder of the year of signature plus three full calendar years unless a change in circumstances makes any information on the form incorrect. Notwithstanding the preceding sentence, a W-8BEN with a U.S. taxpayer identification number will remain effective until a change in circumstances makes any information on the form incorrect, provided that the Withholding Agent reports at least annually to the beneficial owner on IRS Form 1042-S. The beneficial owner must inform the Withholding Agent within 30 days of such change and furnish a new W-8BEN.

       A non-U.S. noteholder who is not an individual or corporation (or a person treated as a corporation for federal income tax purposes) holding the notes on its own behalf may have substantially increased reporting requirements and should consult its tax advisor.

       A non-U.S. noteholder whose income with respect to its investment in a note is effectively connected with the conduct of a U.S. trade or business would generally be taxed as if the holder was a U.S. person provided the holder files IRS Form W-8ECI.

       Certain securities clearing organizations, and other entities who are not beneficial owners, may be able to provide a signed statement to the Withholding Agent. However, in such case, the signed statement may require a copy of the beneficial owner’s W-8BEN (or the substitute form).

       Any capital gain realized on the sale, redemption, retirement or other taxable disposition of a Note by a non-U.S. noteholder will be exempt from United States federal income and withholding tax so long as:

•	the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. noteholder; and

•	in the case of a foreign individual, the non-U.S. noteholder is not present in the United States for 183 days or more in the taxable year.

       If the interest, gain or income on a note held by a non-U.S. noteholder is effectively connected with the conduct of a trade or business in the United States by the non-U.S. noteholder, such holder, although exempt from the withholding tax previously discussed if an appropriate statement is furnished, will generally be subject to United States federal income tax on the interest, gain or income at regular federal income tax rates. In addition, if the non-U.S. noteholder is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent of its “effectively connected earnings and profits” within the meaning of the Internal Revenue Code for the taxable year, subject to adjustment, unless it qualifies for a lower rate under an applicable tax treaty.

STATE AND LOCAL TAX CONSEQUENCES

       In addition to the federal income tax considerations described above under “Material Federal Income Tax Considerations” in this prospectus, potential investors should consider the state and local income and franchise tax consequences of acquiring, owning and disposing of the notes. The activities of servicing and collecting the receivables will be undertaken by the servicer, which is a Delaware corporation. Because of the variation in each state’s tax laws based in whole or in part upon income, state and local income and franchise tax law may differ substantially from the corresponding federal law, and it is thus impossible to predict tax consequences to the noteholders in all of the state taxing jurisdictions in which they are already subject to tax. Accordingly, this discussion does not purport to describe any aspect of the income and franchise tax laws of any state or locality. Therefore, potential investors should consult their own tax advisors with respect to the various state and local tax consequences of an investment in the notes.

ERISA CONSIDERATIONS

       Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit a pension, profit-sharing or other employee benefit plan, as well as individual retirement accounts and Keogh Plans, from engaging in specified transactions with persons that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to such plan. A violation of these “prohibited transaction” rules may result in an excise tax or other penalties and liabilities under ERISA and the Internal Revenue Code for such persons.

       Some transactions involving a trust might be deemed to constitute prohibited transactions under ERISA and the Internal Revenue Code for a plan that purchases notes issued by that trust if assets of that trust were deemed to be assets of the plan. Under a regulation issued by the U.S. Department of Labor, DOL Regulation Section 2510.3-101, the assets of a trust would be treated as plan assets of a plan for the purposes of ERISA and the Internal Revenue Code only if the plan acquired an “equity interest” in that trust and none of the exceptions contained in the regulation was applicable. An equity interest is defined under the regulation as an interest other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features. Although there is little guidance on the subject, the transferor believes that the notes issued by any trust should be treated at the time of issuance as indebtedness without substantial equity features for purposes of the regulation. The debt treatment of notes could change subsequent to their issuance if the issuing trust incurs losses. Other exceptions, if any, from application of the regulation available for the notes of any series will be discussed in the related prospectus supplement.

       Without regard to whether notes are treated as equity interests for purposes of the above regulation, the acquisition or holding of notes by or on behalf of a plan or an entity whose underlying assets include “plan assets” of a plan could be considered to give rise to a prohibited transaction if the trust issuing the notes or any of its affiliates is or becomes a party in interest or a disqualified person with respect to that plan. Limited exemptions from the prohibited transaction rules could be applicable to the purchase and holding of notes by a plan depending on the type and circumstances of the plan fiduciary making the decision to acquire the notes. Included among these exemptions are the following U.S. Department of Labor prohibited transaction class exemptions:

•	PTCE 84-14, relating to transactions determined by independent “qualified professional asset managers”;

•	PTCE 90-1, relating to transactions involving insurance company pooled separate accounts;

•	PTCE 91-38, relating to transactions involving bank collective investment funds;

•	PTCE 95-60, relating to transactions involving insurance company general accounts; and

•	PTCE 96-23, relating to transactions determined by “in-house asset managers”.

       Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, and some church plans, as defined in Section 3(33) of ERISA, are not subject to ERISA requirements. Accordingly, the assets of these plans may be invested in the notes, subject to the provisions of other applicable federal, state and local law.

       Fiduciaries or other persons contemplating purchasing a note on behalf or with plan assets of any plan should consult their own counsel regarding whether the assets of the trust issuing the notes would be considered “plan assets”, the consequences that would apply if these trust assets were considered “plan assets”, and the availability of exemptive relief from the prohibited transaction rules.

       Finally, plan fiduciaries and other plan investors should consider the fiduciary standards under ERISA or other applicable law in the context of the plan’s particular circumstances before authorizing an investment of a portion of the plan’s assets in the notes. Among other factors, plan fiduciaries and other plan investors should consider whether the investment:

•	satisfies the diversification requirement of ERISA or other applicable law,

•	is in accordance with the plan’s governing instruments, and

•	is prudent in light of the “Risk Factors” and other factors discussed in this prospectus and the prospectus supplement.

PLAN OF DISTRIBUTION

       Subject to the terms and conditions set forth in an underwriting agreement or other similar agreement that may be entered into for each series of notes, the transferor will cause the notes to be issued by the issuing trust to be sold to each of the underwriters named in that underwriting agreement and in the prospectus supplement. Each underwriter will severally agree to purchase from the related trust, the principal balance of notes set forth in that underwriting agreement and in the prospectus supplement, subject to proportional adjustment on the terms and conditions set forth in the related underwriting agreement in the event of an increase or decrease in the aggregate amount of notes offered by this prospectus and the prospectus supplement.

       In each underwriting agreement, the several underwriters will agree, subject to the terms and conditions of that underwriting agreement, to purchase all the notes offered by this prospectus and the prospectus supplement if any of those notes are purchased. In the event of a default by any underwriter, the underwriting agreement will provide that, in particular circumstances, purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

       The prospectus supplement will set forth the price at which the related series or classes of notes being offered initially will be offered to investors and any concessions that may be offered to dealers participating in the offering of those notes. After the initial public offering, the public offering price and such concessions may be changed.

       Each underwriting agreement or similar agreement will provide that the transferor will indemnify the related underwriters against some liabilities, including liabilities under the Securities Act of 1933.

       The place and time of delivery for any series of notes with respect to which this prospectus is delivered will be set forth in the prospectus supplement.

REPORTS TO NOTEHOLDERS

       The servicer will prepare monthly and annual reports that will contain information about the related trust. The financial information contained in the reports will not be prepared in accordance with generally accepted accounting principles. Unless and until definitive notes are issued, these reports will be sent to Cede & Co. which is the nominee of The Depository Trust Company and the registered holder of the notes. No financial reports will be sent to you. See “Description of the Notes — Book-Entry Registration,” “— Reports to Noteholders” and “Description of the Transfer and Servicing Agreement — Evidence of Compliance” above in this prospectus.

GLOSSARY

       “addition date” means, for an additional account designated for a trust, the date on which receivables arising in connection with that account are first transferred to that trust.

       “additional cut-off date” means, for an additional account designated for a trust, the date on which that account is designated for that trust.

       “adjusted invested amount” means, for any series as of any date, an amount equal to that series’ invested amount as of that date, minus the amount then on deposit in that series’ principal funding account (excluding amounts relating to investment earnings).

       “adjusted pool balance” means, as of any date of determination, the sum of the pool balance as of that date, plus the amount then on deposit in the excess funding account (excluding amounts relating to investment earnings).

       “adjustment payment” has the meaning specified under “Description of the Notes — General” on page 27 of this prospectus.

       “available principal” means, for any series, the principal collections allocable to that series, together with any other amounts treated as principal and, if applicable, any shared principal collections available for that series.

       “available subordinated amount” has, for any series, the meaning specified in the related prospectus supplement.

       “Clearstream” means Clearstream Banking, société anonyme.

       “collection period” means the period from and including the first day of a calendar month to and including the last day of that calendar month.

       “controlled accumulation period” means, if so specified in the related prospectus supplement, the period during which principal is accumulated in specified amounts per month for a series or class and paid on an expected final payment date. If applicable, the controlled accumulation period for any series or class starts on the date specified in the related prospectus supplement and ends on the earlier of:

(1)	the end of the collection period preceding the distribution date on which the notes of that series or class will be paid in full; and

(2)	the close of business on the day immediately preceding the date on which an early amortization period or an early accumulation period for that series or class begins.

       “controlled amortization period” means, if so specified in the related prospectus supplement, the period during which principal is paid in fixed amounts at scheduled intervals for a series or class. If applicable, the controlled amortization period for any series or class starts on the date specified in the related prospectus supplement and ends on the earlier of:

(1)	the end of the collection period preceding the distribution date on which the notes of that series or class will be paid in full; and

(2)	the close of business on the day immediately preceding the date on which an early amortization period or an early accumulation period for that series or class begins.

       “credit enhancement percentage” means the percentage interest of credit enhancement providers.

       “defaulted amount” means, for any trust for any determination date, an amount (never less than zero) equal to:

(1)	the principal amount of receivables owned by that trust that became defaulted receivables during the related collection period; plus

(2)	if applicable, the principal portion of the trust’s interests in other floorplan assets that defaulted during the related collection period; minus

(3)	the principal amount of the defaulted receivables or interests in other floorplan assets that are to be reassigned to the transferor during the month (except that this amount will be zero if events of bankruptcy, insolvency or receivership have occurred with respect to the transferor); minus

(4)	the principal amount of the defaulted receivables or interests in other floorplan assets that are to be purchased by the servicer during the month (except that this amount will be zero if events of bankruptcy, insolvency or receivership have occurred with respect to the servicer).

       “defaulted receivable” means each receivable that on any date:

(1)	has been charged off as uncollectible on or before that date in accordance with the servicer’s customary policies and procedures for servicing dealer floorplan receivables comparable to receivables owned by the applicable trust; or

(2)	remains outstanding and owned by the trust after the expiration of six consecutive calendar months from the date on which the account giving rise to such receivable was redesignated pursuant to the transfer and servicing agreement after the account became performance impaired.

       “definitive notes” means notes issued in fully registered, certificated form.

       “determination date” means, for any distribution date, the day that is two business days before that distribution date.

       “early accumulation period” means, if so specified in the related prospectus supplement, the period during which principal is accumulated in varying amounts each month based on the amount of principal receivables collected following an amortization event. If applicable, unless otherwise specified in the related prospectus supplement, the early accumulation period for a series or class begins on the first day of the collection period in which an amortization event occurs and ends on the earliest of:

(1)	the end of the collection period preceding the distribution date on which the notes of that series or class will be paid in full;

(2)	the final maturity date for that series; and

(3)	the trust termination date.

       If the servicer is required to make daily deposits of collections into the collection account, the early accumulation period begins on the day an amortization event occurs.

       “early amortization period” means the period during which principal is paid in varying amounts each month based on the amount of principal receivables collected following an amortization event. Unless otherwise specified in the related prospectus supplement, the early amortization period for a series or class begins on the first day of the collection period in which an amortization event occurs and ends on the earliest of:

(1)	the end of the collection period preceding the distribution date on which the notes of that series or class will be paid in full;

(2)	the final maturity date for that series; and

       (3) the trust termination date.

       If the servicer is required to make daily deposits of collections into the collection account, the early amortization period begins on the day an amortization event occurs.

       “eligible account” has the meaning specified under “Description of the Transfer and Servicing Agreement — Eligible Accounts” on page 54 of this prospectus.

       “eligible institution” means:

(1)(a)	a depository institution, which may include the owner trustee or the indenture trustee; (b) a person organized under the laws of the United States or any state of the United States, including the District of Columbia, or any domestic branch of a foreign bank; and (c) which at all times is a member of the FDIC and has either a long-term unsecured debt rating or a certificate of deposit rating acceptable to each rating agency designated by the transferor to rate a series or class of notes; or

(2)	any other institution acceptable to each rating agency designated by the transferor to rate a series or class of notes.

       “eligible investments” means securities, instruments, security entitlements or other investment property which evidence:

(1)	direct obligations of, or obligations fully guaranteed as to timely payment by, the United States of America;

(2)	demand deposits, time deposits or certificates of deposit, having original maturities of no more than 365 days, of depository institutions or trust companies incorporated under the laws of the United States or any state of the United States, including the District of Columbia, or domestic branches of foreign banks, and subject to supervision and examination of federal or state banking or depository institution authorities; provided that at the time of the trust’s investment or contractual commitment to invest, the short-term debt rating of that depository institution or trust company will be in the highest rating category of Standard & Poor’s, Fitch (if rated by Fitch) and Moody’s;

(3)	commercial paper, having original or remaining maturities of no more than 30 days, having, at the time of the trust’s investment or contractual commitment to invest, a rating in the highest rating category of Standard & Poor’s, Fitch (if rated by Fitch) and Moody’s;

(4)	demand deposits, time deposits and certificates of deposit which are fully insured by the FDIC having, at the time of the trust’s investment, a rating in the highest rating category of Standard & Poor’s, Fitch (if rated by Fitch) and Moody’s;

(5)	bankers’ acceptances, having original maturities of no more than 365 days, issued by any depository institution or trust company referred to in clause (2) above;

(6)	money market funds having, at the time of the trust’s investment, a rating in the highest rating category of Standard & Poor’s, Fitch (if rated by Fitch) and Moody’s, including funds for which the indenture trustee or any of its affiliates is investment manager or advisor;

(7)	time deposits, having maturities not later than the next distribution date, other than those referred to in clause (4) above, with a person whose commercial paper has a credit rating satisfactory to Standard & Poor’s, Fitch (if rated by Fitch) and Moody’s; or

(8)	any other investment upon receipt of written confirmation from each rating agency that the additional form of investment will not result in a reduction or withdrawal of its rating of any outstanding series or class.

       “eligible receivable” has the meaning specified under “Description of the Transfer and Servicing Agreement — Eligible Receivables” on page 55 of this prospectus.

       “ERISA” means the Employee Retirement Income Security Act of 1974.

       “expected final payment date” means, for any series, the date specified in the related prospectus supplement.

       “event of default” has the meaning specified under “Description of the Indenture — Events of Default; Rights Upon Event of Default” on page 44 of this prospectus.

       “final maturity date” means, for any series, the date specified in the related prospectus supplement.

       “foreign person” means any holder of a note who, as to the United States, is a nonresident alien individual or a foreign corporation.

       “funding period” means, for any series, the period, not exceeding one year, from that series’ closing date to the earlier of:

(1)	the date on which the series’ amount invested in principal receivables equals the principal balance of the notes of that series; and

(2)	the date specified in the related prospectus supplement.

       “interest collections” means, with respect to a trust, the sum of:

(1)	all collections of interest receivables owned by that trust and, if applicable, the non-principal portion of the trust’s interests in other floorplan assets; plus

(2)	all net investment earnings on amounts on deposit in the collection account and the excess funding account; plus

(3)	all amounts received, including any insurance proceeds, by the transferor or the servicer for application against defaulted receivables or, if applicable, interests in other floorplan assets that have defaulted.

       “interest receivables” means, in connection with a designated account:

(1)	all amounts billed and payable by the related dealer with respect to the receivables in that account pursuant to the related floorplan financing agreement with Ford Credit that constitute (a) interest and (b) other non-principal and non-interest charges, including flat charges established by Ford Credit from time to time to cover miscellaneous costs; and

(2)	all adjustment fees payable by Ford to Ford Credit under the sale and assignment agreement between the two parties.

       “Internal Revenue Code” means the Internal Revenue Code of 1986.

       “invested amount” means, for any series as of any date of determination, an amount equal to:

(1)	the initial principal balance of the notes of that series; minus

(2)	the amount of principal previously paid to the noteholders of that series; minus

(3)	the cumulative amount of unreimbursed reallocated principal collections for that series immediately before that date; minus

(4)	the cumulative amount of unreimbursed investor charge-offs for that series immediately before that date.

If so specified in the prospectus supplement relating to any series of notes, under limited circumstances the invested amount may be further adjusted by funds on deposit in any specified account and any other amounts specified in the prospectus supplement.

       “investor charge-offs” means, for any series, the excess of the investor default amount for that series over the amount available to reimburse such investor default amount as described in the prospectus supplement.

       “investor default amount” means, for any series, the applicable investor percentage of the defaulted amount allocated to that series.

       “investor percentage” means for any class or series, the investor percentage as specified in the related prospectus supplement.

       “note owner” means the beneficial owner of a note.

       “other floorplan assets” means pooled participation receivables, purchased participation receivables, syndicated receivables and third-party financed in-transit receivables.

       “paying agent” means the indenture trustee, acting as the initial paying agent, together with any successor to the indenture trustee acting in that capacity, and any person specified in an indenture supplement to act in that capacity for the related series.

       “person” means any legal person, including any individual, corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization, governmental entity or other entity of similar nature.

       “pool balance” means, for any trust as of any date of determination, the total amount of the trust’s principal receivables and, if applicable, the principal portion of the trust’s interests in any other floorplan assets on that date.

       “principal collections” means, with respect to a trust, the sum of:

(1)	all collections of principal receivables owned by that trust; plus

(2)	if applicable, all collections of the principal portion of the trust’s interests in other floorplan assets; plus

(3)	all amounts representing payments by related dealers under cash management agreements entered into by such dealers with Ford Credit as described under “Ford Credit’s Dealer Floorplan Financing Business — Payment Terms” in this prospectus;

excluding, in all cases, all amounts recovered on defaulted receivables and on the trust’s interests in any other floorplan assets that defaulted. Assignments by a trust to the transferor of the rights to receive payments from dealers upon delivery of purchased Ford-manufactured or -distributed new vehicles in exchange for related advances made by Ford Credit under the related floorplan financing agreements will not be included as a part of principal collections.

       “principal receivables” means, in connection with a designated account, the amounts shown on the servicer’s records as receivables, other than interest receivables, that are payable by the related dealer under the sales and service agreement with Ford that has been assigned by Ford to Ford Credit or under the related floorplan financing agreement with Ford Credit.

       “qualified trust account” means either a segregated trust account established with the corporate trust department of the indenture trustee or a segregated account with an eligible institution.

       “rating agency” means any rating agency designated by the transferor to rate the notes of a series or class issued by the related trust.

       “required federal income tax opinion” means, with respect to a trust as to any action, an opinion of counsel to the effect that, for federal income tax purposes:

(1)	the action will not adversely affect the tax characterization as debt of the notes of any outstanding series or class issued by that trust that were characterized as debt at the time of their issuance;

(2)	the action will not cause that trust to be treated as an association (or publicly traded partnership) taxable as a corporation; and

(3)	the action will not cause or constitute an event in which gain or loss would be recognized by any holder of notes issued by that trust.

       “required pool balance” means, for any trust as of any date, the sum of:

(1)	the sum of the respective products for all series issued by that trust of the required pool percentages for each of these series as specified in their indenture supplements, times their initial invested amounts; plus

(2)	if applicable, the sum of the respective required subordinated amounts for each series issued by that trust as specified in their indenture supplements.

       “required transferor amount” means, for any trust as of any date, the sum of:

(1)	the sum of the respective products for all series issued by that trust of (a) the excess of the required pool percentages for each of these series as specified in their indenture supplements over 100%, times (b) their initial invested amounts; plus

(2)	if applicable, the sum of the respective required subordinated amounts for each series issued by that trust as specified in their indenture supplements.

       “revolving period” means, for any series, a period during which the related trust will not pay or accumulate principal for payment to the noteholders of that series. The revolving period for a series or class begins on the closing date for that series or class, as specified in the related prospectus supplement, and ends on the close of business on the day immediately preceding the date on which an amortization period or an accumulation period for that series begins.

       “series cut-off date” means, for any series, the date specified as such in the related prospectus supplement.

       “series enhancer” means any provider of enhancement and/or any issuer or provider of any third-party credit enhancement.

       “servicer default” has the meaning specified under “Description of the Transfer and Servicing Agreement — Servicer Default” on page 62 of this prospectus.

       “significant adverse effect” means any action that:

(1)	causes an amortization event or an event of default to occur; or

(2)	materially and adversely effects the amount or timing of payments to be made to the noteholders of any series or class.

       “status” means a classification that Ford Credit may assign to a dealer by reason of the dealer’s failure to make any principal or interest payments when due under the floorplan financing agreement or the occurrence of bankruptcy, insolvency, receivership, liquidation or other similar events relating to the dealer.

       “supplemental interest” means a certificated or uncertificated interest in the transferor interest.

       “transferor amount” means, with respect to a trust as of any date of determination, the excess of the adjusted pool balance on that date, over the sum of the adjusted invested amounts as of that date of all series issued by that trust.

       “transferor certificate” means a certificate evidencing an interest in the transferor interest.

       “transferor interest” means, with respect to a trust, an interest that represents the right to receive all cash flows from the trust assets not required to make payments on the notes or to enhancement providers.

       “transferor percentage” means, with respect to a trust, a percentage equal to:

(1)	100%; minus

(2)	the total investor percentages for all outstanding series issued by that trust for allocating the asset or amount in question; minus

(3)	the total credit enhancement percentages for all outstanding series issued by that trust, if applicable.

       “trust available subordinated amount” means, with respect to a trust as of any date of determination, the sum of the available subordinated amounts as of that date for all series issued by that trust.

       “trust portfolio” means, with respect to a trust, the pool of receivables arising in connection with designated accounts for that trust and, if applicable, any interests in other floorplan assets owned by that trust.

       “trust termination date” means, with respect to a trust, the date on which that trust will terminate as specified in the related prospectus supplement.

ANNEX A

CLEARANCE, SETTLEMENT AND TAX DOCUMENTATION PROCEDURES

       NOTICE TO INVESTORS: THIS ANNEX A IS AN INTEGRAL PART OF THE INFORMATION MEMORANDUM TO WHICH IT IS ATTACHED.

       Except in limited circumstances, the securities will be available only in book-entry form. Investors in the securities may hold the securities through any of DTC, Clearstream or Euroclear. The securities will be tradable as home market instruments in both the European and U.S. domestic markets. Initial settlement and all secondary trades will settle in same-day funds.

       Secondary market trading between investors through Clearstream and Euroclear will be conducted in the ordinary way in accordance with the normal rules and operating procedures of Clearstream and Euroclear and in accordance with conventional eurobond practice, which is seven calendar day settlement.

       Secondary market trading between investors through DTC will be conducted according to DTC’s rules and procedures applicable to U.S. corporate debt obligations.

       Secondary cross-market trading between Clearstream or Euroclear and DTC participants holding securities will be effected on a delivery-against-payment basis through the respective Depositaries of Clearstream and Euroclear and as DTC participants.

       Non-U.S. holders of global securities will be subject to U.S. withholding taxes unless the holders meet a number of requirements and deliver appropriate U.S. tax documents to the securities clearing organizations or their participants.

Initial Settlement

       All securities will be held in book-entry form by DTC in the name of Cede & Co. as nominee of DTC. Investors’ interests in the securities will be represented through financial institutions acting on their behalf as direct and indirect participants in DTC. As a result, Clearstream and Euroclear will hold positions on behalf of their participants through their relevant depository which in turn will hold these positions in their accounts as DTC participants.

       Investors electing to hold their securities through DTC will follow DTC settlement practices. Investor securities custody accounts will be credited with their holdings against payment in same-day funds on the settlement date.

       Investors electing to hold their securities through Clearstream or Euroclear accounts will follow the settlement procedures applicable to conventional eurobonds, except that there will be no temporary security and no lock-up or restricted period. Securities will be credited to the securities custody accounts on the settlement date against payment in same-day funds.

Secondary Market Trading

       Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

      Trading between DTC Participants

       Secondary market trading between DTC participants will be settled using the procedures applicable to asset-back securities issues in same-day funds.

      Trading between Clearstream or Euroclear Participants

       Secondary market trading between Clearstream participants or Euroclear participants will be settled using the procedures applicable to conventional eurobonds in same-day funds.

      Trading between DTC, Seller and Clearstream or Euroclear Participants

       When securities are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser will send instructions to Clearstream or Euroclear through a Clearstream participant or Euroclear participant at least one business day prior to settlement. Clearstream or Euroclear will instruct the relevant depository, as the case may be, to receive the securities against payment. Payment will include interest accrued on the securities from and including the last coupon distribution date to and excluding the settlement date, on the basis of the actual number of days in the accrual period and a year assumed to consist of 360 days. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. Payment will then be made by the relevant depository to the DTC participant’s account against delivery of the securities. After settlement has been completed, the securities will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the Clearstream participant’s or Euroclear participant’s account. The securities credit will appear the next day, European time and the cash debt will be back-valued to, and the interest on the global securities will accrue from, the value date, which would be the preceding day when settlement occurred in New York. If settlement is not completed on the intended value date and the trade fails, the Clearstream or Euroclear cash debt will be valued instead as of the actual settlement date.

       Clearstream participants and Euroclear participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to preposition funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within Clearstream or Euroclear. Under this approach, they may take on credit exposure to Clearstream or Euroclear until the securities are credited to their account one day later.

       As an alternative, if Clearstream or Euroclear has extended a line of credit to them, Clearstream participants or Euroclear participants can elect not to preposition funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, Clearstream participants or Euroclear participants purchasing securities would incur overdraft charges for one day, assuming they cleared the overdraft when the securities were credited to their accounts. However, interest on the securities would accrue from the value date. Therefore, in many cases the investment income on the global securities earned during that one-day period may substantially reduce or offset the amount of the overdraft charges, although the result will depend on each Clearstream participant’s or Euroclear participant’s particular cost of funds.

       Since the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for crediting global securities to the respective European depository for the benefit of Clearstream participants or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participants a cross-market transaction will settle no differently than a trade between two DTC participants.

      Trading between Clearstream or Euroclear Seller and DTC Purchaser

       Due to time zone differences in their favor, Clearstream participants and Euroclear participants may employ their customary procedures for transactions in which securities are to be transferred by the respective clearing system, through the respective depository, to a DTC participant. The seller will send instructions to Clearstream or Euroclear through a Clearstream participant or Euroclear participant at least one business day prior to settlement. In these cases

Clearstream or Euroclear will instruct the respective depository, as appropriate, to credit the securities to the DTC participant’s account against payment. Payment will include interest accrued on the securities from and including the last interest payment to and excluding the settlement date on the basis of the actual number of days in the accrual period and a year assumed to consist of 360 days. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. The payment will then be reflected in the account of Clearstream participant or Euroclear participant the following day, and receipt of the cash proceeds in the Clearstream participant’s or Euroclear participant’s account would be back-valued to the value date, which would be the preceding day, when settlement occurred in New York. In the event that the Clearstream participant or Euroclear participant has a line of credit with its respective clearing system and elects to be in debt in anticipation of receipt of the sale proceeds in its account, the back-valuation will extinguish any overdraft incurred over that one-day period. If settlement is not completed on the intended value date and the trade fails, receipt of the cash proceeds in the Clearstream participant’s or Euroclear participant’s account would instead be valued as of the actual settlement date.

       Finally, day traders that use Clearstream or Euroclear and that purchase global securities from DTC participants for delivery to Clearstream participants or Euroclear participants may wish to note that these trades would automatically fail on the sale side unless affirmative action is taken. At least three techniques should be readily available to eliminate this potential problem:

•	borrowing through Clearstream or Euroclear for one day, until the purchase side of the trade is reflected in their Clearstream or Euroclear accounts in accordance with the clearing system’s customary procedures;

•	borrowing the securities in the U.S. from a DTC participant no later than one day prior to settlement, which would give the securities sufficient time to be reflected in their Clearstream or Euroclear account in order to settle the sale side of the trade; or

•	staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Clearstream participant or Euroclear participant.

Certain U.S. Federal Income Tax Documentation Requirements

       A beneficial owner of securities holding securities through Clearstream or Euroclear (or through DTC if the holder has an address outside the U.S.) will be subject to the 30% U.S. withholding tax that generally applies to payments of interest (including original issue discount) on registered debt issued by U.S. Persons, unless:

       (i) each clearing system, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business in the chain of intermediaries between such beneficial owner and the U.S. entity required to withhold tax complies with applicable certification requirements;

       (ii) such beneficial owner takes one of the following steps to obtain an exemption or reduced tax rate.

       This summary does not deal with all aspects of U.S. federal income tax withholding that may be relevant to foreign holders of the securities as well as the application of the withholding regulations. You should consult your own tax advisors for specific advice regarding the holding and disposing of the securities.

Exemption for Non-U.S. Persons - Form W-8BEN.

       Beneficial owners of securities that are Non-U.S. Persons, as defined below, generally can obtain a complete exemption from the withholding tax by filing a signed Form W-8BEN

(Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding). Generally, a Form W-8BEN provided without a U.S. taxpayer identification number (TIN) is valid for a period of three years beginning on the date that the form is signed. If the information shown on Form W-8BEN changes, a new Form W-8BEN must be filed within 30 days of the change. A Form W-8BEN provided with a U.S. TIN is valid until a change in circumstances renders any information on the form incorrect, provided that the withholding agent reports on Form 1042-S at least one payment annually to such beneficial owner.

      Exemption for Non-U.S. Persons with effectively connected income - Form W-8ECI

       A Non-U.S. Person may claim an exemption from U.S. withholding on income effectively connected with the conduct of a trade or business in the United States by filing Form W-8ECI (Certificate of Foreign Person’s Claim for Exemption from Withholding on Income Effectively Connected with the Conduct of a Trade or Business in the United States). The Form W-8ECI is valid for a period of three years beginning on the date that the form is signed. If the information shown on Form W-8ECI changes, a new Form W-8ECI must be filed within 30 days of the change.

      Exemption or reduced rate for Non-U.S. Persons resident in treaty countries - Form W-8BEN.

       A Non-U.S. Person may claim treaty benefits by filing Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding). Generally, a Form W-8BEN provided without a U.S. taxpayer identification number (TIN) is valid for a period of three years beginning on the date that the form is signed. If the information shown on Form W-8BEN changes, a new Form W-8BEN must be filed within 30 days of the change. A Form W-8BEN provided with a U.S. TIN is valid until a change in circumstances renders any information on the form incorrect, provided that the withholding agent reports on Form 1042-S at least one payment annually to such beneficial owner.

      Exemption for U.S. Persons (Form W-9).

       U.S. Persons can obtain a complete exemption from the withholding tax by filing Form W-9 (Payer’s Request for Taxpayer Identification Number and Certification).

       A “U.S. Person” is:

       (i) a citizen or resident of the United States;

       (ii) a corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof;

       (iii) an estate that is subject to U.S. federal income tax regardless of the source of its income; or

       (iv) a trust if a court within the United States can exercise primary supervision over its administration and at least one United States person has the authority to control all substantial decisions of the trust.

       A “Non-U.S. Person” is any person who is not a U.S. Person.

Ford Credit Floorplan Master Owner Trust A

Issuer

Ford Credit Floorplan Corporation

Ford Credit Floorplan LLC
Transferors

Ford Motor Credit Company

Seller and Servicer

Series 2005-1

$            ●            Class A Floating Rate Asset Backed Notes
$            ●            Class B Floating Rate Asset Backed Notes

PROSPECTUS SUPPLEMENT

ABN AMRO Incorporated

Barclays Capital
Credit Suisse First Boston

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information.

     We are not offering the notes in any state where the offer is not permitted.

     We do not claim the accuracy of the information in this prospectus supplement and the accompanying prospectus as of any date other than the dates stated on their respective covers.

     Dealers will deliver a prospectus supplement and prospectus when acting as underwriters of the notes and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the notes will deliver a prospectus supplement and prospectus until        ●       , 2005.